UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a - 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

COMSTOCK RESOURCES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COMSTOCK RESOURCES, INC.

Notice of 2018 Annual Meeting of Stockholders

and Proxy Statement

Please Complete, Sign, Date And Return Your Proxy Promptly

August 10, 2018 10:00 A.M. Comstock Resources, Inc. Corporate Headquarters 5300 Town and Country Blvd. Suite 300 Frisco, Texas 75034

To the Stockholders of Comstock Resources, Inc.:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Comstock Resources, Inc. The meeting will be held at 10:00 a.m., local time, on August 10, 2018, at the Company’s headquarters at 5300 Town and Country Blvd., 3rd Floor, in Frisco, Texas. Our Board of Directors and management look forward to greeting those of you who are able to attend in person.

At this year’s Annual Meeting, you will be asked to vote on items more fully addressed in our Notice of Annual Meeting of Stockholders, including:

•	Proposal 1: To approve the issuance of up to 88,571,429 shares of our common stock to Arkoma Drilling, L.P. and Williston Drilling, L.P. in accordance with the Contribution Agreement;

•	Proposal 2: To adopt the Second Amended and Restated Articles of Incorporation;

•	Proposal 3: To elect nine director nominees to our Board of Directors; and

•	Proposal 4: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2018.

While approval of Proposals 3 and 4 will not be conditioned on the approval of any other proposals, the approval of each of Proposals 1 and 2 will be conditioned on the approval of the other.

We know that most of our stockholders will not be attending the Annual Meeting in person. As a result, our Board of Directors is soliciting proxies so that each stockholder has an opportunity to have their shares represented at the Annual Meeting. If you do not plan to attend, please vote your shares by internet, by telephone, or, if you received our proxy materials by mail, by returning the accompanying proxy card, as soon as possible so that your shares will be voted at the meeting. Instructions on how to vote can be found in our proxy statement.

On behalf of the Board of Directors and management, thank you for your cooperation and continued support.

Sincerely,

M. Jay Allison
Chairman of the Board and
Chief Executive Officer

COMSTOCK RESOURCES, INC.

Notice of Annual Meeting of Stockholders

August 10, 2018

10:00 a.m. Central Time

Location:	Company Headquarters 5300 Town and Country Blvd., 3rd Floor Frisco, Texas 75034

ITEMS OF BUSINESS

1.	To approve the issuance of up to 88,571,429 shares of our common stock in exchange for acquiring certain assets.
2.	To adopt the Second Amended and Restated Articles of Incorporation.
3.	To elect nine director nominees to our Board of Directors.
4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2018.
5.	To transact any other business as may properly come before the meeting or any adjournment thereof.

While approval of Proposals 3 and 4 will not be conditioned on the approval of any other proposals, the approval of each of Proposals 1 and 2 will be conditioned on the approval of the other.

RECORD DATE

July 9, 2018

ANNUAL REPORT

Our Annual Report to Stockholders for the year ended December 31, 2017, which is not a part of the proxy solicitation materials, is available on our website at www.comstockresources.com. If you received a printed copy of the proxy materials, a printed Annual Report was enclosed.

PROXY VOTING

Stockholders of record may vote in person at the meeting, but may also appoint proxies to vote their shares in one of three ways, by:

• Telephone	• Mail	• Internet

If your shares are held by a bank, broker or other holder of record, you may appoint proxies to vote your shares on your behalf as instructed by that bank, broker or other holder of record. If your shares are held by any such person or entity, you may obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.

Any proxy may be revoked at any time before it is exercised at the meeting.

By Order of the Board of Directors,

Roland O. Burns
Secretary

SUMMARY TERM SHEET OF THE

TRANSACTIONS CONTEMPLATED BY PROPOSAL 1 AND PROPOSAL 2

At the Annual Meeting, you will be asked to vote on a proposal to approve, as required by Sections 312.03(c) and 312.03(d) of the New York Stock Exchange (“NYSE”) Listed Company Manual, the issuance of up to 88,571,429 newly issued shares of our common stock, to Arkoma Drilling, L.P. (“Arkoma”) and Williston Drilling, L.P. (“Williston”) pursuant to a Contribution Agreement (the “Contribution Agreement”) (see Proposal 1 in this proxy statement) and a related amendment and restatement of our Restated Articles of Incorporation (see Proposal 2 in this proxy statement). As discussed in more detail in this proxy statement beginning on page 12, on May 9, 2018, we entered into the Contribution Agreement with Arkoma and Williston pursuant to which they agreed to contribute to us working interests in oil and natural gas assets in North Dakota and Montana producing from the Bakken shale in the Williston Basin (the “Bakken Shale Properties”) in exchange for the issuance of up to 88,571,429 newly issued shares of our common stock (the “Jones Issuance”). The following is a summary term sheet of the transactions contemplated under the Contribution Agreement (the “Jones Transactions”).

Transaction Consideration:

See Page 12

At the closing of the Jones Transactions, we will issue to Arkoma and Williston an aggregate of up to 88,571,429 newly issued shares of our common stock, $0.50 par value per share, as may be adjusted downward pursuant to the Contribution Agreement.

Adjustment of Number of Shares to be Issued:

See Page 14

The total number of shares to be issued is subject to downward adjustment for decreases in the value of the Bakken Shale Properties due to title defects, environmental defects, casualty losses, exercises of preferential rights to purchase, or failure to obtain material consents, net of increases in the Bakken Shale Properties due to title benefits.

Closing Conditions:

See Page 14	In addition to customary closing conditions, the respective obligations of each party to consummate the Jones Transactions are subject to the following conditions:

•	Approval by our stockholders, as required by the rules of the NYSE, of the Jones Issuance (Proposal 1 in this proxy statement).

•

Approval by our stockholders of the adoption our Second Amended and Restated Articles of Incorporation, which contains certain amendments required to be adopted under the Contribution Agreement (Proposal 2 in this proxy statement).

•	Expiration or early termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

•	The number of shares to be issued pursuant to the Jones Issuance shall exceed 81% of our outstanding common stock on the closing date.

•

Arkoma and Williston shall have received a tax opinion that the Jones Transactions will qualify as a tax-free exchange within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended.

•

We shall have obtained a new revolving credit facility and a new senior unsecured notes issuance, in each case (i) having such terms as are acceptable to Arkoma and Williston in their sole discretion and (ii) in an amount as will be sufficient to refinance substantially all of our existing long-term indebtedness.

Each of the conditions described above is waivable by the parties if permitted by applicable law. We will not be permitted to waive the closing condition for stockholder approval of the Jones Issuance under applicable rules of the NYSE or the adoption of the Second Amended and Restated Articles of

Incorporation. We expect these conditions to be satisfied prior to the closing of the Jones Transactions, but we may waive any unsatisfied condition to the extent permitted.

We will not resolicit stockholders’ approval of Proposal 1 or Proposal 2 in the event a condition to closing is waived.

Termination Rights:

See Page 14	The Contribution Agreement may be terminated under the following circumstances:

•	if the required vote of our stockholders is not obtained;

•	by mutual written consent;

•	if the closing has not been consummated on or before October 31, 2018;

•	if the consummation of the Jones Transactions is prohibited by law; or

•	a breach of our or Arkoma’s and Williston’s representations, warranties or obligations.

Additionally, the Contribution Agreement may be terminated (a) by us under certain conditions in order to enter into an unsolicited alternate transaction meeting certain specified criteria and subject to certain exceptions or (b) by Arkoma and Williston, if our Board of Directors has changed its recommendation for our stockholders to approve the items subject to stockholder approval or if we or our affiliates have failed to fulfill certain obligations under the Contribution Agreement.

Termination Fee:

See Page 14

If the Contribution Agreement is terminated by Arkoma and Williston due to a change in our Board of Directors’ recommendation in favor of the Jones Issuance or if we or our affiliates have failed to fulfill certain obligations under the Contribution Agreement or by us to enter into an alternative transaction meeting certain criteria, then we will be required to pay to Arkoma and Williston a termination fee of $12.4 million less any expenses of Arkoma and Williston previously paid by us. Alternatively, if the Contribution Agreement is terminated by either us or Arkoma and Williston as a result of the failure to obtain the necessary stockholder approvals, we will be obligated to reimburse Arkoma and Williston for its costs and expenses related to the Jones Transactions up to a maximum amount of $2.0 million.

Registration Rights Agreement:

See Page 13	We have granted Arkoma and Williston customary registration rights for the shares of our common stock that Arkoma and Williston will receive upon closing of the Jones Transactions.

Board of Directors Composition:

See Page 13

The Contribution Agreement provides that the Board of Directors will have nine members and that Arkoma and Williston have the right after the closing date to designate up to five of the nine members to the Board of Directors (the “Jones Designees”), dependent on their aggregate ownership percentage of the Company.

Consequences of Not Obtaining Stockholder Approval of Proposals 1 and 2:

See Pages 6 and 31

If stockholder approval is not obtained for Proposal 1 and Proposal 2, we will not be able to consummate the Jones Transactions. In addition, if we do not consummate the Jones Transactions, we will likely not be able to refinance our existing debt as contemplated. If the Jones Transactions are not closed on or prior to October 31, 2018, Arkoma and Williston will have the right to terminate the Contribution Agreement.

PROXY SUMMARY	1
Background for the Proposals	1
Information about the Parties to the Jones Transactions	2
Proposals for Stockholder Action	2
Recommendations of the Board of Directors Regarding the Proposals	3
Communicating with the Board of Directors	3
Governance Documents	3
Information about the Electronic Availability of Proxy Materials	3

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 10, 2018	4

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	4

VOTING SECURITIES AND PRINCIPAL HOLDERS	8
Security Ownership of Certain Beneficial Owners	8
Security Ownership of Management	10
Potential Change in Control Transaction	10

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	11

THE JONES TRANSACTIONS	12
The Contribution Agreement	12
The Bakken Shale Properties	12
Representations, Warranties and Covenants	13
Preemptive Rights	13
Board of Directors Composition	13
Registration Rights	13
Adjustment of Number of Shares to be Issued	14
Conditions to the Parties’ Obligations under the Contribution Agreement	14
Termination Rights	14
Opinion of Financial Advisor to Comstock	15
Revenues and Direct Operating Expenses of the Bakken Shale Properties to be Acquired	15
Unaudited Pro Forma Condensed Consolidated Financial Statements	15
Treatment of Company Equity Awards	16

PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT	17
General	17
New York Stock Exchange Requirement	17
Background of the Jones Transactions	17
Opinion of Financial Advisor to Comstock	21
Reasons for the Jones Transactions	29
Regulatory Approvals Required for the Jones Transactions	30
Certain Effects of Proposal 1	30
Potential Consequences if Proposal 1 is Not Approved	31
Dissenters’ Rights	31
Preemptive Rights	31
Required Vote	31

Proxy Summary

This summary is included to provide an introduction and overview of the information contained in the proxy statement and may not contain all the information important to you. This is a summary only and does not contain all of the information we have included in the proxy statement. You should refer to the entire proxy statement that follows for more information about Comstock Resources, Inc. (“Comstock” or the “Company”, “our”, “we”, or “us”) and the proposals you are being asked to consider.

Background for the Proposals

We have entered into a Contribution Agreement (the “Contribution Agreement”) with Arkoma Drilling, L.P. (“Arkoma”) and Williston Drilling, L.P. (“Williston”), under which Arkoma and Williston will contribute certain assets to us in exchange for common stock representing a controlling stake in the Company. Arkoma and Williston (collectively, the “Jones Partnerships”) are wholly owned by Dallas businessman Jerry Jones and his children. The Jones Partnerships collectively will receive an aggregate of up to 88,571,429 newly issued shares of our common stock (the “Jones Issuance”), based on an agreed upon share price of $7.00 per share. Upon completion of the transactions contemplated under the Contribution Agreement (the “Jones Transactions”), the Jones Partnerships will collectively own approximately 84.5% of the Company’s pro forma outstanding common stock, assuming the maximum number of shares are issued.

The assets being contributed consist of working interests in oil and natural gas assets in North Dakota and Montana producing from the Bakken shale in the Williston Basin (the “Bakken Shale Properties”). Comstock has valued the Bakken Shale Properties at $620.0 million based on an effective date of April 1, 2018. Under the terms of the Contribution Agreement, the Company will be entitled to all net revenues and will be responsible for all expenses and costs related to the Bakken Shale Properties beginning on and subsequent to April 1, 2018. The properties include 348 (55.1 net) producing oil wells, 85 (11.8 net) drilled uncompleted wells and seven (2.6 net) undrilled locations and produced 13,695 barrels of oil equivalent (“BOE”) per day during the year ended December 31, 2017 and 13,170 BOE per day during the three months ended March 31, 2018. As of April 1, 2018, the Bakken Shale Properties have proved reserves as estimated by our independent reserve engineers of 22.8 million barrels of oil and 49.3 billion cubic feet of natural gas. The Bakken Shale Properties had $155.1 million of revenues in excess of direct operating expenses in 2017.

The following table depicts the pro forma impact of the Jones Transactions on the ownership of our common stock as of July 9, 2018:

			Pro Forma for the Jones Transactions
	Shares(1)	Percentage	Shares(1)	Percentage
Existing Common Stockholders(2)	14,508,064	89.2%	14,508,064	13.8%
Jones Partnerships	—	—%	88,571,429	84.5%
Officers and Directors of the Company	1,752,953	10.8%	1,752,953	1.7%
(1)

Excludes 40,509,810 shares issuable upon conversion of our Convertible Notes (including accrued interest through July 9, 2018), which we intend to retire or redeem as part of refinancing transactions to be completed in conjunction with the Jones Transactions, 51,449 shares issuable upon exercise of stock purchase warrants and 1,028,672 shares issuable for performance share units expected to be earned and vested upon completion of the Jones Transactions.

(2)	Excluding Officers and Directors of the Company.

The Jones Transactions are subject to a number of closing conditions, including the approval by the Company’s stockholders of the Jones Issuance pursuant to New York Stock Exchange (“NYSE”) rules, which requires the approval of our stockholders in order to issue additional shares of our common stock representing greater than or equal to 20% of our outstanding shares or that would result in a change of control. Additionally, the terms of the Contribution Agreement require us to make certain amendments to our Restated Articles of Incorporation, which require stockholder approval to consummate the Jones Transactions.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	1

PROXY SUMMARY

Accordingly, at the Annual Meeting we are proposing the following items for stockholder approval:

Proposal 1 –	to approve the Jones Issuance; and
Proposal 2 –	to approve an amendment and restatement of our Restated Articles of Incorporation to make certain amendments thereto.

In the event that each of Proposals 1 and 2 are approved, the Company anticipates that it will consummate the Jones Transactions shortly after the Annual Meeting subject to satisfaction of waiver of the conditions precedent.

In addition to these proposals, the Company is also asking the stockholders to consider Proposal 3 for the election of the members of our Board of Directors. Under Proposal 3, the Board has nominated a slate of directors consisting of the current directors of the Company. If the Jones Transactions are consummated, Arkoma and Williston will have the right to designate five members of the Board (see “The Jones Transaction — Board of Directors Composition”). Following consummation of the Jones Transactions, the Company may be required to remove certain elected directors in order to appoint directors designated by Arkoma and Williston.

Finally, under Proposal 4, stockholders will consider whether to ratify the appointment of our independent registered public accountants for 2018.

Information about the Parties to the Jones Transactions

Comstock Resources, Inc.

5300 Town and Country Blvd.

Suite 500

Frisco, Texas 75034

(972) 668-8800

www.comstockresources.com

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and natural gas acquisitions, exploration and development primarily in Texas and Louisiana. The Company’s stock is traded on the NYSE under the symbol CRK.

Arkoma Drilling, L.P. and Williston Drilling, L.P.

5950 Berkshire Lane, Suite 1400

Dallas, Texas 75225

(214) 739-3515

Arkoma and Williston are related partnerships that engage in oil and natural gas exploration and production activities and are each wholly owned by Dallas businessman Jerry Jones and his three children, Stephen Jones, Charlotte Anderson and Jerry Jones, Jr.

Proposals for Stockholder Action

Below is a summary of the proposals on which you are being asked to vote. Please review the complete information regarding these proposals included in the proxy statement.

To authorize the issuance of up to 88,571,429 shares of Company common stock to Arkoma and Williston in accordance with the Contribution Agreement (Proposal 1 – Page 17)

We are recommending that, as required by the rules of the NYSE, our stockholders approve the issuance of 88,571,429 shares of our common stock to complete the Jones Transactions.

To adopt the Second Amended and Restated Articles of Incorporation (Proposal 2 – Page 32)

We are recommending that our stockholders adopt the Second Amended and Restated Articles of Incorporation, in substantially the form of Annex C, to make certain amendments to our existing Restated Articles of Incorporation to complete the Jones Transactions.

2	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

PROXY SUMMARY

Election of Directors (Proposal 3 – Page 35)

You will find important information about the qualifications and experience of each of the nine director nominees under Proposal 3 that you are being asked to elect beginning on page 37 of the proxy statement. The corporate governance/nominating committee, in its annual review of director nominees, has determined that our nominees have the skills, experience and qualifications necessary to effectively oversee the management of the Company, and that they have integrity, proven leadership and a commitment to the financial and strategic success of the Company.

Appointment of Independent Registered Public Accountants (Proposal 4 – Page 46)

Ernst & Young LLP has served as the Company’s independent registered public accountants since 2003. You are being asked to ratify the appointment by the audit committee of Ernst & Young as the Company’s independent registered public accountants for 2018.

Recommendations of the Board of Directors Regarding the Proposals

Our Board of Directors unanimously recommends that you vote:

1.	FOR the issuance of up to 88,571,429 shares of our common stock to Arkoma and Williston in accordance with the Contribution Agreement;

2.	FOR the adoption of the Second Amended and Restated Articles of Incorporation;

3.	FOR each of the director nominees named in the proxy statement; and

4.	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2018.

Communicating with the Board of Directors

Any interested party can communicate with our Board of Directors, any individual director or groups of directors by sending a letter addressed to the Board of Directors as a whole, to the individual director or to a group of directors, c/o Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

Governance Documents

Governance documents, such as the Corporate Governance Guidelines, the board committee charters, the Code of Ethics for Senior Financial Officers, and the Code of Business Conduct and Ethics, can be found in the “Corporate Governance” section of our website: www.comstockresources.com. Please note that documents and information on our website are not incorporated herein by reference. These documents may also be obtained in print at no cost by writing to the Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

Information about the Electronic Availability of Proxy Materials

Our 2018 Proxy Statement and 2017 Annual Report are available free of charge on our website at: www.comstockresources.com.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	3

COMSTOCK RESOURCES, INC.

Proxy Statement for the Annual Meeting of Stockholders

to be held August 10, 2018

This proxy statement, and the accompanying proxy/voting instruction card (the “Proxy Card”) are being made available to stockholders of record of Comstock Resources, Inc. by the Company’s board of directors (the “Board”) in connection with its solicitation of proxies to be used at the Company’s 2018 Annual Meeting of Stockholders scheduled to be held on August 10, 2018, or any postponements and adjournments thereof (the “Annual Meeting”). This proxy statement and any accompanying Proxy Card were first made available to stockholders beginning July 13, 2018.

Questions and Answers about the Annual Meeting and Voting

Why am I receiving these materials?

A Notice of Annual Meeting of Stockholders has been provided to you because you are a Comstock stockholder and because the Board is soliciting your proxy to vote your shares at the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this proxy statement. We will also transact any other business as may properly come before the Annual Meeting or any adjournment thereof.

When and where is the Annual Meeting?

The Annual Meeting will be held at 10:00 a.m., local time, on August 10, 2018 at the Company’s headquarters at 5300 Town and Country Blvd., 3rd Floor, in Frisco, Texas.

Where can I find more information about proxy voting?

The SEC has created an educational website where you can learn more about proxy voting: www.sec.gov/spotlight/proxymatters.shtml.

Who is soliciting my proxy?

Our Board is soliciting your proxy to vote on all matters scheduled to come before the Annual Meeting of Stockholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by casting your vote via telephone or the internet, you are authorizing the proxy holders to vote your shares at our Annual Meeting as you have instructed.

What happens if additional matters are presented at the Annual Meeting?

If another proposal is properly presented for consideration at the Annual Meeting, the persons named in the Proxy Card will vote as recommended by the Board or, if no recommendation is given, these persons will exercise their discretion in voting on the proposal.

4	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the Annual Meeting?

Owners of shares of common stock of the Company at the close of business on July 9, 2018 (the “Record Date”) are entitled to vote at and participate in the Annual Meeting.

What are the voting rights of holders of common stock?

Each outstanding share of common stock will be entitled to one vote on each matter to come before the Annual Meeting.

How can shares be voted?

Shares of common stock can be voted in person at the Annual Meeting or they can be voted by proxy or voting instructions can be given, in one of three ways, by:

• Telephone	• Mail	• Internet

The instructions for each are on the Proxy Card, or on the voting form enclosed with the proxy from the bank, broker or other holder of record. If your shares are held by any such person or entity, you may obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.

What vote is required for approval?

•

With regard to Proposal 1 (approval of Jones Issuance): the affirmative vote of the holders of at least a majority of the outstanding shares of common stock represented at the Annual Meeting and entitled to vote is required.

•

With regard to Proposal 2 (adoption of the Second Amended and Restated Articles of Incorporation): the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote is required.

•	With regard to Proposal 3 (election of directors): the affirmative vote of the majority of the votes cast at the Annual Meeting is required by our Bylaws for the election of a director.

•

With regard to Proposal 4 (ratification of the Company’s independent registered public accountants): the affirmative vote of a majority of the shares of common stock of the Company represented at the Annual Meeting and entitled to vote is required.

Why is the Board recommending approval of each of the Proposals?

Stockholder approval of each of Proposals 1 and 2 is a condition to the consummation of the Jones Transactions, and cannot be waived by us or Arkoma and Williston. If stockholder approval of Proposals 1 and 2 is received and we consummate the Jones Transactions, we expect to be able to complete the refinancing of all of our existing indebtedness based on the proved reserve value and the operating cash flows attributable to the Bakken Shale Properties. We also expect to be able to increase the drilling activity in our Haynesville shale program to be funded by the cash flow from the Bakken Shale Properties.

The Board is recommending approval of each of the director candidates under Proposal 3 for the reasons discussed under the section “Director Nominees”. The Board is recommending the ratification of the appointment of the Company’s independent registered public accountants under Proposal 4 to confirm the stockholder approval of the appointment.

For these reasons, our Board has unanimously recommended that our stockholders approve each of the Proposals.

Are the proposals conditioned on one another?

While approval of Proposals 3 and 4 will not be conditioned on the approval of any other proposals, the approval of each of Proposals 1 and 2 will be conditioned on the approval of the other.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	5

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What will be the consequences to the Company if stockholder approval of Proposals 1 and 2 is not obtained?

Each of Proposals 1 and 2 is a condition to the consummation of the Jones Transactions. If each of these proposals is not approved, we will not be able to consummate the Jones Transactions.

Additionally, if the Company fails to obtain stockholder approval in connection with Proposals 1 and 2, it will be required to reimburse the Jones Partnerships for their expenses incurred in connection with the Jones Transactions not to exceed $2.0 million. See the “Termination Rights” section of this proxy statement.

If we are unable to complete the Jones Transactions, it may be necessary for us to seek alternative refinancing transactions for our debt, which may be difficult or costly to obtain. There can be no assurances that we will be able to successfully refinance our indebtedness under alternative arrangements.

How will votes be counted?

For shares held in your own name, votes will be counted as directed, except when no choice for any particular matter is made. In that case, and only for the matter for which no choice is indicated, the shares will be voted as recommended by the Board. For shares held indirectly through a bank, broker or other holder of record (i.e., in “street name”), unless you give your broker, bank or other holder of record specific instructions, your shares will not be voted on any of the proposals other than Proposal 4.

Under the NYSE rules that govern voting by brokers of shares held in street name, brokers have the discretion to vote these shares only on routine matters, but not on non-routine matters, as defined by those rules. The only matter that will be voted on that is considered routine under these rules is Proposal 4 (the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants for fiscal year 2018).

What is a broker non-vote and what is the effect of a broker non-vote?

A “broker non-vote” occurs when a stockholder who holds shares indirectly does not give instructions to the holder of record on how the stockholder wants his or her shares voted, but the holder of record exercises its discretionary authority under the rules of the NYSE to vote on one or more, but not all, of the proposals. In such a case, a “broker non-vote” occurs with respect to the proposals not voted on. Shares represented by “broker non-votes” will, however, be counted in determining whether a quorum is present.

In the absence of instructions from the stockholder, the holder of record may only exercise its discretionary authority and vote the shares it holds as a holder of record on Proposal 4 (ratification of the appointment of the Company’s independent registered public accountants), and does not have the discretionary authority to vote them on any of the other Proposals.

Therefore, if you are a “street-name” holder, your shares will not be voted on any Proposal for which you do not give your broker, bank or other holder of record instructions on how to vote other than on Proposal 4.

Broker non-votes will have the effect of a negative vote for Proposal 2. Broker non-votes will not affect the voting for the other Proposals.

What is an abstention and what is the effect of an abstention?

If you do not desire to vote on any proposal or have your shares voted as provided for in the preceding answer, you may abstain from voting by marking the appropriate space on the Proxy Card or by following the telephone or Internet instructions. Shares voted as abstaining will be counted as present for the purpose of establishing a quorum and for the purpose of determining the number of votes needed for approval of the Proposals before the Annual Meeting.

Abstentions will have the effect of a negative vote for Proposals 1 and 2.

6	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What constitutes a quorum?

The presence at the Annual Meeting of the holders of a majority of the shares of the common stock outstanding on the Record Date, in person or by proxy, will constitute a quorum, permitting business to be conducted at the Annual Meeting. As of the Record Date, 16,261,017 shares of common stock were outstanding. Therefore, the presence of the holders of common stock representing at least 8,130,509 votes will be required to establish a quorum.

What shares will be considered “present” at the Annual Meeting?

The shares voted at the Annual Meeting, shares properly voted by Internet or telephone, and shares for which properly signed Proxy Cards have been returned will be counted as “present” for purposes of establishing a quorum. Proxies containing instructions to abstain on one or more matters, those voted on one or more matters and those containing broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting.

How can a proxy be revoked?

You can revoke a proxy at any time prior to a vote at the Annual Meeting by:

•	attending the Annual Meeting and voting your shares in person;

•	notifying the Corporate Secretary of the Company in writing;

•	delivering a subsequent proxy; or

•	subsequent vote by Internet or telephone.

Shares held indirectly in the name of a bank, broker or other holder of record may be revoked pursuant to the instructions provided by such person or entity.

Who will count the votes?

The Company has hired a third party, Broadridge Financial Solutions, Inc., to determine whether or not a quorum is present at the Annual Meeting and to tabulate votes cast.

Where can I find the results of the voting?

The voting results will be announced at the Annual Meeting and filed on a Form 8-K with the SEC within four business days of the Annual Meeting.

Who can help answer my questions?

If you have any questions about the Proposals, need additional copies of this proxy statement or the enclosed proxy card, or require assistance in voting your shares, you should contact Advantage Proxy, which is assisting us as the proxy solicitation agent in connection with the proxy statement, as follows:

Advantage Proxy

PO Box 13581

Des Moines, WA 98198

www.proxyvote.com

Please call: 206-870-8565

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	7

Voting Securities and Principal Holders

Security Ownership of Certain Beneficial Owners

Ownership of our common stock is shown in terms of “beneficial ownership.” Generally, a person “beneficially owns” shares if he or she has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares. The percentages shown in this proxy statement reflect the stockholder’s beneficially owned shares as a percentage of the total number of shares of our common stock outstanding on July 9, 2018 (16,261,017 shares) plus the number of unissued shares that such owner has the right to acquire on or before September 7, 2018 and does not give effect to the Jones Issuance. Except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole dispositive power with respect to all shares beneficially owned. The outstanding shares of common stock exclude 40,509,810 shares issuable upon conversion of the principal amount and related accrued interest through July 9, 2018 of our 7 3⁄4% Convertible Secured PIK Notes and 9 1⁄2% Convertible Secured PIK Notes (collectively, the “Convertible Notes”). Until converted, the Convertible Notes have no voting rights. The following table lists the stockholders (other than our directors and executive officers) known to have been the beneficial owners of more than 5% of our common stock as of July 9, 2018:

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent
Hodges Capital Holdings, Inc. 2905 Maple Avenue, Dallas, Texas 75201	1,247,276	(1)	7.67%
Knighthead Capital Management, LLC 1140 Avenue of the Americas, 12th Floor, New York, New York 10036	1,805,672	(2)	9.99%
MacKay Shields LLC 1345 Avenue of the Americas, New York, New York 10105	1,805,672	(3)	9.99	%(3)
Oaktree Capital Management LP 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071	1,805,672	(4)	9.99	%(4)
PointState Capital LP 40 West 57th Street, 25th Floor, New York, New York 10019	1,805,672	(5)	9.99	%(5)
Southpaw Asset Management LP 2 Greenwich Office Park, First Floor, Greenwich, CT 06831	1,163,014	(6)	6.67%
Carl H. Westcott 100 Crescent Court, Suite 1620, Dallas, Texas 75201	958,727	(7)	5.90%
(1)

Represents shares held on December 31, 2017, based on filing on Schedule 13G dated February 8, 2018 pursuant to which the investor reported that it and Craig Hodges have shared voting power over 1,014,897 shares and shared dispositive power over 1,247,276 shares and does not have sole voting or dispositive power over any shares.

(2)

Represents shares issuable upon conversion, within 60 days of July 9, 2018, of a portion of our Convertible Notes which were held on December 31, 2017 by the holder, based on filing on Schedule 13G/A dated February 14, 2018. Based upon the terms of our Convertible Notes, no holder can convert such notes if, on any date, such holder would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock without providing the Company notice 61 days prior to the conversion. Based on the number of shares of common stock outstanding as of July 9, 2018, the Company believes that the holder would not be able to convert all of the Convertible Notes that it beneficially owns within 60 days of July 9, 2018. The holder may beneficially own additional shares issuable upon conversion of our Convertible Notes after September 7, 2018.

(3)

Represents shares issuable upon conversion, within 60 days of July 9, 2018, of a portion of our Convertible Notes which were held on December 31, 2017 by the holder, based on filing on Schedule 13G/A dated January 11, 2018 pursuant to which the investor reported that it has sole voting and dispositive power over all shares. Based upon the terms of our Convertible Notes, no holder can convert such notes if, on any date, such holder would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock without providing the Company notice 61 days prior to the conversion. Based on the number of shares of common stock outstanding as of July 9, 2018, the Company believes that the holder would not be able to convert all of the Convertible Notes that it beneficially owns within 60 days of July 9, 2018. The holder may beneficially own additional shares issuable upon conversion of our Convertible Notes after September 7, 2018.

(4)

Represents shares issuable upon conversion, within 60 days of July 9, 2018, of a portion of our Convertible Notes which were held on December 31, 2017 by the holder, based on filing on Schedule 13G dated February 13, 2018 pursuant to which the investor reported

8	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

VOTING SECURITIES AND PRINCIPAL HOLDERS

that it has shared voting and dispositive power over all shares. Based upon the terms of our Convertible Notes, no holder can convert such notes if, on any date, such holder would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock without providing the Company notice 61 days prior to the conversion. Based on the number of shares of common stock outstanding as of July 9, 2018, the Company believes that the holder would not be able to convert all of the Convertible Notes that it beneficially owns within 60 days of July 9, 2018. The holder may beneficially own additional shares issuable upon conversion of our Convertible Notes after September 7, 2018.

(5)

Represents shares issuable upon conversion, within 60 days of July 9, 2018, of a portion of our Convertible Notes which were held on December 31, 2017 by the holder, based on filing on Schedule 13G/A dated February 14, 2018 pursuant to which the investor reported that it has shared voting and dispositive power over all shares. Based upon the terms of our Convertible Notes, no holder can convert such notes if, on any date, such holder would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock without providing the Company notice 61 days prior to the conversion. Based on the number of shares of common stock outstanding as of July 9, 2018, the Company believes that the holder would not be able to convert all of the Convertible Notes that it beneficially owns within 60 days of July 9, 2018. The holder may beneficially own additional shares issuable upon conversion of our Convertible Notes after September 7, 2018.

(6)

Represents shares issuable upon conversion, within 60 days of July 9, 2018, of our Convertible Notes which were held on December 31, 2017 by the holder, based on filing on Schedule 13G dated February 12, 2018 pursuant to which the investor reported that it has shared voting and dispositive power over all shares.

(7)

Represents shares held on February 8, 2018 by the holder, based on filing on Schedule 13G dated February 20, 2018 pursuant to which the investor reported that he has sole voting and dispositive power over 570,000 shares, shared voting power over 371,065 shares and shared dispositive power over 388,727 shares.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	9

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Management

The following table sets forth information as of July 9, 2018 concerning beneficial ownership information for our directors, nominees for director and executive officers:

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number		Percent
M. Jay Allison Chairman of the Board of Directors and Chief Executive Officer	1,341,108	(2)(3)	8.0%
Roland O. Burns Director, President, Chief Financial Officer and Secretary	492,924	(2)(3)	3.0%
Elizabeth B. Davis, PhD Director	27,341		*
Morris E. Foster Director	31,942		*
D. Dale Gillette Vice President of Legal and General Counsel	60,234		*
Daniel S. Harrison Vice President of Operations	51,138		*
David K. Lockett Director	39,004		*
Cecil E. Martin Director	51,677		*
Michael D. McBurney Vice President of Marketing	36,098		*
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	51,890		*
Russell W. Romoser Vice President of Reservoir Engineering	37,136		*
LaRae L. Sanders Vice President of Land	41,919		*
Frederic D. Sewell Director	32,397		*
Richard D. Singer Vice President of Financial Reporting	30,772		*
David W. Sledge Director	46,227		*
Blaine M. Stribling Vice President of Corporate Development	44,628		*
Jim L. Turner Director	46,613		*
All Executive Officers and Directors as a Group (17 Persons)	2,463,049		14.5%
*	Indicates less than one percent
(1)	The address of each beneficial owner is c/o Comstock Resources, Inc., 5300 Town and Country Blvd, Suite 500, Frisco, Texas 75034.
(2)	Includes 569,945 shares and 140,150 shares for Mr. Allison and Mr. Burns, respectively that would be issuable upon conversion, within 60 days of July 9, 2018, of our Convertible Notes.
(3)	355,591 shares owned by Mr. Allison and 164,030 shares owned by Mr. Burns are pledged as security for lines of credit held in their respective names.

Potential Change in Control Transaction

If the Jones Transactions are consummated, there will be a change in control of the Company. For a description of the Jones Transactions, please see the section titled “The Jones Transactions” on pages 12 – 16.

10	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to herein as the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to herein as the “Exchange Act”), including statements about our plans, strategies, expectations, assumptions and prospects. “Forward-looking statements” are all statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, “expect”, “intend”, “assume”, “believe”, “budget”, “predict”, “forecast”, “project”, “estimate” or “anticipate” (or other similar expressions) will, should or may occur in the future. In making any forward-looking statements, the person making them believes that the expectations are based on reasonable assumptions. We caution readers that those statements are not guarantees of future performance, and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include failure to obtain stockholder and regulatory approvals for the Jones Transactions or to satisfy other conditions to closing in a timely manner (or at all); failure to realize expected value creation from the Jones Transactions; our ability to successfully identify, execute or effectively integrate the Bakken Shale Properties or future acquisitions; diversion of management time on transaction-related matters; the volatility of prices and supply of, and demand for, oil and natural gas; the timing and success of our drilling activities; the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs; the usual hazards associated with the oil and natural gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards; our ability to effectively market our oil and natural gas; the availability of rigs, equipment, supplies and personnel; our ability to discover or acquire additional reserves; our ability to satisfy future capital requirements; changes in regulatory requirements; general economic conditions, status of the financial markets and competitive conditions; our ability to retain key members of our senior management and key employees; and other factors described in more detail in Part I, Item 1A. “Risk Factors” included in our 2017 Annual Report on Form 10-K on file with the SEC, as updated by our subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	11

THE JONES TRANSACTIONS

The following are descriptions of the Jones Transactions, including a summary of the material terms of the Contribution Agreement.

The Contribution Agreement contains representations and warranties that the parties have made to each other as of specific dates. Except for the Contribution Agreement’s status as a contractual document that establishes and governs the legal relations among the parties with respect to the transactions described therein, the Contribution Agreement is not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the agreements were made only for purposes of the particular agreement and as of specific dates, were solely for the benefit of the parties to the Contribution Agreement, and may be subject to limitations agreed between the parties, including being qualified by disclosures between the parties. Those representations and warranties may have been made to allocate risks among the parties to the respective agreements, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Further, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the applicable agreement and are modified in important part by the underlying schedules and exhibits.

While we believe that the summary below describes the material terms of the agreements entered into in connection with the transactions, it may not contain all of the information that is important to you, and is qualified in its entirety by the Contribution Agreement, which was included as an exhibit to our current report on Form 8-K/A, filed with the SEC on May 14, 2018, and incorporated herein by reference. We encourage you to read the Contribution Agreement in its entirety. For more information about accessing this and other information that we file with the SEC, please see the section titled “Where You Can Find More Information” below.

The Contribution Agreement

On May 9, 2018, we entered into the Contribution Agreement with Arkoma and Williston, pursuant to which they will contribute to us the Bakken Shale Properties in exchange for a total of up to 88,571,429 newly issued shares of our common stock, $0.50 par value per share. The actual number of shares to be issued is subject to adjustment as provided in the Contribution Agreement. Upon completion of the Jones Transactions, Arkoma and Williston will collectively own approximately 84.5% of our pro forma outstanding common stock.

The following table depicts the pro forma impact of the Jones Transactions on the ownership of our common stock as of July 9, 2018:

			Pro Forma for the Jones Transactions
	Shares(1)	Percentage	Shares(1)	Percentage
Existing Common Stockholders(2)	14,508,064	89.2%	14,508,064	13.8%
Jones Partnerships	—	—%	88,571,429	84.5%
Officers and Directors of the Company	1,752,953	10.8%	1,752,953	1.7%
(1)

Excludes 40,509,810 shares issuable upon conversion of our Convertible Notes (including accrued interest through July 9, 2018) which we intend to retire or redeem as part of the refinancing transactions to be completed in conjunction with the Jones Transactions, and 51,449 shares issuable upon exercise of stock purchase warrants and 1,028,672 share issuable for performance share units expected to be earned or vested upon completion of the Jones Transactions.

(2)	Excluding Officers and Directors of the Company.

The Bakken Shale Properties

The Bakken Shale Properties consist of working interests in oil and natural gas properties in North Dakota and Montana producing from the Bakken shale in the Williston Basin. Comstock has valued the Bakken Shale Properties at

12	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

THE JONES TRANSACTIONS

$620.0 million based on an effective date of April 1, 2018. Under the terms of the Contribution Agreement, the Company will be entitled to all net revenues and will be responsible for all expenses and costs related to the Bakken Shale Properties beginning on and subsequent to April 1, 2018. The properties include 348 (55.1 net) producing oil wells, 85 (11.8 net) drilled uncompleted wells and seven (2.6 net) undrilled locations and produced 13,695 BOE per day during the year ended December 31, 2017 and 13,170 BOE per day during the three months ended March 31, 2018. As of April 1, 2018, the Bakken Shale Properties have proved reserves as estimated by our independent reserve engineers of 22.8 million barrels of oil and 49.3 billion cubic feet of natural gas. The Bakken Shale Properties had $155.1 million of revenues in excess of direct operating expenses in 2017.

Representations, Warranties and Covenants

The Contribution Agreement contains customary representations and warranties by the parties thereto. The representations and warranties of the parties included in the Contribution Agreement survive the closing of the transactions for a period of 18 months thereafter, with certain fundamental representations and warranties surviving the statute of limitations or indefinitely, as applicable.

Many of the representations and warranties in the Contribution Agreement are qualified by a materiality or a material adverse effect standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct would, or would reasonably be expected to, result in a material adverse effect) and by a disclosure schedule by each party.

The Contribution Agreement contains customary pre-closing covenants of the parties, including the obligation of the Company, Arkoma and Williston to conduct their respective businesses in the ordinary course consistent with past practice and to refrain from taking certain specified actions, subject to certain exceptions. The Company has also agreed not to take certain actions likely to solicit or lead to other offers or proposals relating (a) to the acquisition of a business or assets of the Company or any other person exceeding certain specified thresholds, (b) a tender offer or exchange offer that would result in any person beneficially owning more than 15% of the total voting power of the equity securities of the Company or (c) a merger, reorganization, consolidation, business combination, recapitalization, liquidation, or similar transaction exceeding certain specified thresholds (each of clauses (a), (b), and (c), an “Alternate Proposal”).

Preemptive Rights

Pursuant to the terms of the Contribution Agreement, after the closing of the Jones Transactions, Arkoma and Williston will have preemptive purchase rights in connection with any future proposed offering by the Company of securities, with certain specified exceptions, for so long as Arkoma and Williston continue to own in the aggregate at least 15% of the common stock of the Company.

Board of Directors Composition

The Contribution Agreement provides that the Board will be set at nine members and that Arkoma and Williston have the right to designate five of the nine members to the Board (the “Jones Designees”). If the aggregate interest held by Arkoma and Williston (together with any affiliates) falls below 50% of the outstanding common stock of the Company (on a fully diluted basis), the Company and the Board are only required to nominate and recommend four Jones Designees. If the aggregate interest held by Arkoma and Williston (together with any affiliates) falls below 35% of the outstanding common stock of the Company (on a fully diluted basis), the Company and the Board are only required to nominate and recommend two Jones Designees. If the aggregate interest held by Arkoma and Williston (together with any affiliates) falls below 15% of the outstanding common stock of the Company (on a fully diluted basis), the Company and the Board will have no further obligation to nominate and recommend any Jones Designees to the Board.

Registration Rights

Pursuant to the Contribution Agreement, the Company will enter into a Registration Rights Agreement with Arkoma and Williston pursuant to which the Company will agree to register the shares issued to Arkoma and Williston under the Securities Act.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	13

THE JONES TRANSACTIONS

Adjustment of Number of Shares to be Issued

The number of shares of common stock to be issued to Arkoma and Williston pursuant to the Contribution Agreement is 88,571,429 shares, subject to downward adjustment to reflect diminution in value of the Bakken Shale Properties due to title defects (net of any increases to reflect title benefits), environmental defects, casualty losses, exercises of preferential rights to purchase, or failure to obtain material consents, net of increases in the value of the Bakken Shale Properties due to title benefits. In no event shall the number of shares issuable exceed 88,571,429 shares of common stock.

Conditions to the Parties’ Obligations under the Contribution Agreement

The closing of the Contribution Agreement is subject to the satisfaction of closing conditions, including (i) the expiration or early termination of applicable waiting periods under the Hart Scott-Rodino Antitrust Improvements Act of 1976, (ii) the absence of any order, decree or injunction prohibiting consummation of the transactions contemplated thereby or making the consummation of the transactions contemplated thereby illegal, (iii) approval of the listing of the shares to be issued to Arkoma and Williston on the NYSE, subject to official notice of issuance, (iv) accuracy of representations and warranties and compliance with covenants, (v) absence of a material adverse effect, (vi) the aggregate shares to be issued pursuant to the Jones Issuance shall exceed 81% of the Company’s outstanding common stock as of the closing date, and (vii) Arkoma and Williston shall have received a tax opinion that the Jones Transactions will qualify as a tax-free exchange within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended. Additionally, the obligations of Arkoma and Williston are subject to the Company obtaining a new revolving credit facility and a new senior unsecured notes issuance, in each case (i) having such terms as are acceptable to Arkoma and Williston in their sole discretion and (ii) in an amount as will be sufficient to refinance substantially all long-term indebtedness of the Company. Each of the conditions described above is waivable by the parties if permitted by applicable law. We expect these conditions to be satisfied prior to the closing of the Jones Transactions, but we, Arkoma and Williston may waive any unsatisfied condition to the extent permitted by applicable law. We will not resolicit stockholders’ approval of Proposal 1 or Proposal 2 in the event a condition to closing is waived.

The closing of the Contribution Agreement is also conditioned upon approval by the Company’s stockholders of (i) the Jones Issuance and (ii) amendments to the Company’s Restated Articles of Incorporation to (a) increase the number of authorized shares of common stock of the Company, (b) permit stockholders to act by written consent of the majority so long as Arkoma and Williston collectively own a majority of the common stock, and (c) to the extent permitted by applicable law, renounce any interest by the Company in the business opportunities of Arkoma, Williston and their affiliates (items (i) and (ii) together, the “Stockholder Approvals”). The Stockholder Approvals are required in order to issue the shares of common stock to Arkoma and Williston and cannot be waived by the parties.

There can be no assurance that these closing conditions will be satisfied or waived.

Termination Rights

The Contribution Agreement contains certain customary termination rights, including, among others, in the event of the following: (i) if the closing has not occurred by October 31, 2018 (the “Outside Date”); (ii) by mutual written agreement of the Company, Arkoma and Williston; (iii) if the Stockholder Approvals are not obtained; (iv) if the consummation of the transactions is prohibited by law; or (v) for breach of a representation, warranty, covenant or other agreement by a party which has not been cured by the earlier of (x) 30 days following written notice from the other party of such breach and (y) the Outside Date.

Additionally, the Contribution Agreement may be terminated (a) by the Company prior to receiving the Stockholder Approvals in order to enter into an unsolicited Alternate Proposal meeting certain specified criteria and subject to certain exceptions (a “Superior Proposal”) or (b) by the Jones Partnerships, if the Board has changed its recommendation for the stockholders of the Company to approve the items subject to the Stockholder Approvals or if the Company or its affiliates have failed to fulfill certain obligations under the Contribution Agreement.

In the event the Contribution Agreement is terminated in connection with the events in the preceding clauses (a) or (b), or if the Company enters into or takes certain other actions with respect to an Alternate Proposal following a termination for failure to obtain Stockholder Approvals, the Company will be obligated to pay to Arkoma and Williston a termination fee

14	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

THE JONES TRANSACTIONS

of $12.4 million less any expenses of Arkoma and Williston previously paid by us. In the event the Contribution Agreement is terminated by either the Company or Arkoma and Williston as a result of the failure to obtain the Stockholder Approvals (except in certain cases involving an Alternate Proposal), the Company will be obligated to reimburse Arkoma and Williston for its costs and expenses related to the Jones Transactions up to a maximum amount of $2.0 million.

Opinion of Financial Advisor to Comstock

At the May 9, 2018 meeting of the Board, Deutsche Bank Securities Inc. (“Deutsche Bank”), financial advisor to Comstock, rendered its oral opinion to the Board, confirmed by delivery of a written opinion dated May 9, 2018, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the consideration of 88,571,429 shares of Comstock common stock to be paid by Comstock pursuant to the Contribution Agreement was fair, from a financial point of view, to Comstock. Deutsche Bank did not express any opinion with respect to the potential adjustments to such consideration pursuant to the Contribution Agreement.

The full text of Deutsche Bank’s written opinion, dated May 9, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is included as Annex D to this proxy statement and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Board in connection with and for the purpose of its evaluation of the Jones Transactions. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of shares of Comstock’s common stock should vote with respect to the Jones Issuance, the Jones Transactions or any related matter. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, to Comstock of the consideration of 88,571,429 shares of Comstock common stock to be paid by Comstock pursuant to the Contribution Agreement, and Deutsche Bank did not express any opinion as to the underlying decision by Comstock to engage in the Jones Transactions or the relative merits of the Jones Transactions as compared to any alternative transactions or business strategies, including the Initial Refinancing Proposal.

Revenues and Direct Operating Expenses of the Bakken Shale Properties to be Acquired

Set forth on Annex A to this proxy statement are the audited statements of revenues and direct operating expenses of the Bakken Shale Properties to be acquired from Arkoma and Williston for each of the three years ended December 31, 2015, 2016, and 2017 and the unaudited interim statements of revenues and direct operating expenses for the three month periods ended March 31, 2018 and 2017 and statements of assets acquired and liabilities assumed as of December 31, 2017 and March 31, 2018. Complete financial and operating information related to the properties, including balance sheet and cash flow information, are not presented because the properties were not maintained separately in the accounting records of Arkoma and Williston, and therefore the assets, liabilities, indirect operating costs and other expenses applicable to the operations were not segregated.

Unaudited Pro Forma Condensed Consolidated Financial Statements

Set forth on Annex B to this proxy statement are the unaudited pro forma condensed consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2018 and for the year ended December 31, 2017, which have been prepared by our management and are derived from (a) our audited consolidated financial statements as of and for the year ended December 31, 2017 included in our Annual Report on Form 10-K; (b) our unaudited consolidated financial statements as of and for the three months ended March 31, 2018 included in our Quarterly Report on Form 10-Q for the period then ended; (c) the audited statements of revenues and direct operating expenses of the properties being acquired from Arkoma and Williston for the year ended December 31, 2017 included in Annex A to this proxy statement; and (d) the unaudited statements of revenues and direct operating expenses of the properties being acquired from Arkoma and Williston for the three months ended March 31, 2018 included in Annex A to this proxy statement.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	15

THE JONES TRANSACTIONS

Treatment of Company Equity Awards

The Jones Transactions will constitute a change in control under our 2009 Plan. Under the 2009 Plan, outstanding restricted stock will automatically become fully vested for all employees and directors in the event of a change in control. Additionally, in the event of a change in control, unvested performance units will become earned and fully vested at the maximum performance amount. See “Potential Payments Upon Termination or Change in Control—Treatment of Equity Awards in the Event of a Change in Control” on page 60 of this proxy statement.

16	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

PROPOSAL 1	APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

The Board has determined unanimously that this proposal is in our and our stockholders’ best interests and further directed that Proposal 1 be submitted for consideration by our stockholders at the Annual Meeting. The approval of Proposal 1 is conditioned on the approval of Proposal 2.

General

On May 9, 2018, we entered into the Contribution Agreement, pursuant to which the Jones Partnerships agreed to contribute the Bakken Shale Properties for the issuance of up to 88,571,429 shares of the Company’s common stock, as more fully described above under “The Jones Transactions.” Arkoma and Williston are both wholly owned by Jerry Jones and his children.

As described in more detail below, we are asking our stockholders to approve, in accordance with Section  312.03(c) and 312.03(d) of the NYSE Listed Company Manual, the Jones Issuance.

New York Stock Exchange Requirement

Our common stock is listed on the NYSE and as a result, we are subject to the NYSE rules and regulations. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of common stock in any transaction or series of related transactions if (1) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock, or (2) if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. Additionally, Section 312.03(d) of the NYSE Listed Company manual requires stockholder approval prior to any issuance or sale of common stock in any transaction that will result in a change in control of the issuer.

We are proposing to issue an aggregate of up to 88,571,429 shares of our common stock to Arkoma and Williston, which exceeds 20% of both the voting power and number of shares of our common stock outstanding before the issuance and will result in a change in control of the Company. Accordingly, at the Annual Meeting, we are asking holders of shares of our common stock to consider and vote on this proposal.

Background of the Jones Transactions

As of March 31, 2018, we had approximately $1.2 billion in aggregate principal amount of debt outstanding. As a result of the existing debt, a significant portion of our cash flows from operations are used to make debt service payments. Additionally, approximately $302.0 million principal amount of the debt will mature in early 2019, requiring payment in full. The substantial amount of debt also restricts our ability to borrow additional amounts for capital expenditures (including acquisitions) or for other purposes. Further, we have determined that the debt burden may have an adverse effect on our ability to capitalize on business opportunities, our flexibility in planning for or reacting to changes in market conditions and our ability to withstand competitive pressures and economic downturns.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	17

PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

In September 2016, we completed an exchange offer for our then-outstanding senior notes, pursuant to which we issued the Convertible Notes and the Senior Secured Toggle Notes due 2020 (the “Senior Secured Notes”). In November 2016, in connection with the exchange offer, our stockholders approved the issuance of up to 46,444,212 shares of our common stock for issuance upon conversion of the Convertible Notes. Pursuant to the terms of the underlying indentures, the Convertible Notes are mandatorily converted to common stock in the event the per share volume-weighted average price of our common stock equals or exceeds a threshold price of $12.32 (subject to adjustment, the “Threshold Price”) for 15 consecutive trading days.

In January 2017, the common stock began to trade in a range at and above the Threshold Price, but not long enough to trigger a mandatory conversion under the applicable Convertible Notes indentures. In February 2017, the trading price for our common stock continued to trade below the Threshold Price, as investors pulled away from the energy sector.

In August 2017, the common stock was now trading in the $6.00 range. Management was concerned that the mandatory conversion of the Convertible Notes was unlikely to occur. Despite growth in production and cash flow at the Company, investors were becoming more concerned about the significant indebtedness of the Company and the upcoming maturity of a portion of the Convertible Notes in 2019.

In the fall of 2017, the Company worked with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), its financial advisor, and had several meetings with holders of the Convertible Notes to discuss potentially amending the indentures to lower the Threshold Price in order to trigger a mandatory conversion event. Several large noteholders expressed that they were willing to amend the indentures to lower the Threshold Price. However, the noteholders also wanted the Senior Secured Notes to be refinanced, and encouraged the Company to sell its noncore Eagle Ford properties to support a comprehensive refinancing of the balance sheet.

On October 31, 2017, the Board met telephonically to discuss and authorize the sale of the Eagle Ford properties. They also discussed the continuing efforts by the Company to refinance and partially redeem the Convertible Notes and the Senior Secured Notes.

On November 2, 2017, the Company engaged BMO Capital Markets as its advisor to sell the Eagle Ford properties. Comstock agreed to pay BMO Capital Markets a transaction fee of approximately $1.8 million for its services as financial advisor in connection with the sale of the Eagle Ford properties.

In January 2018, the Company began working on obtaining a new credit facility, which would be part of a comprehensive refinancing plan.

On January 5, 2018, Stephen Jones, Vice President of each of Arkoma and Williston, contacted our Chief Executive Officer, M. Jay Allison, to discuss potential investment opportunities in the Haynesville shale. Mr. Allison agreed to follow up with Stephen Jones. Mr. Allison and Stephen Jones were acquainted with one another as members of the Dallas business community, but the Company did not have a prior business relationship with Arkoma or Williston.

On February 20, 2018, Mr. Allison contacted Stephen Jones to inquire as to whether his affiliated entities would consider making an equity investment in the Company to support the Company’s larger refinancing plan.

Mr. Stephen Jones arranged a meeting between Arkoma representatives, including Mike McCoy and Robert Roth, and Messrs. Allison and Burns, of the Company, on March 2, 2018. At this meeting, the parties discussed a potential $75.0 million equity investment by Arkoma in the Company for newly issued shares of common stock. Additionally, Mr. McCoy expressed that Arkoma would also be interested in investing directly in drilling projects with the Company. Representatives of the Company provided additional information about its operations and the proposed transactions to representatives of Arkoma, and continued discussions regarding the terms of the proposed transactions following this meeting.

On March 7, 2018, Messrs. McCoy, Roth, and Jeff McCoy of Arkoma, met with Messrs. Allison and Burns, as well other representatives of the Company, to review the Company’s existing Haynesville and Eagle Ford properties.

Following this meeting, on March 9, 2018, Mr. McCoy contacted Mr. Allison to advise that Arkoma was interested in participating in the drilling program, but would not make the proposed equity investment at this time. Mr. Allison contacted Stephen Jones and advised him that the Company would not offer an investment in drilling opportunities without the proposed accompanying equity investment.

18	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

Over the following days, representatives of the Company, Jerry and Stephen Jones and Arkoma continued to discuss the proposed transactions. On March 16, 2018, Jerry Jones indicated his willingness on behalf of Arkoma, to make the proposed $75.0 million equity investment in the Company and enter into a drilling venture with the Company, in a meeting with Messrs. Allison, Burns, Stephen Jones, McCoy and Roth.

On March 21, 2018, the Company engaged Johnson Rice & Co. (“Johnson Rice”) to provide a fairness opinion to the Board with respect to the contemplated drilling venture and the equity investment transactions with Arkoma.

Beginning in late March 2018, Arkoma and the Company sent each other requests for diligence materials and provided such materials for review by the other parties over the following weeks.

The Company and Arkoma proceeded to negotiate and draft agreements with respect to the drilling venture and the equity investment while Johnson Rice completed its fairness opinion. Simultaneously, the Company worked with BofA Merrill Lynch to structure a larger refinancing plan, which included the Arkoma equity investment of $75.0 million for 10 million shares of common stock (the “Arkoma Equity Investment”), as well as (i) the consummation of separate tender offers and consent solicitations for the Convertible Notes and the Senior Secured Notes (the “Tender Offers”), (ii) the closing of the proposed sale of the Eagle Ford properties in a privately negotiated transaction for an aggregate purchase price of approximately $125.0 million, (iii) proposed entry into a new revolving credit facility and (iv) a proposed issuance of approximately $600.0 million in aggregate principal amount of new senior unsecured notes (the Arkoma Equity Investment, together with the proposed transactions in clauses (i)—(iv), the “Initial Refinancing Proposal”).

The Board of the Company approved the Initial Refinancing Proposal, including the Arkoma Equity Investment, and the strategic drilling venture on March 29, 2018. The parties executed the purchase agreement relating to the Arkoma Equity Investment and the agreement relating to the strategic drilling venture on the same date and Johnson Rice delivered a preliminary fairness opinion in connection therewith. The closing of the Arkoma Equity Investment was contingent upon the closing of certain of the Initial Refinancing Proposal transactions, including the Tender Offers, as well as certain other customary closing conditions. The effectiveness of the agreement relating to the strategic drilling venture was contingent on the closing of the Arkoma Equity Investment, and provided that Arkoma would participate in certain specified drilling opportunities in the Haynesville and Bossier shale in East Texas and North Louisiana and the Eagle Ford shale in South Texas presented by the Company. The Company would receive a 20% carried interest for projects that Arkoma participated in and Arkoma would only earn an interest in the well bore for projects they participated in and would not have rights to any related acreage. The Company agreed that it would offer at least $75.0 million in opportunities in the first twelve months and $100.0 million in the second twelve months. The strategic drilling venture would have a two-year term beginning after the closing of the transactions in the Initial Refinancing Proposal.

The Company formally engaged BofA Merrill Lynch and Deutsche Bank on April 2, 2018 to act as Dealer Managers and Solicitation Agents in connection with the Tender Offers for the Convertible Notes. On April 2, 2018, the Company also engaged BofA Merrill Lynch to act as Dealer Manager and Solicitation Agent in connection with the Tender Offer for the Senior Secured Notes. The Company agreed to pay fees related to the Tender Offers to BofA Merril Lynch of $5.0 million and Deutsche Bank of $750,000, as well as reimbursement for reasonable expenses. As the Tenders Offers were not completed, these fees were not earned.

On April 2, 2018, the Company announced the Initial Refinancing Proposal, including the Arkoma Equity Investment, and the strategic drilling venture, and launched the Tender Offers. The market price for the Company’s common stock dropped significantly following the announcement of the Tender Offers. Given the decrease in the market price, which made the consummation of the Tender Offers unlikely, Messrs. Burns and McCoy began to discuss possible alternative transactions to the Initial Refinancing Proposal. The alternative transactions discussed included a potential business combination of Arkoma and the Company. Mr. Burns requested, and was provided, information about Arkoma’s assets in North Dakota to evaluate whether a business combination would be feasible and advisable.

On April 5, 2018, the Company contacted representatives of Deutsche Bank with respect to potentially advising the Company regarding an alternative transaction. Deutsche Bank was formally engaged by the Company on April 30, 2018. The terms of this engagement are summarized under the heading “Opinion of Financial Advisor to Comstock” in this proxy statement.

Meanwhile, beginning on April 5, 2018, the Company began to offer opportunities to Arkoma to participate in certain drilling projects under the terms of the negotiated strategic drilling venture prior to the closing of the Arkoma Equity Investment.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	19

PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

On April 6, 2018, Daniel Harrison of the Company met with representatives of Arkoma to review the Company’s Haynesville drilling program, and the wells that Arkoma could participate in.

On April 9, 2018, Mr. McCoy approved participation by Arkoma in six of the Company’s wells representing an investment of approximately $34.0 million by Arkoma.

In early April 2018, representatives of the Company, Jerry and Stephen Jones, and Arkoma met to discuss the status of the Tender Offers under the Initial Refinancing Proposal. Mr. Allison advised that the Company believed the Tender Offers were unlikely to be consummated in their current form due to the significant decline in the market price of the Company’s common stock. He proposed to Jerry Jones a potential alternative transaction whereby Arkoma and its affiliate, Williston, would contribute assets to the Company in exchange for common stock, as an alternative to the Arkoma Equity Investment. On April 11, 2018, representatives of Arkoma, Williston, the Company and Deutsche Bank met to discuss additional details of the proposed asset contribution transaction. The meeting topics included a high level discussion on the range of prospective valuation levels for the assets, plans to refinance the Company’s outstanding debt in connection therewith, and hiring an independent reserve engineering firm, Lee Keeling & Associates (“Lee Keeling”).

Lee Keeling and Russell Romoser, of the Company, met with representatives of Arkoma, on behalf of itself and Williston, on April 13, 2018, and began preparation of a reserve report of the Bakken Shale Properties. Arkoma and Williston received and responded to diligence requests from the Company with respect to the Bakken Shale Properties beginning on April 13, 2018.

On April 16, 2018, in a meeting attended by a representative of Deutsche Bank, Mr. Allison, Mr. Burns, Jerry Jones and Stephen Jones, the parties discussed additional details of the asset contribution transaction, including potential valuation methodologies for the Bakken Shale Properties.

On April 19, 2018, the Company provided to Arkoma the reserve report prepared by Lee Keeling of the Arkoma and Williston properties proposed to be contributed in connection with the asset contribution transactions.

On April 23, 2018, the Board met by telephone. Mr. Allison, Mr. Burns, and representatives of Deutsche Bank also participated in the meeting. The members of the Board (including Mr. Allison and Mr. Burns) discussed with the representatives of Deutsche Bank various perspectives with respect to how to value the Bakken Shale Properties taking into account, among other things, different oil and gas pricing assumptions. Representatives of Deutsche Bank also reviewed with the Board information regarding the trading price of the Company common stock prior to announcement of the Initial Refinancing Proposal. Following this discussion, the representatives of Deutsche Bank left the meeting. The members of the Board authorized management to proceed with negotiating the asset contribution transaction with Arkoma and Williston pursuant to a letter of intent. Following the authorization by the Board, representatives of the Company, Deutsche Bank, Arkoma and Jerry and Stephen Jones met to discuss the structure and terms of the asset contribution transaction.

On April 24, 2018, Mr. Burns provided an analysis of the Company’s outstanding shares of common stock to Mr. McCoy.

On April 25, 2018, Mr. Allison and Mr. Burns had several conversations with Jerry Jones and Mr. McCoy regarding the number of shares and the value of the shares and the value of the Bakken Shale Properties. After reaching agreement, Arkoma, Williston, and the Company signed a letter of intent with respect to the asset contribution transaction. The parties also agreed to waive the condition requiring the consummation of the Arkoma Equity Investment under the strategic drilling venture agreement. Subsequently, the parties agreed to terminate the strategic drilling venture upon the closing of the Jones Transactions.

On April 26, 2018, the Company issued a press release announcing that it had entered into the letter of intent, withdrew the Tender Offers and terminated the Arkoma Equity Investment.

On April 27, 2018, the Company closed the sale of its Eagle Ford properties.

On May 3, 2018, Locke Lord LLP, legal advisor to the Company, delivered an initial draft of the Contribution Agreement to Gibson, Dunn & Crutcher LLP, legal advisor to Arkoma and Williston. The draft Contribution Agreement was consistent with the letter of intent.

Beginning in late April 2018 and through early May 2018, representatives from Locke Lord and Gibson Dunn, together with members of the respective management teams of the Company and Arkoma and Williston, negotiated the terms of the definitive Contribution Agreement.

20	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

The Company received and responded to additional diligence requests from Arkoma and Williston relating to the asset contribution transactions beginning on May 4, 2018.

On May 9, 2018, the parties completed negotiations on the terms of the Contribution Agreement. The Board met, with representatives of Locke Lord and Deutsche Bank in attendance, to review the Contribution Agreement and the transactions contemplated thereby. The Board determined that the terms of the Contribution Agreement and the transactions contemplated thereby, are advisable and are fair to and in the best interests of the Company and its stockholders, and each of the transactions contemplated by the Contribution Agreement, was approved and the terms and provisions of the Contribution Agreement and the related documents and deliverables thereunder were approved and adopted in all respects. Additionally, the Board approved the Charter Amendments and recommended unanimously that the stockholders vote in favor of Proposal 1 and Proposal 2 under this proxy statement.

The Company, Arkoma and Williston entered into the Contribution Agreement on May 9, 2018. The material terms of the Contribution Agreement are summarized under the heading “The Jones Transactions—The Contribution Agreement” in this proxy statement.

Opinion of Financial Advisor to Comstock

At the May 9, 2018 meeting of the Board, Deutsche Bank, financial advisor to Comstock, rendered its oral opinion to the Board, confirmed by delivery of a written opinion dated May 9, 2018, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the consideration of 88,571,429 shares of Comstock common stock to be paid by Comstock pursuant to the Contribution Agreement was fair, from a financial point of view, to Comstock. Deutsche Bank did not express any opinion with respect to the potential adjustments to such consideration pursuant to the Contribution Agreement.

The full text of Deutsche Bank’s written opinion, dated May 9, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is included as Annex D to this proxy statement and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Board in connection with and for the purpose of its evaluation of the Jones Transactions. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, to Comstock of the consideration of 88,571,429 shares of Comstock common stock to be paid by Comstock pursuant to the Contribution Agreement as of the date of the opinion. The opinion did not address any other terms of the Jones Transactions, the Contribution Agreement or any other agreement entered into, or to be entered into, in connection with the Jones Transactions. Nor did Deutsche Bank express any opinion with respect to the allocation of the Consideration between Arkoma and Williston or among the Bakken Shale Properties. The Board did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the Jones Transactions, or any consideration received or paid in connection therewith, to the holders of any class of securities, creditors or other constituencies of Comstock, nor did it address the fairness of the contemplated benefits of the Jones Transactions. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Comstock to engage in the Jones Transactions or the relative merits of the Jones Transactions as compared to any alternative transactions or business strategies, including the Initial Refinancing Proposal. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion did not constitute a recommendation, as to how any holder of shares of Comstock common stock should vote with respect to the Jones Issuance, the Jones Transactions or any other matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Jones Transactions, or any class of such persons, in connection with the Jones Transactions whether relative to the consideration of 88,571,429 shares of Comstock common stock or otherwise. Deutsche Bank’s opinion did not in any manner address the prices at which Comstock common stock or any other securities will trade at any time.

In connection with its role as financial advisor to Comstock, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Comstock and certain internal analyses, financial forecasts and other information relating to the Bakken Shale Properties and any Assumed Obligations (as defined in the Contribution Agreement), Comstock, and the Company after giving effect to the Jones Transactions provided by management of Comstock and approved for Deutsche Bank’s use by senior management of Comstock. Deutsche Bank

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	21

PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

also held discussions with certain senior officers of Arkoma and Williston regarding the businesses and prospects associated with the Bakken Shale Properties and Assumed Obligations and with certain senior officers of Comstock regarding the businesses and prospects associated with the Bakken Shale Properties and Assumed Obligations and the businesses and prospects of Comstock (both before and after giving effect to the Jones Transactions). In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for Comstock common stock;

•

compared certain financial, operating and stock market information for Comstock and certain financial and operating information relating to the Bakken Shale Properties and Assumed Obligations with, to the extent publicly available, similar information for certain companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent transactions which it deemed relevant;

•	reviewed the Contribution Agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify any information, whether publicly available or furnished to it, concerning the Bakken Shale Properties, the Assumed Obligations or Comstock, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Board, assumed and relied upon the accuracy and completeness of all such information.

Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or, other than certain reserve reports provided to Deutsche Bank by management of Arkoma, Williston and Comstock, review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Arkoma or Williston (including the Bakken Shale Properties and Assumed Obligations) or Comstock or any of its subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Arkoma or Williston, Comstock or any of its subsidiaries (or the impact of the Jones Transactions thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the Board that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Comstock as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware of after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Board, that in all respects material to its analysis, the Jones Transactions would be consummated in accordance with the terms of the Contribution Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed with the knowledge and permission of the Board, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Jones Transactions would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and relied on the assessments made by Comstock and its other advisors with respect to such issues.

Comstock selected Deutsche Bank as its financial advisor in connection with the Jones Transactions based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Comstock and Deutsche Bank, dated April 30, 2018, Comstock has agreed to pay Deutsche Bank a transaction fee of $5.0 million for its services as financial advisor to Comstock in connection with the Jones Transactions, of which $250,000 became payable upon the announcement of the Jones Transactions and the remainder of which is contingent upon consummation of the Jones Transactions. Comstock has also agreed to reimburse Deutsche Bank for all reasonable fees, expenses and disbursements of its counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the Jones Transactions or otherwise arising out of its engagement, in each case on the terms set forth in its engagement letter. Comstock has also agreed to indemnify Deutsche Bank and its affiliates to the full extent lawful against certain liabilities, including certain liabilities arising out of its engagement or the Jones Transactions.

22	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group had been advising Comstock, and were expected to provide financing to Comstock, in connection with the Initial Refinancing Proposal for which the DB group would have expected to receive compensation. The DB Group may also provide investment and commercial banking services to Comstock, Arkoma, Williston or their respective affiliates in the future, for which we would expect the DB Group to receive compensation. Based upon a review of its internal information management systems, as of May 8, 2018, the DB Group had not received any fees for such services from Comstock, Arkoma or Williston since January 1, 2016. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Comstock and its affiliates or affiliates of Arkoma and Williston for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Board at its meeting held on May 9, 2018, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 8, 2018, and is not necessarily indicative of current market conditions.

Material Financial Analyses Relating to the Bakken Shale Properties and Assumed Obligations

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements relating to the Bakken Shale Properties and Assumed Obligations with corresponding financial information and valuation measurements for the following four publicly traded companies, referred to as the “Arkoma selected companies”:

•	Continental Resources, Inc.

•	Whiting Petroleum Corporation

•	Oasis Petroleum Inc.

•	Northern Oil and Gas, Inc.

Deutsche Bank selected the Arkoma selected companies because they are independent oil and gas companies with substantial operations in the Bakken shale formation. Although none of the Arkoma selected companies is directly comparable to the Bakken Shale Properties, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purpose of analysis, may be considered similar to certain financial or operating characteristics of the Bakken Shale Properties. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the Arkoma selected companies and other factors that could affect the public trading values of such companies.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	23

PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

Based on information contained in the most recent public filings of the Arkoma selected companies (including latest estimated average daily production amounts (measured in barrels of oil equivalents (“BOE”) per day, or “BOE/d”) (“Production”) and the latest estimated proved oil and natural gas reserves (measured in BOE) (“Proved Reserves”)), and analyst consensus estimates of earnings before interest, taxes, depreciation, amortization and exploration (“EBITDAX”) for calendar years 2018 and 2019 for the Arkoma selected companies, Deutsche Bank calculated the following multiples or ratios for each of the Arkoma selected companies:

•

the ratio of total enterprise value (calculated as equity value plus total debt (excluding in-the-money convertible debt) and minority interest, less cash and equivalents) (“TEV”) to estimated EBITDAX for calendar year 2018, referred to as “TEV/2018 estimated EBITDAX”;

•	the ratio of TEV to estimated EBITDAX for calendar year 2019, referred to as “TEV/2019 estimated EBITDAX”;

•

the ratio of oil and gas exploration and production TEV (“E&P TEV”), defined as TEV adjusted for market-based equity and publicly disclosed net debt of non-exploration and production consolidated assets, to Production, referred to as “E&P TEV/Production”; and

•	the ratio of E&P TEV to Proved Reserves, referred to as “E&P TEV/Proved Reserves.”

The results of this analysis are summarized as follows:

	Low	Mean	High
TEV/2018 estimated EBITDAX	4.9x	6.5x	8.7x
TEV/2019 estimated EBITDAX	4.3x	5.7x	7.9x
E&P TEV/Production ($/2018 estimated BOE/d)	$55,794	$69,361	$105,519
E&P TEV/Proved Reserves ($/BOE)	$12	$16	$24

Deutsche Bank then calculated the following ranges of implied TEV of the Bakken Shale Properties taking into account Assumed Obligations:

•

approximately $704 million to $1,005 million by applying multiples of TEV to 2018 estimated EBITDAX of 3.5x to 5.0x to Comstock management estimates of 2018 EBITDAX attributed to the Bakken Shale Properties and Assumed Obligations;

•

approximately $402 million to $603 million by applying multiples of TEV to 2019 estimated EBITDAX of 3.0x to 4.5x to Comstock management estimates of 2019 EBITDAX attributed to the Bakken Shale Properties and Assumed Obligations;

•

approximately $644 million to $859 million by applying a range of TEV to Production of $45,000 to $60,000 to Comstock management estimates of Production attributed to the Bakken Shale Properties and Assumed Obligations; and

•	approximately $322 million to $451 million by applying a range of TEV to Proved Reserves of $10.00 to $14.00 to Proved Reserves attributed to the Bakken Shale Properties and Assumed Obligations.

24	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

Selected Transaction Analysis

Deutsche Bank reviewed certain publicly available information relating to the following twelve acquisition transactions announced since 2016 with transaction values greater than $50 million which Deutsche Bank in its professional judgment considered generally relevant for comparative purposes as transactions involving companies with oil and natural gas operations primarily in the Bakken shale formation, referred to as the “Arkoma selected transactions”:

Date Announced	Target	Acquiror
10/23/17	Linn Energy, Inc.	Valorem Energy, LLC
9/20/17	Halcon Resources Corporation	Riverbend Oil & Gas LLC
8/15/17	Whiting Petroleum Corporation	RimRock Oil & Gas Williston, LLC
7/11/17	Halcon Resources Corporation	Bruin E&P Partners
3/31/17	Hess Corporation	Crescent Point Energy Corp
12/12/16	Enerplus Corporation	Bruin E&P Partners
10/28/16	Samson Resources Company	Resource Energy Can-Am LLC
10/18/16	SM Energy Company	Oasis Petroleum Inc.
8/18/16	Continental Resources Inc.	Kraken Oil & Gas, LLC
6/14/16	Natural Resource Partners L.P.	Lime Rock Resources IV-A, L.P.
5/25/16	New Emerald Energy LLC	CL Energy Opportunity Fund, LP
4/11/16	Forestar Group Inc.	DW Slate. LLC

Although none of the Arkoma selected transactions is directly comparable to the Jones Transactions and the operations of target companies in the Arkoma selected transactions are not directly comparable to the Bakken Shale Properties, the companies that participated in the Arkoma selected transactions are such that, for purposes of analysis, the Arkoma selected transactions may be considered similar to Jones Transactions. The analysis of selected precedent transactions was not simply mathematical, rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operational characteristics of the target companies involved in the Arkoma selected transactions and other factors that could affect the acquisition value of such companies.

With respect to each Arkoma selected transaction and based on publicly available information, Deutsche Bank calculated and analyzed the ratio of TEV to Production.

The results of this analysis are summarized as follows:

Arkoma Selected Transactions	Low	Mean	High
TEV/Production ($/BOE/d)	$22,727	$33,125	$40,410

Based in part upon the TEV/Production ratios described above and taking into account their professional judgment and experience, Deutsche Bank calculated a range of implied TEV of the Bakken Shale Properties taking into account Assumed Obligations by applying a TEV/Production range of $30,000 to $40,000 to Comstock management’s estimate of Production associated with the Bakken Shale Properties and Assumed Obligations, resulting in a range of implied TEV of the Bakken Shale Properties taking into account Assumed Obligations of approximately $430 million to $573 million.

Blowdown Reserve Present Value Analysis

Deutsche Bank performed a blowdown reserve present value analysis of the Bakken Shale Properties taking into account the Assumed Obligations using financial forecasts and other information and data provided by Comstock’s management to calculate a range of implied TEV of the Bakken Shale Properties taking into account Assumed Obligations as of May 8, 2018.

In performing the blowdown reserve present value analysis, Deutsche Bank applied a range of discount rates of 8.0% to 10.0% to after-tax unlevered free cash flows expected to be generated by the Bakken Shale Properties taking into account the Assumed Obligations as provided by Comstock management.

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PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

This analysis resulted in a range of implied enterprise values for the Bakken Shale Properties taking into account the Assumed Obligations of approximately $490 million to $532 million.

Comstock Material Financial Analyses

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Comstock with corresponding financial information and valuation measurements for the following seven publicly traded companies, referred to as the “Comstock selected companies”:

•	Cabot Oil & Gas Corporation

•	Range Resources Corporation

•	Antero Resources Corporation

•	Southwestern Energy Company

•	Gulfport Energy Corporation

•	Ultra Petroleum Corporation

•	Eclipse Resources Corporation

Deutsche Bank selected the Comstock selected companies because they are independent oil and gas companies with operations primarily weighted towards gas exploration and production. Although none of the Comstock selected companies is directly comparable to Comstock, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purpose of analysis, may be considered similar to certain financial or operating characteristics of Comstock. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the Comstock selected companies and other factors that could affect the public trading values of such companies.

Based on information contained in the most recent public filings of Comstock and the Comstock selected companies (including latest estimated Production and Proved Reserves), and analyst consensus estimates of EBITDAX for calendar years 2018 and 2019 for Comstock and the Comstock selected companies, Deutsche Bank calculated the following multiples or ratios for Comstock (pro forma for the sale of the Eagle Ford properties) and each of the Comstock selected companies:

•	TEV/2018 estimated EBITDAX;

•	TEV/2019 estimated EBITDAX;

•	E&P TEV/Production; and

•	E&P TEV/Proved Reserves.

The results of this analysis are summarized as follows:

	Low	Mean	High
TEV/2018 estimated EBITDAX	3.6x	5.7x	10.1x
TEV/2019 estimated EBITDAX	3.5x	4.9x	7.3x
E&P TEV/Production ($/2018 estimated BOE/d)	$11,189	$18,585	$33,501
E&P TEV/Proved Reserves ($/BOE)	$1.97	$3.83	$7.27

Deutsche Bank then calculated the following ranges of implied TEV for Comstock:

•

approximately $981 million to $1,308 million by applying multiples of TEV to 2018 estimated EBITDAX of 4.5x to 6.0x to Comstock management estimates of Comstock’s 2018 EBITDAX (resulting in a range of implied value per share of Comstock common stock of approximately $3.48 to $23.52);

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PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

•

approximately $984 million to $1,353 million by applying multiples of TEV to 2019 estimated EBITDAX of 4.0x to 5.5x to Comstock management estimates of Comstock’s 2019 estimated EBITDAX (resulting in a range of implied value per share of Comstock common stock of approximately $3.66 to $26.28);

•

approximately $865 million to $1,298 million by applying multiples of TEV to Production of $20,000 to $30,000 to Comstock management estimates of Comstock’s Production (resulting in a range of implied value per share of Comstock common stock of less than $0 to approximately $22.92); and

•

approximately $722 million to $1,158 million by applying multiples of TEV to Proved Reserves of $4.00 to $6.00 to Comstock management estimates of Comstock’s Proved Reserves (resulting in a range of implied value per share of Comstock common stock of less than $0 to approximately $14.33).

Selected Transaction Analysis

Deutsche Bank reviewed certain publicly available information relating to the following ten acquisition transactions announced since 2016 with transaction values greater than $40 million, which Deutsche Bank in its professional judgment considered generally relevant for comparative purposes as transactions involving companies with oil and natural gas operations primarily located in the Haynesville shale formation, referred to as the “Comstock selected transactions”:

Date Announced	Target	Acquiror
9/6/17	Rockcliff Energy Operating LLC	Tellurian Inc.
8/1/17	Samson Resources II, LLC	Rockcliff Energy II LLC
12/20/16	Chesapeake Energy Corp.	Covey Park Energy LLC
12/5/16	Chesapeake Energy Corp.	Indigo Minerals LLC
11/2/16	EOG Resources	Covey Park Energy LLC
9/30/16	Anadarko Petroleum Corporation	Castleton Commodities International LLC
7/26/16	Freeport-McMoRan Inc.	Chesapeake Energy Corp.
6/6/16	Devon Energy Corp.	Sheridan Production Partners
4/28/16	BEUSA Energy LLC	Indigo Minerals LLC
3/18/16	EP Energy Corporation	Covey Park Energy LLC

Although none of the Comstock selected transactions are directly comparable to the Jones Transactions and none of the target companies in the Comstock selected transactions is directly comparable to Comstock, the companies that participated in the Comstock selected transactions are such that, for purposes of analysis, the Comstock selected transactions may be considered similar to the Jones Transactions. The analysis of selected precedent transactions was not simply mathematical, rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operational characteristics of the target companies involved in the Comstock selected transactions and other factors that could affect the acquisition value of such companies.

With respect to each Comstock selected transaction and based on publicly available information, Deutsche Bank calculated and analyzed the ratio of TEV to Production.

The results of this analysis are summarized as follows:

Comstock Selected Transactions	Low	Mean	High
TEV/Production ($/BOE/d)	$7,496	$21,881	$35,000

Based in part upon the TEV/Production ratios described above and taking into account their professional judgment and experience, Deutsche Bank calculated a range of implied TEV of Comstock by applying a TEV/Production range of $20,000 to $30,000 to Comstock management’s estimate of Production, resulting in a range of implied TEV of Comstock of approximately $865 million to $1,298 million (resulting in a range of implied value per share of Comstock common stock of less than $0 to approximately $22.92).

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PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

Blowdown Reserve Present Value Analysis

Deutsche Bank performed a blowdown reserve present value analysis of Comstock using financial forecasts and other information and data provided by Comstock’s management to calculate a range of implied TEV of Comstock as of May 8, 2018.

In performing the blowdown reserve present value analysis, Deutsche Bank applied a range of discount rates of 8.0% to 10.0% to after-tax unlevered free cash flows expected to be generated by Comstock’s current oil and gas operations as provided by Comstock management.

This analysis resulted in a range of implied enterprise values for Comstock of approximately $960 million to $1,200 million (resulting in a range of implied value per share of Comstock common stock of approximately $2.16 to $16.92).

Relative Value Analysis

Based upon a comparison of the implied equity value of the Bakken Shale Properties (taking into account the Assumed Obligations) and the implied equity value of Comstock (calculated as implied TEV less net debt) calculated in its selected companies analysis, selected transactions analysis and blowdown reserve present value analysis described above, Deutsche Bank calculated ranges of implied collective ownership of Arkoma and Williston in Comstock after giving effect to the Jones Transactions and the associated implied number of shares of Comstock common stock that would be required to be issued in the transaction based upon such implied ownership. With respect to any given range of ownership, the lower percentage of collective ownership by Arkoma and Williston assumes the maximum implied equity value for Comstock and the minimum implied equity value of the Bakken Shale Properties and the higher percentage of collective ownership by Arkoma and Williston assumes the minimum implied equity value for Comstock and the maximum implied equity value of the Bakken Shale Properties; provided, that where the implied TEV for Comstock less Comstock’s net debt resulted in a negative value, Deutsche Bank assumed that the equity value of Comstock was $5 million in order to calculate meaningful relative valuation metrics. For the Bakken Shale Properties, equity value was treated as equal to TEV as the Bakken Shale Properties will not be burdened by debt.

The results of this analysis are summarized as follows:

	Implied Arkoma and Williston Ownership	Implied shares issued (millions)
Selected Transactions Analysis	53% to 100%	19 to >1,000

Selected Companies Analysis
TEV/2018 estimated EBITDAX	65% to 95%	30 to 289
TEV/2019 estimated EBITDAX	48% to 91%	15 to 165
TEV/Production	63% to 100%	28 to >1,000
TEV/Proved Reserves	58% to 100%	23 to >1,000

Blowdown Reserve Present Value Analysis	64% to 94%	29 to 246

Deutsche Bank noted that the Contribution Agreement capped, subject to certain limited exceptions as to which Deutsche Bank expressed no opinion, the consideration to be paid by Comstock at 88,571,429 shares of Comstock common stock.

Additional Information

Deutsche Bank observed certain additional information that was not considered part of Deutsche Bank’s financial analysis with respect to its opinion but was noted for informational purposes. Specifically, Deutsche Bank reviewed the historical multiples of TEV to estimated next twelve months EBITDAX for Comstock, the Comstock selected companies (as a group) and the Arkoma selected companies (as a group) over various periods.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the

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PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Comstock, the Bakken Shale Properties or the Jones Transactions.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion as to the fairness of the consideration of 88,571,429 shares of Comstock common stock to be paid by Comstock pursuant to the Contribution Agreement from a financial point of view, to Comstock as of the date of the opinion and do not purport to be appraisals or necessarily reflect the prices at which assets, businesses or securities actually may be sold, which are inherently subject to uncertainty.

As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of Comstock with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Comstock, Arkoma or Williston. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Comstock, Arkoma, Williston or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Jones Transactions, including the consideration, were determined through arm’s-length negotiations between Comstock and Arkoma and Williston and were approved by the Board. Although Deutsche Bank provided advice to the Board during the course of these negotiations, the decision to enter into the Contribution Agreement was solely that of the Board. Deutsche Bank did not recommend any specific consideration to Comstock or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction. As described above, the opinion of Deutsche Bank and its presentation to the Board were among a number of factors taken into consideration by the Board in making its determination to approve the Contribution Agreement and the transactions contemplated thereunder.

Reasons for the Jones Transactions

The Board recommends that you vote “FOR” the proposal to approve the issuance of up to 88,571,429 shares of common stock to Arkoma and Williston in accordance with the Contribution Agreement. In reaching its decision to approve the Jones Transactions and recommend that our stockholders approve the Jones Issuance, the Board considered a number of factors, including its belief that completing the Jones Transactions will allow the Company to complete the refinancing of its existing indebtedness based on the proved reserve value and the operating cash flows attributable to the Bakken Shale Properties and to increase its drilling activity in its Haynesville shale program using the operating cash flows from the Bakken Shale Properties. In addition, the Board expects that we will continue to benefit from our positive relationship with Jerry Jones through his significant shareholding position in the Company.

The Board also considered the factors described in “—Certain Effects of Proposal 1” and “—Potential Consequences if Proposal 1 is Not Approved” below. In view of the wide variety of factors considered in connection with its evaluation of the Jones Transactions and the complexity of these matters, the Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Jones Transactions and to recommend that our stockholders approve the Jones Issuance. In addition, individual members of the Board may have given differing weights to different factors. The Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors.

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PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

Regulatory Approvals Required for the Jones Transactions

Hart-Scott-Rodino Antitrust Improvements Act of 1976. As a condition to the Jones Transactions, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), requires us and Arkoma and Williston to observe the HSR Act’s notification and waiting period. On May 25, 2018, each of the Company, Arkoma and Williston filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice notification and report forms under the HSR Act with respect to the Jones Transactions. Early termination of the waiting period with respect to the notification and report forms was granted effective June 6, 2018.

At any time before or after consummation of the Jones Transactions, notwithstanding the termination of the waiting periods under the HSR Act, the Department of Justice, the Federal Trade Commission or any U.S. state could take such action under the antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin, restrain, prevent or prohibit the completion of the Jones Transactions or seeking divestiture of any business, properties or assets of the Company. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

Under the Contribution Agreement, the Company and Arkoma and Williston generally must use reasonable best efforts to take all necessary actions to obtain all governmental approvals required to complete the Jones Transactions. However, there can be no assurance that no governmental entity or private party will attempt to challenge the Jones Transactions on antitrust or competition grounds, and, if such a challenge is made, there can be no assurance as to its result.

Certain Effects of Proposal 1

While the Board believes that the Jones Issuance is advisable and in the best interests of the Company and our stockholders, you should consider the following factors, together with the other information included in this proxy statement, in evaluating this proposal.

Dilution. If our stockholders approve the Jones Issuance, we will issue an aggregate of up to 88,571,429 shares of our common stock to Arkoma and Williston. Following the Jones Transactions, we expect to have approximately 104,832,446 shares of common stock outstanding (which does not include the shares of common stock underlying our Convertible Notes, which we intend to retire or redeem following the consummation of the Jones Transactions), with Arkoma and Williston owning in the aggregate approximately 84.5% of our common stock. As a result, our current stockholders would experience substantial dilution of earnings per share, as well as of ownership percentage and voting rights.

Controlling Stockholder. As majority stockholders, Arkoma and Williston will have the ability to determine or block matters submitted to our stockholders for a vote and will be able to control our business and affairs. Arkoma and Williston will also have the right to designate a majority of the members of the Board.

Possible Effect on Market Price. The Jones Issuance could have an adverse effect on the market price of our common stock as a result of the substantial dilution in connection with the Jones Transactions and the fact Arkoma and Williston will be controlling stockholders of the Company.

Limitation on use of Net Operating Loss Carryforwards. Our ability to use our net operating loss carryforwards (“NOLs”) will be limited if, as we expect, the Jones Transactions will result in an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended. It is also possible that a portion of our tax basis deductions would be limited if such an ownership change were to occur. For 2017 tax reporting purposes, we had approximately $923.7 million of federal NOLs available to offset future taxable income. If there is an ownership change as a result of the Jones Transactions, our future period tax liability could be greater than it would otherwise have been in the absence of such ownership change and, accordingly, could adversely impact our future period cash flows. Limitations pertaining to the use of our NOLs could also result in the statutory expiration of a portion of those NOLs prior to use.

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PROPOSAL 1 APPROVAL OF THE ISSUANCE OF UP TO 88,571,429 SHARES OF COMPANY COMMON STOCK TO ARKOMA AND WILLISTON IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT

Potential Consequences if Proposal 1 is Not Approved

If stockholder approval is not obtained for Proposal 1, we will not be able to consummate the Jones Transactions. In addition, if we do not consummate the Jones Transactions, we will likely not be able to refinance our existing debt as contemplated. If the Jones Transactions are not closed on or prior to October 31, 2018, Arkoma and Williston will have the right to terminate the Contribution Agreement.

Notwithstanding the Jones Transactions, the implementation of our business strategy will require significant expenditures for the remainder of 2018 and beyond. Our capital spending will continue to be driven by exploration and development opportunities and managed based on market conditions. We will require significant capital to service our existing debt, to further evaluate and develop certain of our prospects and to fund our ongoing exploration and development program. If stockholder approval is not obtained for Proposal 1, it may be necessary for us to seek alternative transactions to restructure our existing capital structure, which we may be unable to obtain or which may be obtained on terms significantly less favorable to us than we could obtain if the Jones Transactions are completed.

Dissenters’ Rights

Under Nevada law, our stockholders will not have dissenters’ rights in connection with the Jones Issuance.

Preemptive Rights

Existing holders of our common stock will not have preemptive rights in connection with the Jones Issuance.

Required Vote

The affirmative vote of the holders of at least a majority of the outstanding shares of common stock represented at the Annual Meeting and entitled to vote is required for approval of Proposal 1.

The Board recommends that stockholders vote “FOR” Proposal 1 to approve the Jones Issuance.

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PROPOSAL 2	PROPOSAL TO ADOPT THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

The Board has approved and is recommending to the stockholders for approval at the Annual Meeting, an amendment and restatement of our Restated Articles of Incorporation, as amended and in effect (the “Existing Articles”). Under the proposed Second Amended and Restated Articles of Incorporation (the “Charter Amendments”), the Existing Articles will be amended to (i) increase the number of authorized shares of common stock from 75,000,000 to 155,000,000, in part, so that we have sufficient authorized shares of common stock available to satisfy the Jones Issuance (the “Authorized Share Increase”), (ii) ensure that stockholders may act by written consent of the majority so long as Arkoma and Williston collectively own a majority of the common stock (“Action by Written Consent”), and (iii) renounce any interest by the Company in the business opportunities of Arkoma and Williston and their affiliates (“Renouncement of Corporate Opportunities”). The Board has unanimously determined that it is necessary and advisable to adopt the Second Amended and Restated Articles of Incorporation to adopt the foregoing Charter Amendments and include all prior amendments to the Existing Articles into a single operative document. The adoption of the Charter Amendments contained in the Second Amended and Restated Articles of Incorporation is a condition to the closing of the Jones Transactions under the Contribution Agreement.

The approval of Proposal 2 is conditioned upon the approval of Proposal 1.

If Proposal 1 and Proposal 2 are approved, the Second Amended and Restated Articles of Incorporation will become effective upon the filing with the Secretary of State of the State of Nevada, which we would complete promptly after the Annual Meeting in connection with the closing of the Jones Transactions subject to the satisfaction or waiver of the other conditions to closing. The full text of the proposed Second Amended and Restated Articles of Incorporation is attached to this proxy statement as Annex C.

Authorized Share Increase

Article Fourth of our Existing Articles currently authorizes 75,000,000 shares of common stock, par value of $0.50, as well as 5,000,000 shares of preferred stock, par value $10.00 per share. As of the Record Date, the number of shares of common stock outstanding was 16,261,017, 1,028,672 shares of common stock were reserved for issuance for outstanding performance share units, 51,449 shares of common stock were reserved for issuance upon exercise of outstanding warrants and 40,509,810 shares of common stock were reserved for issuance in the event of the conversion of our 7 3⁄4% Convertible Secured PIK Notes due 2019 and 9 1⁄2% Convertible Secured PIK Notes due 2020. As a result, only approximately 17.1 million shares of common stock are available for issuance for future purposes. No shares of preferred stock are outstanding, and the Authorized Share Increase would not increase the authorized number of shares of preferred stock.

The Board has determined that it is necessary to increase the number of authorized shares of common stock to allow for the Jones Issuance and to provide a sufficient reserve of shares for our future business and financial needs. If stockholder approval for the Charter Amendments is not obtained, then we will not be able to increase the total number of authorized shares of common stock from 75,000,000 to 155,000,000, and therefore, we will not have sufficient shares of common stock available to issue up to 88,571,429 shares of common stock to Arkoma and Williston to consummate the Jones Transactions.

Existing holders of shares of common stock would have no preemptive rights under our Second Amended and Restated Articles of Incorporation to purchase any additional shares of common stock we may issue.

As discussed under the heading “Certain Effects of Proposal 1” of this proxy statement, the Jones Issuance will substantially dilute the voting power of existing stockholders, decrease earnings per share and decrease the book value and

32	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

PROPOSAL 2 PROPOSAL TO ADOPT THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

market value per share of shares presently held. Additionally, as the majority stockholders collectively owning approximately 84.5% of our common stock outstanding, Arkoma and Williston will have the ability to determine or block matters submitted to our stockholders for a vote and will be able to control our business and affairs.

Article Fourth of the Existing Articles is proposed to be deleted in its entirety. Article Fourth currently provides that:

Fourth: That the amount of the total of the authorized capital stock of the corporation is Eighty Million (80,000,000) shares of which Seventy-Five Million (75,000,000) shares are Common Stock, Fifty Cents ($0.50) par value per share, and Five Million (5,000,000) shares are Preferred Stock, Ten Dollars ($10.00) par value per share. The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote. The Preferred Stock may be issued in one or more series; shares of each series shall be identical in all respects and shall have such voting, dividend, conversion and other rights, and such preferences and privileges as may be determined by resolution of the Board of Directors of the corporation.

The following paragraph is proposed to be the new Article Third of the Second Amended and Restated Articles of Incorporation:

Third: That the amount of the total of the authorized capital stock of the corporation is One Hundred Sixty Million (160,000,000) shares of which One Hundred Fifty-Five Million (155,000,000) shares are Common Stock, Fifty Cents ($0.50) par value per share, and Five Million (5,000,000) shares are Preferred Stock, Ten Dollars ($10.00) par value per share. The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote. The Preferred Stock may be issued in one or more series; shares of each series shall be identical in all respects and shall have such voting, dividend, conversion and other rights, and such preferences and privileges as may be determined by resolution of the Board of Directors of the corporation.

Action by Written Consent

Pursuant to Nevada law, stockholders of the Company may act by written consent of the majority, in lieu of a meeting. Pursuant to the Contribution Agreement, the Second Amended and Restated Articles of Incorporation contains a new provision (Article Tenth) providing that, for so long as Arkoma and Williston collectively own a majority of the issued and outstanding common stock of the Company, the Company shall take no action to eliminate, restrict or impair this right of the stockholders.

If the Second Amended and Restated Articles of Incorporation are adopted, new Article Tenth shall read:

So long as the Contributors collectively own shares constituting a majority of the voting power of the corporation’s issued and outstanding capital stock, the corporation shall take no action to eliminate, restrict or impair the corporation’s stockholders from taking action by written consent in lieu of meeting pursuant to Nevada law.

Renouncement of Corporate Opportunities

Additionally, pursuant to the Contribution Agreement, the Second Amended and Restated Articles of Incorporation contains a waiver in the new Article Ninth, which renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities presented to Arkoma and/or Williston or their respective affiliates or agents.

The Renouncement of Corporate Opportunities is proposed because Arkoma and Williston will continue to engage in similar lines of business as the Company following the consummation of the Jones Transactions, and could face difficulties in fulfilling fiduciary obligations to the Company and its stockholders in connection therewith. The determination of the full scope of such duties in any particular situation would be overly burdensome. Arkoma, Williston and any Jones Designees would face significant exposure to potential liabilities which would deter Arkoma and Williston from continuing its investment in the Company and the Jones Designees from serving on the Board.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	33

PROPOSAL 2 PROPOSAL TO ADOPT THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

If the Second Amended and Restated Articles of Incorporation are adopted, new Article Ninth shall read:

To the fullest extent permitted by Section 78.070(8) of the Nevada Revised Statutes and except as may be otherwise expressly agreed in writing by the corporation and either of the Contributors, the corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to any Contributor or any of such Contributor’s managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the corporation and its subsidiaries), even if the opportunity is one that the corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person or entity shall be liable to the corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity or another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the corporation or its subsidiaries. Neither the alteration, amendment, addition to or repeal of this Article Ninth, nor the adoption of any provision of these Articles of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article Ninth, shall eliminate or reduce the effect of this Article Ninth in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Ninth, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

As used herein, the following definitions shall apply:

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

(b)

“Contributors” means Arkoma Drilling, L.P., a Texas limited partnership, and Williston Drilling, L.P., a Texas limited partnership, and each of their respective Affiliates (other than the corporation and its subsidiaries).

In connection with the Charter Amendments described above, other minor changes were made to the Existing Articles (i) to correct certain grammatical or typographical errors included in the Existing Articles, (ii) to comply with Nevada law regarding a restatement of a Nevada corporation’s articles of incorporation, and (iii) to conform the article references included in the Second Amended and Restated Articles of Incorporation to the updated article numbering therein.

The Board has unanimously adopted a resolution approving, subject to stockholder approval, and declaring the advisability of the adoption of the Second Amended and Restated Articles of Incorporation, including each of the Charter Amendments.

Dissenters’ Rights

Under Nevada law, our stockholders will not have dissenters’ rights in connection with the adoption of our Second Amended and Restated Articles of Incorporation.

Required Vote

The affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote on this proposal is required for approval of Proposal 2.

The Board recommends that stockholders vote “FOR” the adoption of Proposal 2 to adopt the Second Amended and Restated Articles of Incorporation.

34	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

PROPOSAL 3	TO ELECT EACH OF THE FOLLOWING NINE DIRECTOR NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS

Whether Proposals 1 and 2 are approved or not, the Company nominates each of its current directors for re-election, in each case, to serve a term of one year beginning at the Annual Meeting and until their successors are duly elected and qualified.

Our Board presently consists of nine members, all of whom are elected to serve one year terms.

Under this Proposal 3, the Board has nominated M. Jay Allison, Roland O. Burns, Elizabeth B. Davis, Morris E. Foster, David K. Lockett, Cecil E. Martin, Frederic D. Sewell, David W. Sledge and Jim L. Turner.

If you do not vote for a particular nominee on your Proxy Card, your vote will not count either “for” or “against” the nominee. In an uncontested election, such as this one, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the Board. The corporate governance/nominating committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the committee’s recommendation and publicly disclose its decision. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation. Any vacancies on the Board may be filled in accordance with the governing documents of the Company.

Information about our current directors and nominees for director appears below under the heading “Director Nominees.” If the Jones Transactions are consummated, Arkoma and Williston will have the right to designate five members of the Board (see “The Jones Transactions — Board of Directors Composition”). Following consummation of the Jones Transactions, the Company may be required to remove certain elected directors in order to appoint directors designated by Arkoma and Williston.

The Board recommends that stockholders vote “FOR” the election of each of the director nominees.

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Selection Criteria and Qualifications of Director Candidates

Director Selection Process

The nominating functions of the Board are handled by the corporate governance/nominating committee pursuant to its charter. In evaluating nominees for membership on the Board, the corporate governance/nominating committee applies the board qualification standards set forth in our corporate governance guidelines. Under these qualification standards, the corporate governance/nominating committee will take into account many factors, including education, business, governmental and civic experience, broad and diverse backgrounds, communication, interpersonal and other required skills, independence, wisdom, integrity, an understanding and general acceptance of our current corporate philosophy, strong business or professional knowledge and experience that can bear on our problems and deliberations, an inquiring mind, the willingness to speak one’s mind and ability to challenge and stimulate management, future orientation and the willingness to commit the required time and energy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the corporate governance/nominating committee may consider such other factors as it may deem are in the best interests of us and our stockholders. The corporate governance/nominating committee evaluates each individual in the context of the Board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full Board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

Our corporate governance/nominating committee regularly assess the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the corporate governance/nominating committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the corporate governance/nominating committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

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SELECTION CRITERIA AND QUALIFICATIONS OF DIRECTOR CANDIDATES

Director Nominees

The corporate governance/nominating committee has recommended, and the Board has nominated, the following for election as directors. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy, or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Biographical information concerning the current directors standing for re-election appears below.

M. Jay Allison Director, Chairman of the Board of Directors and Chief Executive Officer

Mr. Allison, age 62, has been our Chief Executive Officer since 1988. Mr. Allison was elected Chairman of the Board in 1997 and has been a director since 1987. From 1988 to 2013, Mr. Allison served as our President. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. Mr. Allison currently serves on the Board of Regents for Baylor University.

Mr. Allison has 30 years of executive leadership experience in the oil and gas industry. Mr. Allison combines his educational background in business and in commercial law, along with his entrepreneurial spirit, his driven work ethic and extensive knowledge of the oil and gas industry, to pursue disciplined investments intended to enhance stockholder value.

Roland O. Burns Director, President, Chief Financial Officer and Secretary

Mr. Burns, age 58, has been our President since 2013, Chief Financial Officer since 1990, Secretary since 1991 and a director since 1999. Mr. Burns served as our Senior Vice President from 1994 to 2013 and Treasurer from 1990 to 2013. From 1982 to 1990, Mr. Burns was employed by the public accounting firm, Arthur Andersen. During his tenure with Arthur Andersen, Mr. Burns worked primarily in the firm’s oil and gas audit practice. Mr. Burns currently serves on the Board of Directors of the Cotton Bowl Athletic Association and the University of Mississippi Foundation.

Mr. Burns is an experienced financial executive with extensive knowledge and experience in financial reporting, internal controls in the oil and gas industry, treasury and risk management, mergers and acquisitions, and regulatory compliance. Mr. Burns works with Mr. Allison to evaluate and consider business development opportunities and financing proposals. Mr. Burns, who is our principal contact with investors and investment bankers, updates the Board on trends in the capital markets, including the availability of debt and equity financing and transactional activity in the oil and gas industry.

Elizabeth B. Davis, PhD Director

Dr. Davis, age 55, has served as a director since 2014. Dr. Davis is currently the President of Furman University. Dr. Davis was the Executive Vice President and Provost for Baylor University until 2014, and served as Interim Provost from 2008 to 2010. Prior to her appointment as Provost, she was a professor of accounting in the Hankamer School of Business at Baylor University where she also served as associate dean for undergraduate programs and as acting chair for the Department of Accounting and Business Law. Prior to joining Baylor University, she worked for the public accounting firm Arthur Andersen from 1984 to 1987.

Dr. Davis brings to the Board executive experience from her leadership roles in higher education as well as expertise in finance and accounting from her teaching and research experiences.

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SELECTION CRITERIA AND QUALIFICATIONS OF DIRECTOR CANDIDATES

Morris E. Foster Director

Morris E. Foster, age 75, has served as a director since May 2017. Mr. Foster retired in 2008 as Vice President of ExxonMobil Corporation and President of ExxonMobil Production Company following more than 40 years of service with the ExxonMobil group. Mr. Foster served in a number of production engineering and management roles domestically as well as in the United Kingdom and Malaysia prior to his appointment in 1995 as a Senior Vice President in charge of the upstream business of Exxon Company, USA.

In 1998, Mr. Foster was appointed President of Exxon Upstream Development Company, and following the merger of Exxon and Mobil in 1999, he was named to the position of President of ExxonMobil Development Company. In 2004, Mr. Foster was named President of Exxon Mobil Production Company, the division responsible for ExxonMobil’s upstream oil and gas exploration and production business, and a Vice President of ExxonMobil Corporation. Mr. Foster currently serves as Chairman of Stagecoach Properties Inc., a real estate holding corporation with properties in Salado, Houston and College Station, Texas and Carmel, California and as a member of the Board of Regents of Texas A&M University. In addition, Mr. Foster currently serves on the board of directors of Scott & White Medical Institute and First State Bank of Temple, Texas.

Mr. Foster brings to the Board extensive executive management experience in the oil and gas industry. He additionally brings his substantial experience in international operations and mergers and acquisitions gained from his career at one of the world’s largest companies.

David K. Lockett Director

Mr. Lockett, age 64, has served as a director since 2001. Mr. Lockett was a Vice President with Dell Inc. and held executive management positions in several divisions within Dell from 1991 until his retirement from Dell in 2012. Since 2014, Mr. Lockett has served as President of Austex Fence & Deck in Austin, Texas. Between 2012 and 2014, Mr. Lockett, who has over 35 years of experience in the technology industry, provided consulting services to small and mid-size companies.

Mr. Lockett joined Dell during its start-up years and worked in executive level positions at Dell throughout his tenure there. He is an experienced manager, having supervised large organizations through a series of business cycles in the highly competitive personal computer/peripheral business. Mr. Lockett shares the good business judgment and insight gained from these experiences with the Board and also provides guidance from the perspective gained from a long career in a global market-focused company.

Cecil E. Martin Director

Mr. Martin, age 77, has served as a director since 1989 and is currently the chairman of our audit committee and our Lead Director. Mr. Martin is an independent commercial real estate investor who has primarily been managing his personal real estate investments since 1991. From 1973 to 1991, he also served as chairman of a public accounting firm in Richmond, Virginia. Mr. Martin also served on the board of directors of Crosstex Energy, Inc. and Crosstex Energy, L.P. until their merger with EnLink Midstream and EnLink Midstream Partners LP, respectively, in March 2014. Mr. Martin currently serves on the board of directors of Garrison Capital, Inc. He served as chairman of the compensation committee at Crosstex Energy L.P. and currently serves as chairman of the audit committee at Garrison Capital, Inc. Mr. Martin is a Certified Public Accountant.

Mr. Martin brings to our Board a combination of financial literacy and business management experience as well as an excellent understanding of the capital markets. Mr. Martin has a strong background in internal controls, financial reporting and financial analysis. He works closely with our Chief Financial Officer, independent public accountants and internal auditors on a wide range of issues. His service on the compensation and audit committees of other publicly traded companies allows him to bring a wide range of experience and insights as part of his service on our Board.

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SELECTION CRITERIA AND QUALIFICATIONS OF DIRECTOR CANDIDATES

Frederic D. Sewell Director

Mr. Sewell, age 83, has served as a director since 2012. Mr. Sewell has extensive experience in the oil and gas industry, where he has had a distinguished career as an executive leader and a petroleum engineer. Mr. Sewell was the co-founder of Netherland, Sewell & Associates, Inc. (“NSAI”), a worldwide oil and gas consulting firm, where he served as the Chairman and Chief Executive Officer until his retirement in 2008. Mr. Sewell is presently the President and Chief Executive Officer of Sovereign Resources LLC, an exploration and production company that he founded.

Mr. Sewell has over 50 years of experience as a petroleum engineer. During his career with NSAI, Mr. Sewell established relationships with many of the leading energy firms in the United States and gained extensive knowledge of domestic and international oil and gas operations. Mr. Sewell managed the growth of NSAI, which he co-founded in 1969, into one of the most respected worldwide upstream petroleum consulting organizations in the world. Mr. Sewell brings expertise and extensive knowledge of petroleum engineering, the geology of North American oil and gas basins and the estimation of oil and gas reserves to our Board.

David W. Sledge Director

Mr. Sledge, age 61, has served as a director since 1996. Mr. Sledge has been the Chief Operating Officer of ProPetro Services, Inc. since 2012. Mr. Sledge was President and Chief Operating Officer of Sledge Drilling Company until it was acquired by Basic Energy Services, Inc. in 2007 and served as a Vice President of Basic Energy Services, Inc. from 2007 to 2009. He served as an area operations manager for Patterson-UTI Energy, Inc. from 2004 until 2006. From 2009 through 2011, and from 1996 until 2004, Mr. Sledge managed his personal investments in oil and gas exploration activities. Mr. Sledge is a past director of the International Association of Drilling Contractors and is a past chairman of the Permian Basin chapter of this association.

Mr. Sledge is an experienced oil field executive who has managed and started drilling and oil field service companies during a career that spans more than 30 years. Mr. Sledge’s experience ranges from founding and directing the operations of a drilling rig business to serving as an executive manager for one of the largest drilling companies in the United States. Mr. Sledge has extensive contacts in the oil and gas industry, which, coupled with his oil field experience, makes him a valuable resource in understanding industry trends, operating practices and business prospects.

Jim L. Turner Director

Mr. Turner, age 72, has served as a director since 2014. Mr. Turner currently serves as principal of JLT Beverages, L.P., a position he has held since 1996. Mr. Turner is also Chief Executive Officer of JLT Automotive, Inc. Mr. Turner served as President and Chief Executive Officer of Dr. Pepper/Seven Up Bottling Group, Inc., from its formation in 1999 through 2005, when he sold his interest in that company. Prior to that, Mr. Turner served as Owner/Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner currently serves as a non-executive chairman of the board of directors for Dean Foods Company and as chairman of the board of trustees of Baylor Scott and White Health, the largest not-for-profit healthcare system in the state of Texas. He is also a director of Crown Holdings, Inc. and INSURICA.

Mr. Turner brings his extensive business experience as chairman and chief executive officer of a large corporation to the Board. Mr. Turner has valuable experience in business development, finance and mergers and acquisitions. Mr. Turner’s service as a director of two NYSE-listed companies, including his service as the chairman of the board and chairman of the compensation committee, provides substantial experience and insight to our Board.

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Corporate Governance

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted a set of corporate governance guidelines, a code of business conduct and ethics and a policy regarding the approval of related party transactions. These materials are available on our website at www.comstockresources.com, and are available upon written request to our Corporate Secretary.

Determinations of Director Independence

Under rules adopted by the NYSE, we must have a majority of independent directors on our Board. No Board member qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly, or as a partner, stockholder or officer of an organization that has a relationship with us). In evaluating each director’s independence, the Board considers all relevant facts and circumstances, relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest, on the one hand, and us, our affiliates, or our executives, on the other. As a result of this review, the Board affirmatively determined that among the director nominees, Dr. Davis and Messrs. Foster, Lockett, Martin, Sewell, Sledge and Turner are independent from us and our management according to the NYSE’s rules. The Board evaluates independence on an on-going basis.

Board of Director Meetings and Committees

Our Board held four meetings during 2017. We have four standing committees: the audit committee, the compensation committee, the corporate governance/nominating committee and the executive committee. During 2017, the audit committee held six meetings, the compensation committee held five meetings, the corporate governance/nominating committee held one meeting and the executive committee held one meeting. None of our directors attended fewer than 75% of the Board and their respective committee meetings during 2017. All of our directors attended our 2017 annual meeting of stockholders and all are encouraged to attend the 2018 Annual Meeting.

Board Leadership Structure

The position of board chairman is filled by our Chief Executive Officer (the “CEO”). We believe this combined leadership structure is appropriate for us because our Chairman and CEO (i) conveys a singular, cohesive message to our stockholders, employees, industry partners and the investment community, (ii) eliminates any ambiguity as to who is accountable for our performance and (iii) is able to draw on his knowledge of our operations to provide the Board with leadership and properly focus discussions on the issues of greatest importance to the Company and our stockholders. Our directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of the information flow and communication.

Since our board chairman is also a member of management, our Board has designated Mr. Cecil Martin, a non-management director, as “Lead Director.” The responsibilities of the Lead Director include:

•	Coordinating the scheduling of board meetings and preparation of agenda material for board meetings and executive sessions;

•	Defining the scope, quality, quantity and timeliness of the flow of information between management and the Board;

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CORPORATE GOVERNANCE

•	Chairing all meetings of non-management directors and of the executive committee;

•	Overseeing the process of hiring, firing, evaluating and compensating the CEO;

•	Approving the retention of consultants who report directly to the Board;

•	Facilitating communication between the directors and the CEO, and communicating the directors’ perspectives and consensus view to the CEO;

•	Assisting the Board and officers in assuring compliance with and implementation of our governance principles;

•	Leading the annual evaluation of the chairman;

•	Serving as an independent point of contact for stockholders wishing to communicate with the Board;

•	Acting as principal liaison between the independent directors and the CEO on sensitive issues; and

•	Leading the Board in anticipating and responding to crises.

Risk Oversight

One of the responsibilities of the Board, as a whole and through its committees, is to review and evaluate the processes in place to assess the major risks facing our Company and periodically review management’s assessment of the major risks as well as options for their mitigation. Our Board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitates this oversight function. The information flow and communication throughout the year between our Board and senior management regarding long-term strategic planning and short-term operational reporting includes matters of material risk inherent in our business of exploring for and producing oil and natural gas. Also, our audit committee, among other duties, is charged with overseeing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures and has compliance oversight responsibilities.

Adoption of Written Charters

The Board has in place charters for each of the audit committee, the compensation committee and the corporate governance/nominating committee. A copy of the charter for each committee is available on our website at www.comstockresources.com. The charters of these committees are also available upon written request to our Corporate Secretary.

Related Party Transactions

The Board has in place a written policy regarding the approval of related party transactions. At regularly scheduled audit committee meetings, management will recommend any related party transactions that are contemplated, and such transactions will require the audit committee’s approval. Generally, a “related party” is each of our executive officers, directors, nominees for director, any stockholder owning greater than five percent of our outstanding shares, including any immediate family member of each of the foregoing, and any entity owned or controlled by any of the foregoing. Transactions that are available to all of our employees generally or totaling less than $5,000 when aggregated with all similar transactions are excluded from the policy.

With respect to the standards applied by the audit committee when deciding whether to approve a related party transaction, the audit committee shall approve or ratify the transaction if it is on terms believed to be comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

There were no related party transactions in 2017.

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CORPORATE GOVERNANCE

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised entirely of independent directors. None of the members of the committee during 2017 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company has served on the compensation committee or board of directors of any company that employed any member of the Company’s compensation committee or Board.

Stock Ownership Guidelines

The Company has stock ownership requirements for its directors and executive officers. The purpose of the ownership requirements is to further our goal of increasing stockholder value and to further align the interests of our directors and key executives with the interests of our stockholders. Satisfaction of the policy requires that individuals attain and retain holdings of our common stock with a cost basis equal to the following multiple of the individual’s compensation, defined as either a director’s cash retainer fee or an officer’s base salary:

•	5x for the CEO and President;

•	5x for non-employee directors; and

•	3x for all other executive officers.

An individual’s cost basis is equal to (1) his or her actual cost, in the case of purchases in the open market, (2) the fair market value of the shares at the date of exercise of stock options or stock appreciation rights, or (3) the fair market value of the shares at the date of vesting of restricted stock, restricted stock units or performance units. Each person’s stock ownership requirement will be adjusted annually each January 1 to reflect any changes in his or her retainer or base salary. For the purpose of counting the shares owned, only vested share equivalents under Company-sponsored plans will count as shares owned. Share equivalents will not include any amounts attributable to outstanding unexercised stock options or unvested equity awards.

Generally, individuals have a five-year period to attain their stock ownership requirements. At any time at which the individual’s stock ownership requirement has not been met, including during the initial five-year period to attain compliance, the individual will be required to retain at least 50% of “Net Shares” received upon vesting of restricted stock, restricted stock units and performance units. “Net Shares” are defined to include shares of common stock that are owned by the individual after shares are sold, swapped or traded to pay applicable withholding taxes. Subsequent to achieving the initial stock ownership requirement, all directors and executives are required to continuously maintain stock ownership at their specified levels.

If an individual does not meet the applicable ownership requirements, then he or she is subject to certain restrictions upon the vesting of equity awards, and may only dispose of shares for particular reasons set forth in the policy and upon receipt of permission for the transfer by the Corporate Secretary.

The policy provides a hardship exemption, for which an individual must submit a request to the Corporate Secretary, who will review the request with the CEO or the chairman of the corporate governance/nominating committee.

Upon our request, and at least annually, individuals subject to the ownership requirements are required to provide a schedule disclosing the number and cost basis of shares owned. The ownership requirements are administered by the Corporate Secretary. The Board may amend the ownership requirements in its sole discretion. Presently all of our directors and our executive officers have attained or exceeded their ownership requirements or are in their initial five-year period under this policy.

Hedging Policy

Our directors and executive officers are prohibited from entering into transactions in puts, calls and other derivative securities with respect to our securities on an exchange or in any other organized market as well as short sales of our securities. These types of transactions can hedge against decreases in our stock price and encourage risky behavior. We believe these activities are often perceived as involving insider trading and may focus the holder’s attention on our short-term performance rather than our long-term objectives.

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The Board of Directors and its Committees

Board Responsibilities

The primary responsibility of the Board is to exercise governance over the affairs of the Company and to establish delegations of authority to the Company’s management. It is also the Board’s responsibility, as a whole and through its committees, to provide oversight, counseling and direction to the Company’s management from the perspective of the long-term interests of the Company and its stockholders. The Board’s and its committees’ responsibilities include: (a) reviewing and approving the Company’s major financial objectives and strategic and operating plans and actions; (b) overseeing the conduct of the Company’s business to evaluate whether it is being properly managed; (c) regularly evaluating the performance of the CEO; (d) planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives; (e) setting the compensation of the Company’s executive officers; (f) overseeing the processes for maintaining the Company’s integrity with regard to its financial statements and other public disclosures; and (g) overseeing the Company’s compliance with laws and ethics as well as the Company’s compliance programs and policies.

The Board has instructed the CEO, working with the Company’s other executive officers, to manage the Company’s business in a manner consistent with all applicable laws and regulations, the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by the Company.

Our directors monitor the Company’s business and affairs through Board and board committee meetings, background and informational materials, presentations provided to them on a regular basis, and meetings with officers and employees of the Company.

Board Committees

In addition to the executive committee, the Board has three committees which are composed entirely of independent directors. Membership of these committees is as follows:

Audit	Compensation	Corporate Governance/Nominating
Cecil E. Martin, Chair	David K. Lockett, Chair	David W. Sledge, Chair
Elizabeth B. Davis	Morris E. Foster	David K. Lockett
Frederic D. Sewell	Jim L. Turner	Frederic D. Sewell

Each of these committees operates pursuant to a written charter which can be found in the “Corporate Governance” section of our website at www.comstockresources.com. As stated earlier, documents and information on our website are not incorporated herein by reference. These documents are also available in print from the Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

The audit committee reviews and approves the Company’s financial statements and earnings releases, oversees the internal audit function and reviews the Company’s internal accounting controls. The audit committee oversees the implementation of the Company’s compliance policies and programs relating to the Company’s financial statements and monitors ongoing compliance matters and concerns. The audit committee also reviews related party transactions. The audit committee has the sole authority to appoint, review and discharge our independent registered public accountants. The Report of the Audit Committee begins on page 47 of this proxy statement.

The compensation committee is responsible for overseeing and approving the Company’s compensation programs including our non-employee director compensation program. It is also responsible for reviewing and approving the

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

compensation plans and decisions for all executive officers. It also oversees and regularly reviews the compensation program for all our employees and supervises the compensation and benefits policies and plans of the Company. The compensation committee frequently meets in executive sessions to discuss and approve compensation plans and decisions. The compensation committee is assisted in these matters by an independent compensation consultant, hired by and serving at the pleasure of the committee. A description of the committee’s role in determining executive compensation, including the CEO’s compensation, and its use of an independent compensation consultant, is contained in “Executive Compensation – Compensation Discussion and Analysis,” which appears on pages 49 – 62 of this proxy statement. A description of the committee’s role in determining non-employee director compensation is contained in “Director Compensation,” which appears on page 45 of this proxy statement.

The corporate governance/nominating committee is responsible for developing, overseeing, reviewing and monitoring compliance with the Company’s policies, programs and practices relating to corporate governance, including the Company’s corporate governance guidelines, and for evaluating and monitoring compliance with the Company’s policies, and making recommendations to the Board on various governance issues. The committee is also responsible for reviewing and recommending to the Board director nominees, recommending committee assignments and conducting an annual review of Board and committee effectiveness. The process for evaluating and nominating director nominees is described in “Director Selection Process” on page 36 of this proxy statement.

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Director Compensation

The compensation program for our non-employee directors has been developed by the compensation committee after consideration of the recommendations and competitive market data provided by its independent compensation consultant. In setting non-employee director compensation, the compensation committee considers the significant amount of time that our directors spend satisfying their duties to the Company and our stockholders, as well as the skill level required by our directors. The program has been approved by the Board. Employee directors receive no additional compensation for serving on our Board. The following sets out the components of the compensation program for our non-employee directors beginning in May 2017:

Annual Board Retainer	$83,000
Annual Equity Grant Value	$125,000
Lead Director Retainer	$37,000
Annual Committee Chair Retainer:
Audit Committee	$31,500
Compensation Committee	$20,750
Corporate Governance/Nominating Committee	$12,500

The following table sets forth the compensation of our non-employee directors for services during 2017:

Name of Director	Fees Earned or Paid in Cash	Equity Awards			Total
		Grant Date	Number of Restricted Shares (#)(1)	Grant Date Fair Value(1)
Elizabeth B. Davis	$ 83,000	May 16, 2017	15,152	$125,000	$208,000
Morris E. Foster	$ 51,875	May 16, 2017	15,152	$125,000	$176,875
David K. Lockett	$103,750	May 16, 2017	15,152	$125,000	$228,750
Cecil E. Martin	$151,500	May 16, 2017	15,152	$125,000	$276,500
Frederic D. Sewell	$ 85,604	May 16, 2017	15,152	$125,000	$210,604
David W. Sledge	$ 92,896	May 16, 2017	15,152	$125,000	$217,896
Jim L. Turner	$ 83,000	May 16, 2017	15,152	$125,000	$208,000
(1)	Shares vested one year from grant date of May 16, 2017 and had a grant date value of $8.25 per share.

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PROPOSAL 4	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2018

Ernst & Young LLP (“EY”) has served as the Company’s independent registered public accountants since 2003. The audit committee has appointed EY as independent registered public accountants for the Company for 2018, subject to the ratification of such appointment by the stockholders. A vote will be held on a proposal to ratify this appointment at the Annual Meeting. While there is no legal requirement that this proposal be submitted to stockholders, the Board believes that the selection of independent registered public accountants to audit the financial statements of the Company is of sufficient importance to seek stockholder ratification. In the event a majority of the votes cast is not voted in favor of the ratification of the appointment of EY, the audit committee will reconsider the appointment. Even if the selection is ratified, the audit committee, in its discretion, may elect a different independent registered public accounting firm at any time if the audit committee determines that such a change would be in the best interests of our Company and stockholders.

It is expected that representatives of EY will be present at the Annual Meeting and will be available to answer appropriate questions and discuss appropriate matters pertaining to the Report of Independent Registered Public Accounting Firm contained in the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. These representatives will have the opportunity to make a statement if they desire.

The fees billed by EY for services rendered for 2016 and 2017 are set out on page 48 of this proxy statement.

The Board recommends that stockholders vote “FOR” the ratification of this appointment.

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Audit-Related Matters

Report of the Audit Committee

The audit committee assists the Board in overseeing: (1) the integrity of Comstock’s financial statements; (2) Comstock’s compliance with legal and regulatory requirements; (3) the independence, qualifications and performance of Comstock’s independent registered public accounting firm; (4) Comstock’s performance of its internal audit function; (5) Comstock’s derivatives and hedging program; and (6) Comstock’s oil and natural gas reserves estimation process. The Board has made a determination that the members of the audit committee satisfy the requirements of the NYSE listing standards as to independence, financial literacy and experience. The Board also determined that Mr. Martin and Dr. Davis are “audit committee financial experts,” as defined by the rules of the SEC. The audit committee has in place a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities. The audit committee has set up a toll free ethics and compliance hotline managed by an independent third party. This hotline is available 24 hours a day, seven days a week, to enable employees to communicate concerns to management without fear of retaliation.

Management is responsible for the preparation, presentation and integrity of Comstock’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. Consistent with its oversight role, the audit committee met with EY with and without management present to discuss the results of their examinations, their evaluations of Comstock’s internal controls and the overall quality of the Company’s financial reporting.

In performing its oversight role, the audit committee has reviewed and discussed the audited financial statements with management and with EY. The audit committee recognizes the importance of maintaining the independence of Comstock’s independent registered public accounting firm. The audit committee discussed with EY the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, and received from EY the written disclosures and the letter concerning the independent registered public accounting firm’s independence required by PCAOB Rule 3526 and the federal securities laws administered by the SEC.

Based on the review and discussions referred to above, the audit committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2017 be included in the Annual Report on Form 10-K for the same fiscal year, for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting for Comstock and are not experts on auditor independence standards. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and Comstock’s registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of Comstock’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that EY is in fact independent. The independent registered public accounting firm is responsible for performing an audit of the financial statements and of management’s assessment of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Board.

Submitted by the audit committee of the Board.

Cecil E. Martin, Chairman Elizabeth B. Davis Frederic D. Sewell

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AUDIT-RELATED MATTERS

Audit Committee Financial Experts

Our Board has determined that the chairman of our audit committee, Mr. Martin, and Dr. Davis both meet the qualifications of an “audit committee financial expert” as that term is used in SEC regulations.

Principal Accounting Firm Fees

The following table sets forth the fees billed or to be billed by EY, for services rendered for the years ended December 31, 2016 and 2017:

	2016	2017
Audit fees	$1,455,000	$979,000

No audit-related fees or fees related to tax services were billed by EY in 2016 or 2017. The audit committee performs an annual review and approves the scope of services and proposed fees of the Company’s principal accounting firm. Any projects not specifically included in this approval will be reviewed and approved in advance by the chairman of the audit committee and will be reviewed by the full audit committee at the next regularly scheduled meeting. The audit committee also considered whether the provision of services, other than audit services, is compatible with maintaining the accounting firm’s independence.

Pre-approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The audit committee requires the independent registered public accounting firm and management to report on the actual fees charged for each category of service at audit committee meetings throughout the year.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval authority from the chairman of the audit committee, who must report on such approvals at the next scheduled audit committee meeting. All 2017 audit and non-audit services provided by the independent registered public accounting firm were pre-approved by the audit committee.

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Executive Compensation

Compensation Committee Report

The compensation committee determines the objectives for Comstock’s executive compensation and benefit programs and discharges the responsibilities relating to the compensation of Comstock’s executive officers. The specific duties of the compensation committee are set forth in its charter, which was adopted by the Board. The compensation committee has reviewed and discussed with management the CD&A contained on pages 49 through 62 of this proxy statement and, based upon this review and discussion, the committee recommended to the Board, and the Board approved, that the CD&A be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the compensation committee of the Board.

David K. Lockett, Chairman

Morris E. Foster

Jim L. Turner

Compensation Discussion and Analysis

Comstock’s executive compensation programs are intended to align pay outcomes with performance achievements, grow stockholder value, attract and retain executive talent and support the Company’s business strategy. We believe that our executive compensation programs as currently designed align our executives’ pay with Company performance, stockholder expectations and prevailing market practices.

Key Compensation Program Features

•

Aligns pay and performance, using an annual incentive bonus plan that is based entirely on achieving financial performance goals and by providing a portion of our long-term incentive (“LTI”) equity awards in PSUs based on relative TSR versus our peer group

•

Market competitive, by benchmarking compensation against a peer group of appropriately sized oil and gas exploration and production companies and by using similar pay practices that directly reflect the practices of this peer group

•

Incorporates stockholder interests, by aligning pay with stockholder value creation, holding discussions with large stockholders to obtain their feedback on our compensation programs and implementing many of their suggestions

•

Employs best practices in corporate governance, including adopting stock ownership guidelines, clawback and anti-hedging policies and eliminating excise and other tax gross ups in our compensation plans

•	Governed by independent directors that are advised by independent consultants

Compensation Program Objectives

Our compensation committee has responsibility for establishing and administering the compensation objectives, policies and plans for our executive officers. The compensation program and the executive officers’ compensation are determined by the compensation committee. The committee bases its decisions concerning specific compensation elements and total compensation paid or awarded to our executive officers on several different objectives, which include:

•	Providing compensation that is competitive with the compensation of companies that have operations similar to us and are in similar markets for executive talent;

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EXECUTIVE COMPENSATION

•	Encouraging focus on both short-term and long-term performance, promoting stockholder value through strategic business decisions and the achievement of performance objectives;

•	Providing performance-based incentive compensation intended to vary with company and individual performance, while appropriately moderating the impact of the cyclical nature of our business; and

•

Facilitating ownership of our common stock by our executive officers through equity-based incentives so that management’s interests are closely aligned with those of stockholders in terms of both risk and reward.

Our compensation committee held five meetings during 2017 and it has met two times to date in 2018. In February 2018, the achievement of performance-based annual incentives for 2017 was reviewed and approved and the 2018 LTI awards were approved. In April 2018, the compensation committee report and the CD&A were approved as well as the performance goals for the 2018 Annual Incentive Plan.

Consideration of Prior Stockholder Advisory Vote on Executive Compensation

At the Company’s 2017 Annual Meeting of Stockholders, approximately 96% of shares present at the meeting for purposes of the proposal were voted to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that meeting. Our Board of Directors and the compensation committee considered this overwhelming support, as well as our past operating performance, in making the determination that the fundamental characteristics of our executive compensation program should remain. The next advisory stockholder vote on executive compensation is scheduled to be held at the 2020 Annual Meeting of Stockholders.

Compensation Components

The purpose and key features of each component of our executive compensation program are summarized below:

Component	Objective	Key Features
Base Salary	Reflects each executive’s level of responsibility, leadership, tenure, and contribution to the achievement of the Company’s business objectives and is designed to be competitive with our peer group	Fixed compensation that is reviewed annually and adjusted as appropriate.

Annual Incentive Award	Measures and rewards achievement of short-term performance goals that apply to the annual business plan

Performance-based cash incentives made up 100% of our executive officers’ 2017 annual incentive awards and were based on the achievement of pre-established performance goals. The performance goals are established and target awards are approved during March for each year. A target award is established, as well as threshold performance and maximum performance award levels.

Performance-based Restricted Stock Unit Awards (PSUs)	Aligns the long-term interests of our executive officers with our stockholders by determining the number of shares earned for each performance period by our TSR in comparison to the peer group	Performance-based LTI awards represent 25% to 50% of our executive officers’ LTI awards. The ultimate number of units earned is based on the achievement of our TSR relative to the peer group.

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EXECUTIVE COMPENSATION

Component	Objective	Key Features

Restricted Stock Awards

Motivates our executive officers to achieve our business objectives by tying incentives to the performance of our common stock over the long term; motivates our executive officers to remain with the Company by mitigating swings in incentive values during periods of high commodity price volatility

Restricted stock awards which vest over three years under which the ultimate value realized varies with our common stock price. Restricted stock awards represent 50% to 75% of our executive officers’ LTI awards.

Executive Life Insurance Program	Provides life insurance protection and retirement savings for our executive officers	The Company’s contributions each year equal 5% of each executive’s salary and prior year’s bonus, used to purchase life insurance coverage.

Employment Agreements	Provide industry appropriate post-termination compensation in certain circumstances to our CEO, President and Chief Operating Officer

Employment agreements reflect current governance standards. Severance benefits related to a change in control require that the executive’s employment has been involuntarily or constructively terminated (“double trigger”). There are no golden parachute excise tax or other tax “gross-ups”.

Other Benefits	401(k) Plan participation and employee welfare plan programs designed to be competitive in recruiting and retaining employees	Our executive officers participate in the retirement and welfare plan programs on the same terms as all other employees.

The compensation committee has not established formal policies or guidelines with respect to the mix of base salary, annual cash bonus and stock-based awards to be paid or awarded to the executive officers. In general, the compensation committee believes that a greater percentage of the compensation for our executives should be stock-based awards and should be based on individual and overall corporate performance to align the interests of our executives with our stockholders.

Roles and Responsibilities

In 2017, the compensation committee and the Board made all compensation decisions for the Company’s executive officers including the CEO. The committee retained Meridian Compensation Partners, LLC (“Meridian”) to review our compensation program including peer benchmarking analysis to assess the competitiveness of our compensation levels, design, practices and processes. Meridian is an independent compensation consulting firm and does not provide any other services outside of matters pertaining to executive and director compensation and related corporate governance matters. Meridian reports directly to the compensation committee, which is the sole party responsible for determining the scope of services performed, the directions given regarding the performance of those services, and the approval of the payment of invoices for those services.

The compensation committee has the sole authority to retain or terminate its compensation consultant. The compensation consultant’s role with the Company is limited to executive compensation matters and no such services are performed unless at the direction of and with the approval of the committee. In connection with its engagement of Meridian, the committee considered various factors bearing on Meridian’s independence, including the amount of fees paid by the Company in 2017 and the percentage of total revenues they represented; Meridian’s policies and procedures for preventing conflicts of interest and compliance therewith; any personal and business relationship of any of Meridian’s personnel with any of our compensation committee members or executive officers; and Meridian’s policies prohibiting stock ownership by its personnel engaged in any Company matter and the compliance therewith. After reviewing these factors, the compensation committee determined that Meridian is independent and that its engagement did not present any conflict of interest.

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EXECUTIVE COMPENSATION

Determining Market Compensation

Peer Group

Meridian assisted our compensation committee by making recommendations regarding market compensation. This included recommending an appropriate peer group against which to benchmark our executives’ compensation. Selection of the companies within the peer group was based not only upon the total revenue and market capitalization of companies within the exploration and production industry, but also the core areas in which the companies compete and the complexity of their operations.

For 2017, the peer group companies were:

Approach Resources Inc.	Eclipse Resources Corporation	Parsley Energy Corporation
Bill Barrett Corporation	Jones Energy, Inc.	PDC Energy, Inc.
Bonanza Creek Energy, Inc.	Laredo Petroleum, Inc.	Rex Energy Corporation
Callon Petroleum Holdings, Inc.	Matador Resources, Inc.	Stone Energy Corporation
Carrizo Oil & Gas, Inc.	Oasis Petroleum, Inc.	Ultra Petroleum Corp.

The composition of our peer group is reviewed each year and may change based on business combinations, asset acquisitions and/or sales, and other types of transactions that cause peer companies to no longer exist or no longer be comparable. The compensation committee has determined that the peer group of companies beginning in 2018 should be revised as follows:

Approach Resources Inc.	Eclipse Resources Corporation	PetroQuest Energy, Inc.
Carrizo Oil & Gas, Inc.	Jagged Peak Energy, Inc.	Resolute Energy Corporation
Contango Oil & Gas Company	Jones Energy, Inc.	Rex Energy Corporation
HighPoint Resources Corporation	Matador Resources Company	Ultra Petroleum Corporation

Benchmarking Compensation

On an annual basis, the compensation of our executive officers is benchmarked against our peer group and reviewed for market competitiveness. Meridian compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. Peer benchmarking is only one of many considerations used to determine market compensation. Meridian also provided the compensation committee with compensation data from the 2017 North America Oil and Gas Exploration & Production Compensation Survey, administered by Meridian (data effective as of June 1, 2017).

Determination of Base Salaries

Base salaries for executive officers are based on each individual’s responsibilities, experience and performance, taking into account among other things, the individual’s initiative, contributions to our overall performance, managerial ability and handling of special projects. These same factors are applied to establish base salaries for other key management employees. Base salaries for executive officers generally are reviewed annually for possible adjustment. The compensation committee determines the base salary of our executive officers including the CEO. The compensation committee increased the base salaries for the CEO and the President by approximately 3% in 2017 over 2016 to $825,000 and $560,000, respectively. The increase reflected the average salary increase for all employees of the Company in 2017. For 2018 salary levels were not increased and will be the same as 2017.

Determination of Annual Incentives

Annual cash bonuses are provided to promote achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis. All of our full-time employees participate in an annual bonus plan. In 2012, the compensation committee adopted the performance bonus plan, the 2012 Incentive Compensation Plan (the “Annual Incentive Plan”), for the CEO and President. Beginning in 2014, all of our executive officers were included in the Annual Incentive Plan.

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EXECUTIVE COMPENSATION

The compensation committee set the funding for the 2017 performance-based bonus pool at 3% of the Company’s EBITDAX (earnings before interest, tax, depreciation, amortization and exploration expense), a measure of profitability that is commonly used within the oil and gas exploration and production industry. Individual bonus awards were determined through the Annual Incentive Plan based on the achievement of financial, strategic and operational objectives.

In March 2017, the compensation committee approved target bonus opportunities for the executive officers, expressed as a percentage of their annual base salary. The bonus targets were determined based on the results of Meridian’s competitive benchmarking analysis, and are reviewed annually.

The 2017 threshold, target, and maximum bonus opportunities for our named Executive Officers (“NEOs”) that were established by the compensation committee were as follows:

Position	Threshold	Target	Maximum
	(Percentage of Annual Base Salary)
CEO	50%	100%	200%
President	45%	90%	180%
Chief Operating Officer	40%	80%	160%
General Counsel	30%	60%	120%
Vice President of Accounting, Controller and Treasurer	30%	60%	120%

The executives had the opportunity to earn bonus awards within a range of 0% to a maximum of 200% of their target bonus opportunity, based on the Company’s performance relative to pre-determined bonus components and goal levels.

For 2017, the bonus components and goal levels were as follows:

	Weighting	Threshold	Target	Maximum
Production Growth	30%	15% increase over pro forma 2016	25% increase over pro forma 2016	40% increase over pro forma 2016
Operating Efficiency % (Improvement in operating costs from $1.10 per Mcfe)	15%	10% increase over 2016	20% increase over 2016	30% increase over 2016
Reserve Replacement %	30%	100%	150%	200%
Other Key Objectives	25%
* Total Shareholder Return (“TSR”) Relative TSR to Peer Group
* Enhancing Liquidity
* Execution of Strategic Plan
* Leadership Development

Each bonus component was weighted and up to 50% of the weighted portion of target bonus could have been earned for achievement of the threshold goal level; up to 100% could have been earned for achievement of the target goal level; and up to 200% could have been earned for achievement of the maximum goal level. For performance between the threshold, target and maximum goal levels, weighted bonus contributions were determined using straight-line interpolation. If performance for a bonus component was below the threshold goal level, no bonus was earned for that bonus component.

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EXECUTIVE COMPENSATION

The Company’s achievement of the defined performance goals in 2017 was as follows:

	Achievement	% of Target
Production Growth	35%	167%
Improvement to Operating Efficiency	31%	200%
Reserve Replacement	381%	200%
Other Key Objectives	3 of the 4 Objectives were above Target

Based on the achievement of goals in 2017, our executives earned payouts of 162% of their target awards.

Long-term Incentive Awards

Our executives are eligible to receive long-term incentive awards under our stockholder approved 2009 Long-term Incentive Plan (the “2009 Plan”), which allows the compensation committee to select from among a variety of award vehicles to make individual awards. The committee believes long-term incentive awards align the interests of the executives with the interests of our stockholders, provide competitive total compensation opportunities and support the attraction and retention of key talent.

Restricted stock awards typically vest over three years. One-third of the PSUs granted could be earned based on the Company’s TSR performance relative to a peer group in each of one-, two- and three-year performance periods. The use of three performance periods allows us to properly manage the shares available for such awards under the 2009 Plan.

During February 2017, the compensation committee approved LTI awards to the executives including PSUs and restricted stock. In making decisions concerning these awards, the committee considered competitive benchmarking data, the performance of the Company, individual performance, and other factors the committee deemed relevant. The following table reflects the LTI awards made in February 2017 to our NEOs:

	Restricted Stock Awards	PSU Awards
	(Shares)	(Units)
CEO	104,167	104,167
President	70,707	70,707
Chief Operating Officer	37,879	37,879
Vice President of Operations	10,000	—
General Counsel	16,809	5,603
Vice President of Accounting, Controller and Treasurer	12,311	4,104

To determine the PSUs earned, the committee certifies our TSR relative percentile. The number of shares that may be earned ranges from 0% to 200% of the target PSUs granted. If our relative TSR performance is less than the 20th percentile, none of the PSUs are earned. If our relative TSR performance is at least the 50th percentile, 100% of the target PSUs are earned. If our relative TSR performance is at least the 90th percentile, 200% of the target PSUs are earned. Earned PSUs are interpolated between threshold, target and maximum performance. The executive’s earned PSUs, as certified annually, are settled in the form of shares of restricted stock, which vest only if the executive remains employed following the end of the three-year performance period. The restricted stock vests over three years, one-third per year from the date of grant.

The Company’s TSR performance in 2017 resulted in unearned PSU grants awarded in 2015 being forfeited by the Company’s executive officers. 44% of the 2016 PSU grants and all of the 2017 PSU grants that could have been earned (one-third of the original grants) were earned and converted into restricted shares that are subject to future vesting through the remainder of each three year period.

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EXECUTIVE COMPENSATION

The remaining 2016 PSUs can be earned based on the Company’s future relative TSR performance against its peer group for the remaining performance period of January 1, 2016 through December 31, 2018. The remaining 2017 PSUs can be earned based on the Company’s relative TSR performance for the remaining performance periods of January 1, 2017 through December 31, 2018 and January 1, 2017 through December 31, 2019.

Executive Life Insurance Plan

We have an executive life insurance plan for our executive officers. The purpose of this plan is to provide additional life insurance protection to our executive officers and savings for their retirement. Under this plan, we contribute five percent of each participant’s annual cash compensation to purchase a variable universal life insurance policy. Each participant directs the investment of the policy’s cash values among a selection of mutual funds offered by the carrier. During employment, the participants may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but have no other rights of ownership in the policy. Upon a participant’s termination of employment, the policy will be transferred to the participant. Contributions to this plan totaled $354,997 in 2017.

Other Benefits

Our executive officers receive medical, group life insurance and other benefits including matching contributions under our 401(k) plan that are available generally to all of our salaried employees over 21 years of age. We have no defined benefit retirement plans for any of our employees.

Other Matters Affecting Our Executive Compensation

Limitation on Income Tax Deduction for Executive Compensation

Section 162(m) of the Internal Revenue Code, as modified by the Tax Cuts and Jobs Act (the “TCJA”), generally limits the corporate income tax deduction for compensation paid to any individual who served as the CEO or Chief Financial Officer at any time during the taxable year and the three other most highly compensated officers (other than the CEO and Chief Financial Officer) for the taxable year. These five individuals are considered “covered employees”. Once an individual becomes a covered employee for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including after termination of employment or even death. The TCJA eliminated an exception under Code Section 162(m) for qualified performance-based compensation and commissions (subject to certain grand-fathered plans), so that beginning in 2018 all compensation paid to a covered employee in excess of $1 million would be nondeductible, including post-termination and post-death payments, severance, deferred compensation and payments from nonqualified plans. Based on our current understanding of the TCJA, we do not expect our plans to qualify for the grand-fathered exception.

Risk and Our Employee Compensation Program

The compensation committee reviewed the possible relationship between risk and our incentive compensation program for all employees. The compensation committee believes that there are no compensation incentives which encourage excessive risk and are reasonably likely to have a material adverse effect on the Company. The design of our incentive compensation program, which seeks to eliminate any excessive risks, includes (1) basing cash bonuses on the achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis, (2) the vesting of restricted stock awards annually over three years, (3) the use of equity as a significant portion of incentive compensation, and (4) stock ownership and retention requirements for our officers.

Clawback Provisions

Our CEO and President are currently subject to the forfeiture of bonuses and profits stipulated by Section 304 of the Sarbanes Oxley Act of 2002. In addition, the compensation committee adopted a recoupment policy during 2012 which would allow us to recoup excess incentive compensation from current or former executives at the vice president level or above who received incentive-based compensation during the three year period preceding the date on which we are required to prepare a financial restatement. This policy applies to incentive compensation granted on or after December 1, 2012. Our compensation committee will adopt provisions consistent with the requirements of the Dodd-Frank Act when final regulatory guidance is issued by the SEC.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table reflects the elements of compensation earned by our NEOs under our executive compensation programs.

Salary: Values shown represent the base salary earnings of the NEOs.

Bonus: Values reflect the discretionary cash bonus earned by the NEOs.

Grant Date Fair Value of Stock Awards: This column represents the grant date fair value of grants of restricted stock and PSUs.

Non-Equity Incentive Plan Compensation: This column represents the cash bonus earned under the Company’s Annual Incentive Plan.

Non-Qualified Deferred Compensation Earnings: This column reflects “above market” earnings on non-qualified deferred compensation plans. This is the difference between (i) actual earnings on the cash surrender values of universal life insurance policies owned by us insuring each executive under our Executive Life Insurance Plan, and (ii) market interest rates, as determined pursuant to the SEC’s rules.

All Other Compensation: This column represents the value of the additional benefits provided by us that include the employer match under our 401(k) plan, life insurance premiums paid by us for the benefit of certain executive officers and incremental costs incurred for personal use of our corporate aircraft.

Name and Principal Position	Year	Salary		Grant Date Fair Value of Stock Awards(1)		Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation(2)	Total
M. Jay Allison Chief Executive Officer	2017 2016 2015	$ $ $	825,000 802,000 802,000	$ $ $	3,130,218 590,033 2,174,994	$1,339,723 $1,139,081 —	$404,034 $115,162 —	$207,462 $201,495 $161,692	$ $ $	5,906,437 2,847,771 3,138,686
Roland O. Burns President and Chief Financial Officer	2017 2016 2015	$ $ $	560,000 543,500 543,500	$ $ $	2,124,745 343,966 1,267,934	$ 818,449 $ 694,740 —	$264,761 $ 57,345 —	$ 99,187 $141,362 $105,097	$ $ $	3,867,142 1,780,913 1,916,531
Mack D. Good Former Chief Operating Officer(3)	2017 2016 2015	$ $ $	300,000 375,000 281,250	$ $ $	1,138,264 172,450 1,445,000	— $ 426,090 —	— — —	$ 75,172 $ 34,650 $ 15,900	$ $ $	1,513,436 1,008,190 1,742,150
D. Dale Gillette Vice President of Legal and General Counsel	2017 2016 2015	$ $ $	355,000 346,000 346,000	$ $ $	301,498 54,200 199,786	$ 345,892 $ 294,854 —	— $ 4,457 —	$ 16,200 $ 15,900 $ 15,900	$ $ $	1,018,590 715,411 561,686
Daniel S. Harrison Vice President of Operations(3)	2017 2016 2015	$ $ $	295,667 255,000 255,000	$ $ $	118,800 11,100 53,700	$ 369,439 $ 190,000 —	— — —	$ 16,200 $ 15,900 $ 15,900	$ $ $	800,106 472,000 324,600
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	2017 2016 2015	$ $ $	260,000 250,000 250,000	$ $ $	220,825 54,200 199,786	$ 253,329 $ 213,045 —	$ 81,200 — $ 1,628	$ 16,200 $ 15,900 $ 15,900	$ $ $	831,554 533,145 467,314
(1)	The amounts in this column represent the aggregate grant date fair value of restricted stock grants and grants of PSUs.

(2)

All other compensation includes the Company matching contributions under our 401(k) Profit Sharing Plan for each executive officer. In addition, Mr. Allison’s other compensation includes life insurance premiums of $130,472, $127,057 and $124,644 for 2017, 2016 and 2015, respectively and $60,790, $58,538 and $21,148 for the Company’s incremental costs for personal aircraft use for 2017, 2016 and 2015, respectively. Mr. Burns’ other compensation includes life insurance premiums of $41,432, $39,991 and $37,778 for 2017, 2016 and 2015, respectively and $51,527, $94,002 and $51,419 for the Company’s incremental costs for personal aircraft use for 2017, 2016 and 2015, respectively. Mr. Good’s other compensation includes $43,805 and $18,750 in life insurance premiums paid by the Company in 2017 and 2016 and $15,167 for the Company’s incremental costs for personal aircraft use for 2017. Except for these amounts, perquisites provided by us to executive officers did not exceed $10,000 for 2017, 2016 and 2015 and they are accordingly excluded from this table.

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(3)

Mr. Good retired from the Company in August 2017 and Mr. Harrison became our Vice President of Operations upon Mr. Good’s retirement. Mr. Harrison’s cash bonuses of $369,439 and $190,000 were based upon his performance and reflected his promotion but he did not participate in the Annual Incentive Compensation Plan in 2016 or 2017.

Option Exercises and Stock Vested

There were no stock options exercised during 2017. The following table sets forth certain information with respect to the value of restricted stock and PSUs which vested during the year ended December 31, 2017.

	Restricted Stock		Performance Share Units
Name and Principal Position	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting
M. Jay Allison Chief Executive Officer	41,883	$423,019	—	—
Roland O. Burns President and Chief Financial Officer	24,417	$246,612	—	—
Mack D. Good Former Chief Operating Officer(1)	48,619	$397,295	—	—
D. Dale Gillette Vice President of Legal and General Counsel	4,036	$40,764	—	—
Daniel S. Harrison Vice President of Operations(1)	1,832	$18,504	—	—
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	4,010	$40,501	—	—
(1)	Mr. Good retired from the Company in August 2017 and Mr. Harrison became our Vice President of Operations upon Mr. Good’s retirement.

Grants of Plan-Based Awards in Fiscal Year 2017

In February 2017, the compensation committee made the following awards under the Annual Incentive Plan to the NEOs:

Name and Principal Position	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Threshold	Target	Maximum
M. Jay Allison Chief Executive Officer	$412,500	$825,000	$1,650,000
Roland O. Burns President and Chief Financial Officer	$252,000	$504,000	$1,008,000
Mack D. Good Chief Operating Officer(1)	$180,000	$360,000	$720,000
D. Dale Gillette Vice President of Legal and General Counsel	$106,500	$213,000	$426,000
Daniel S. Harrison Vice President of Operations(1)	—	—	—
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	$78,000	$156,000	$312,000
(1)	Mr. Good retired from the Company in August, 2017 and Mr. Harrison became our Vice President of Operations upon Mr. Good’s retirement.

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EXECUTIVE COMPENSATION

The threshold, target and maximum amounts represent the potential amount payable under the Annual Incentive Plan based upon achievement of the performance goals established for 2017.

In February 2017, the compensation committee also made the following equity-based awards under the 2009 Plan to the NEOs:

		Restricted Stock (Shares)	Estimated Future Payouts Under Equity Incentive Plan Awards (Units)(2)			Grant Date Fair Value of Stock Awards(3)
Name and Principal Position	Grant Date	Number of Shares of Stock(1)	Threshold	Target	Maximum
M. Jay Allison Chief Executive Officer	February 13, 2017	104,167	52,084	104,167	208,334	$3,130,218
Roland O. Burns President and Chief Financial Officer	February 13, 2017	70,707	35,354	70,707	141,414	$2,124,745
Mack D. Good Chief Operating Officer(4)	February 13, 2017	37,879	18,940	37,879	75,758	$1,138,264
D. Dale Gillette Vice President of Legal and General Counsel	February 13, 2017	16,809	2,802	5,603	11,206	$ 301,498
Daniel S. Harrison Vice President of Operations(4)	February 13, 2017	10,000	—	—	—	$ 118,800
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	February 13, 2017	12,311	2,052	4,104	8,208	$ 220,825
(1)	The restricted stock grants vest one-third on each of February 20, 2018, 2019 and 2020.

(2)

This amount represents PSUs granted under our 2009 Plan. PSUs represent the right to receive, upon settlement of the PSUs after the completion of a vesting period, a number of shares of our common stock that may be from zero to two times the number of PSUs granted on the award date, depending on the extent to which our performance criteria have been achieved. The performance criteria for the PSUs are based on the relative ranking of our TSR for the performance period and the TSR of certain peer companies for the performance period. The PSUs can be earned one-third annually over three performance periods, one year ending December 31, 2017, two years ending December 31, 2018 and three years ending December 31, 2019. The PSUs vest after three years of service to the Company.

(3)

The grant date fair value of restricted stock awards was based upon the closing price for the Company’s stock on February 13, 2017 of $11.88 per share. The grant date fair value of PSUs was determined to be $18.17 per unit. The grant date fair value of PSUs was computed based on the target award levels. Total PSU awards in 2017 were 241,814 units with a target value of $4,394,574.

(4)	Mr. Good retired from the Company in August 2017 and Mr. Harrison became our Vice President of Operations upon Mr. Good’s retirement.

58	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of outstanding equity awards held by our NEOs at December 31, 2017. There were no stock option awards outstanding.

		Stock Awards
Name and Principal Position	Year of Vesting	Number of Shares of Stock That Have Not Vested(#)	Market Value of Shares of Stock That Have Not Vested(1)	Number of Equity Incentive Awards That Have Not Vested(#)(2)	Market Value of Equity Incentive Awards That Have Not Vested(3)
M. Jay Allison	2018	78,106	$660,776	—	—
Chief Executive Officer	2019	99,486	$841,652	43,039	$364,110
	2020	34,723	$293,757	34,723	$293,757
Roland O. Burns	2018	48,860	$413,356	—	—
President and Chief Financial Officer	2019	63,816	$539,884	28,417	$240,408
	2020	23,569	$199,394	23,569	$199,394
Mack D. Good	2018	—	—	—	—
Chief Operating Officer(4)	2019	—	—	—	—
	2020	—	—	—	—
D. Dale Gillette	2018	9,589	$ 81,122	—	—
Vice President of Legal and General Counsel	2019	10,099	$ 85,437	2,632	$ 22,266
	2020	5,603	$ 47,401	1,868	$ 15,803
Daniel S. Harrison	2018	4,668	$ 39,491	—	—
Vice President of Operations(4)	2019	4,000	$ 33,840	—	—
	2020	3,334	$ 28,206	—	—
Daniel K. Presley	2018	8,089	$ 68,432	—	—
Vice President of Accounting, Controller and Treasurer	2019	8,101	$ 68,534	2,132	$ 18,036
	2020	4,104	$ 34,720	1,368	$ 11,573
(1)	Market value was based on the closing price for our common stock on the last trading day of 2017 of $8.46 per share.

(2)	This column represents the number of outstanding earned and unearned PSUs at the target award levels.

(3)

This column represents the payout value for the PSUs which were earned but not vested and the projected pay out values of unearned PSUs. The projected payout values are determined by multiplying the shares earned or the target number of shares for unearned PSUs by $8.46, the closing price of our common stock on the last trading day of 2017. The actual payout for unearned PSUs will depend upon our actual performance compared to our peer group’s performance at the end of each performance period and the price of our common shares on the date on which the payouts occur.

(4)

Mr. Good retired from the Company in August 2017 and Mr. Harrison became our Vice President of Operations upon Mr. Good’s retirement. Mr. Good forfeited all stock awards upon retirement other than those that vested through December 31, 2017. No grants of performance share units were made to Mr. Harrison through December 31, 2017.

Nonqualified Deferred Compensation

Under our Executive Life Insurance Plan, we contribute annually five percent of each executive’s annual cash compensation to purchase a variable universal life insurance policy on their life. During employment, they may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but has no other rights of ownership in the policy. Upon their having attained four years of service and electing retirement, or upon a change in control, the policy is transferred to them. No withdrawals or distributions were made during 2017.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	59

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to the non-qualified deferred compensation of the NEOs in 2017:

Name and Principal Position	Company Contributions(1)	Aggregate Earnings (Losses)(2)	Aggregate Balance at End of Year
M. Jay Allison	$98,204	$504,448	$3,197,904
Chief Executive Officer
Roland O. Burns	$62,737	$317,896	$1,692,199
President and Chief Financial Officer
D. Dale Gillette	$32,493	$ 1,682	$ 281,418
Vice President of Legal and General Counsel
Daniel K. Presley	$23,652	$ 96,363	$ 482,879
Vice President of Accounting, Controller and Treasurer
(1)	Company contributions have not been included in the Summary Compensation Table for this or any prior years.

(2)	Above market portion of the aggregate earnings has been included in the Summary Compensation Table in each year.

Potential Payments Upon Termination or Change in Control

Treatment of Equity Awards in the Event of a Change in Control

The outstanding equity awards under the 2009 Plan including restricted stock and unvested and unearned performance units become fully vested and earned in the event of a change in control, with such unvested performance units becoming earned and vested at the maximum performance amount.

If consummated, the Jones Transactions will constitute a “change in control” under the 2009 Plan.

The table below sets forth the value of equity awards held by the current NEOs of the Company that will vest as a result of the Jones Transaction, based on each individual’s unvested equity awards as of July 9, 2018.

	Restricted Stock		Performance Share Units
Name and Principal Position	Number of Shares (#)	Value Realized on Vesting(1)	Number of Shares(#)	Value Realized on Vesting(1)
M. Jay Allison	279,053	$3,083,536	448,078	$4,951,262
Chief Executive Officer
Roland O. Burns	186,676	$2,062,770	302,554	$3,343,222
President and Chief Financial Officer
D. Dale Gillette	31,438	$ 347,390	40,472	$447,216
Vice President of Legal and General Counsel
Daniel S. Harrison	40,948	$ 452,475	67,228	$742,869
Vice President of Operations(1)
Daniel K. Presley	23,730	$ 262,217	30,050	$332,053
Vice President of Accounting, Controller and Treasurer
(1)	The value of equity awards is based on our July 9, 2018 closing price of $11.05 per share.

Employment Agreements

We have employment agreements with our CEO and our President. The employment agreements provide that our CEO and our President will maintain the confidentiality of our confidential and proprietary information for as long as the information is not publicly disclosed. These agreements include separate provisions wherein our CEO and our President will receive certain prescribed benefits based upon changes in their employment status or in the event of a change in control. The compensation committee believes that it is in our best interests as well as the best interests of our stockholders

60	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

EXECUTIVE COMPENSATION

to offer such benefits to these executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The compensation committee believes that providing change in control benefits to senior executives allows them to evaluate objectively whether a potential change in control transaction is in the best interest of our stockholders, without having to be concerned regarding their future employment. It allows them to focus on the negotiations during such a transaction when we would require thoughtful leadership to ensure a successful outcome.

A “change in control” is defined to include a variety of events, including significant changes in stock ownership, changes in our Board, certain mergers and consolidations, and the sale or disposition of all or substantially all of our consolidated assets.

Potential Payments Upon Certain Terminations

Under the employment agreements, we are required to provide compensation to these officers in the event we terminate the executive’s employment without cause or the executive terminates his employment with good reason, including assignment of duties inconsistent with his position or requiring him to be based at another location. If the executive dies, the agreements provide for payment of six months of annualized total compensation (current base salary and target bonus) to the executive’s estate. The agreements provide for the payment of severance benefits if the executive’s employment is terminated by us without cause or by the executive for good reason (other than within twelve months following a change in control) in an amount equal to 150% of the sum of his then current salary and most recent bonus, plus a payment equal to the cost of continued medical benefits for eighteen months. If there is a change in control and, within twelve months thereafter, the executive terminates his employment for good reason or if the executive’s employment is terminated by us without cause, the severance benefit payable to the executive is 299% of the sum of his base salary and highest annual bonus plus a payment equal to the cost of continued medical benefits for eighteen months.

The following tables quantify compensation that would become payable under the employment agreements and other arrangements if the NEO’s employment had terminated on December 31, 2017, based on, where applicable, our closing stock price on that date. Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.

Involuntary Termination Without Cause or Termination With Good Reason

Name and Principal Position	Salary(1)	Bonus(2)	Continuation of Health Benefits(3)
M. Jay Allison	$1,237,500	$1,708,622	$66,285
Chief Executive Officer
Roland O. Burns	$ 840,000	$1,042,110	$66,285
President and Chief Financial Officer
D. Dale Gillette	—	—	—
Vice President of Legal and General Counsel
Daniel S. Harrison	—	—	—
Vice President of Operations(4)
Daniel K. Presley	—	—	—
Vice President of Accounting, Controller and Treasurer
(1)	Amount equal to 150% of annual base salary.

(2)	Amount equal to 150% of annual bonus.

(3)	Amount equal to the cost of continued medical and dental coverage for 18 months.

(4)	Mr. Harrison became our Vice President of Operations in August 2017 following the retirement of Mr. Good.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	61

EXECUTIVE COMPENSATION

Termination Following a Change in Control

Name and Principal Position	Salary(1)	Bonus(2)	Continuation of Health Benefits(3)
M. Jay Allison	$2,466,750	$11,960,000	$66,285
Chief Executive Officer
Roland O. Burns	$1,674,400	$ 3,976,700	$66,285
President and Chief Financial Officer
D. Dale Gillette	—	—	—
Vice President of Legal and General Counsel
Daniel S. Harrison	—	—	—
Vice President of Operations
Daniel K. Presley	—	—	—
Vice President of Accounting, Controller and Treasurer
(1)	Amount equal to 299% of annual base salary.

(2)	Amount equal to 299% of highest bonus paid during the employee’s tenure with the Company.

(3)	Amount equal to the cost of continued medical and dental coverage for 18 months.

The completion of the Jones Transactions will result in a change in control but no payments are due under the Employment Agreements unless the executive is terminated as described above.

Ratio of Annual Compensation for the CEO to our Median Employee

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, beginning in 2018 we must disclose the ratio of compensation of our Chairman and CEO, Mr. Allison, to our median employee’s annual total compensation.

All employees employed as of December 31, 2017, a total of 113 employees, were included in our analysis. After identifying our median employee, excluding the CEO, based on taxable earnings for the year ended December 31, 2017, that employee’s total compensation was calculated using the same methodology required for disclosure of compensation to the CEO in the Summary Compensation Table. We then computed the ratio of the compensation for our median employee to the compensation of our CEO as 49:1, based on total compensation for our median employee of $119,940 and total compensation for our CEO of $5,906,437.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratios reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Committee’s Reflection on our Ratio

The compensation committee relies on competitive survey data and expert advice from Meridian to structure variable pay opportunities (based largely on performance) for our NEOs, including Mr. Allison and to determine competitive pay levels and bonus opportunities for our other employees.

Based on this information and expert advice, the compensation committee has determined (1) that the CEO’s (and other NEOs’) realizable compensation is strongly aligned with Comstock’s performance and (2) our pay practices are competitive and appropriate for our workforce. The compensation committee does not make compensation decisions based upon the ratio of CEO to median employee pay as it has concluded that doing so would not properly take into account market competitive pay practices.

62	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

Other Business

The Board does not know of any business that will properly come before the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxies.

Additional Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file with the SEC and the NYSE initial reports of ownership of our common stock and other equity securities, and reports of certain transactions in our securities. Such persons are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. The SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based solely on our review of the reports and any written representations we received that no other reports were required, we believe that, during the year ended December 31, 2017, all of our officers, directors and stockholders with ownership of 10% or greater complied with all Section  16(a) filing requirements applicable to them.

Stockholder Proposals and Nominations for the 2019 Annual Meeting

Any stockholder who desires to submit a proposal or director nominee for consideration at our annual meeting of stockholders in 2019 and wishes to have such proposal or nominee included in our proxy materials must submit the proposal or nominee to us at our principal executive offices no later than March 15, 2019 unless we notify the stockholder otherwise. Only those proposals or nominations that are timely received by our Corporate Secretary and proper for stockholder action (and otherwise in accordance with Rule 14a-8 of the Exchange Act) will be included in our proxy materials. Such written notice must set forth (i) the name and address of the stockholder who intends to bring business before the meeting; (ii) the specific nature of the business he or she seeks to bring before the meeting; and (iii) a representation that the stockholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

Written request for inclusion of any stockholder proposal or director nomination should be addressed to: Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. We recommend that such proposal be sent by certified mail, return receipt requested. Any stockholder who intends to bring business to the annual meeting of stockholders in 2019 (including any director nominations), but not include the business in our proxy statement, must give written notice to our Corporate Secretary at the address set forth above by not earlier than April 12, 2019 and not later than May 12, 2019. Such notice must comply in all respects with the requirements set forth in our bylaws.

There were no stockholder proposals submitted for the 2018 Annual Meeting.

Solicitation of Proxies

The Company has provided proxy materials to banks, brokers, and other financial fiduciaries and requested that such materials be promptly forwarded to the beneficial owners of common stock. The Company has engaged Advantage Proxy to assist with the solicitation of proxies for a fee of approximately $7,500 plus reimbursement for out-of-pocket expenses. In addition, solicitation of proxies may be made by directors, officers or employees of the Company for no additional compensation. The cost of soliciting proxies and related services will be borne by the Company.

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	63

ADDITIONAL INFORMATION

Electronic Delivery of Proxy Statement and Annual Report

Stockholders who received printed copies of the proxy materials can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save Comstock the cost of producing and mailing these documents, reduce the amount of mail you receive and help preserve environmental resources.

You may sign up for this option by:

•	following the instructions provided on your Proxy Card; or

•	following the instructions provided when you vote over the Internet.

If you choose to view future proxy statements and annual reports over the Internet and you are a street-name stockholder as of the applicable record date, you will receive an e-mail message next year containing the Internet address to use to access Comstock’s proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on www.proxyvoting.com. You do not have to re-elect Internet access each year.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.comstockresources.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

As permitted by Item 13(b) of Schedule 14A of Regulation 14A under Exchange Act, we are “incorporating by reference” into this proxy statement specific documents that we filed with the SEC, which means that we may disclose important information to you by referring you to those documents that are considered part of this proxy statement. The information incorporated by reference is an important part of this proxy statement and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference into this proxy statement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of Exchange Act, until the date of the Annual Meeting, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this proxy statement.

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

(3)	Our Current Reports on Form 8-K filed with the SEC on April 2, 2018, May 1, 2018, May 10, 2018 (as amended on May 14, 2018), June 5, 2018 and July 2, 2018; and

(4)

The description of the common stock contained in our registration statement on Form 8-A filed with the SEC on December 6, 1996, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a proxy statement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference by first-class mail or equally prompt means within one business day of our receipt of such request. You can request copies of such documents if you call or write us at the following address or telephone number:

Comstock Resources, Inc.

5300 Town and Country Blvd.

Suite 500

Frisco, Texas 75034

(972) 668-8800

Attn: Corporate Secretary

64	COMSTOCK RESOURCES, INC. - 2018 Proxy Statement

ADDITIONAL INFORMATION

This proxy statement or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the transactions discussed in this proxy statement. The descriptions of these agreements contained in this proxy statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this proxy statement.

Householding of Annual Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below, and we will send a separate copy to each stockholder.

If the shares are registered in the name of the stockholder, the stockholder should contact us at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, Attn: Investor Relations, telephone number (800) 877-1322 to inform us of their request. If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Stockholder List

A list of stockholders of record will be available for examination at the Company’s corporate headquarters during normal business hours for a period of ten days prior to the Annual Meeting.

ANNUAL REPORT ON FORM 10-K

We are mailing our 2017 Annual Report on Form 10-K to stockholders who elected to receive a printed copy of this proxy statement. Additional copies of our Annual Report on Form 10-K for the year ended December 31, 2017 are available without charge from our Investor Relations Department.

Our SEC filings, including our 2017 Annual Report on Form 10-K, are available online, at no charge, at www.comstockresources.com, Investors, SEC Filings, or through the Securities and Exchange Commission’s website at www.sec.gov.

Roland O. Burns

Secretary

Frisco, Texas

July 13, 2018

COMSTOCK RESOURCES, INC. - 2018 Proxy Statement	65

ANNEX A

Report of Independent Auditors

To the Partners of

Arkoma Drilling, L.P. and Williston Drilling, L.P.

We have audited the accompanying statements of assets acquired and liabilities assumed of the properties to be acquired by Comstock Resources, Inc. (the “Bakken Shale Properties”) as of December 31, 2016 and 2017, the related statements of revenues and direct operating expenses for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of the Bakken Shale Properties as of December 31, 2016 and 2017 and their revenues and direct operating expenses for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis of Presentation

The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1. The presentation is not intended to be a complete financial statement presentation of the properties described above.

/s/ Ernst & Young LLP

Dallas, Texas

May 23, 2018

THE BAKKEN SHALE PROPERTIES

STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

(In thousands)

	As of December 31,
	2016	2017

Assets Acquired:
Oil and Gas Properties, Successful Efforts Method	$323,449	$502,851
Accumulated Depletion, Depreciation and Amortization	(41,259)	(110,371)

Net assets acquired	$282,190	$392,480

Liabilities Assumed:
Reserve for Future Abandonment Costs	$109	$189

Total liabilities assumed	$109	$189

See accompanying Notes to the Financial Statements.

THE BAKKEN SHALE PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(In thousands)

	For the Year Ended December 31,
	2015	2016	2017

Revenues:
Oil sales	$22,713	$83,299	$178,226
Natural gas sales	860	3,710	16,736

Total oil and gas sales	23,573	87,009	194,962

Direct operating expenses:
Production taxes	2,301	8,665	18,382
Lease operating	1,120	9,260	21,500

Total direct operating expenses	3,421	17,925	39,882

Revenues in excess of direct operating expenses	$20,152	$69,084	$155,080

See accompanying Notes to the Financial Statements.

THE BAKKEN SHALE PROPERTIES

NOTES TO THE FINANCIAL STATEMENTS

(1) Basis of Presentation

On May 9, 2018, Arkoma Drilling, L.P. (“Arkoma”) and Williston Drilling, L.P. (“Williston”) entered into a Contribution Agreement (the “Contribution Agreement”) with Comstock Resources, Inc. (the “Company” or “Comstock”) whereby Williston and Arkoma will contribute certain oil and natural gas properties in North Dakota and Montana (the “Bakken Shale Properties”) in exchange for up to 88.6 million newly issued shares of Comstock common stock. Arkoma and Williston are wholly owned by Jerry Jones and his children. The transaction is subject to customary adjustments and has an effective date of April 1, 2018.

The Bakken Shale Properties were not accounted for as a separate subsidiary or division during the periods presented. Accordingly, complete financial statements under U.S. generally accepted accounting principles (“GAAP”) are not available or practicable to obtain for the Bakken Shale Properties. The Statements of Assets Acquired and Liabilities Assumed are not intended to be a complete presentation of all assets and liabilities related to the Bakken Shale Properties. The Statement of Revenues and Direct Operating Expenses is not intended to be a complete presentation of the results of operations of the Bakken Shale Properties and will not be representative of future operations as they do not include general and administrative expenses, effects of derivative transactions, interest income or expense, depreciation, depletion and amortization, provision for income taxes and other income and expense items not directly associated with revenues from crude oil and natural gas. The accompanying Statement of Assets Acquired and Liabilities Assumed and the Statements of Revenues and Direct Operating Expenses are presented in lieu of the full financial statements required under Item 14 of Schedule 14A and Rule 3-05 of Regulation S-X.

(2) Summary of Significant Accounting Policies

Revenue Recognition

Arkoma and Williston recognize oil and gas revenue upon delivery and transfer of title using the sales method for gas imbalances, net of any royalty interests or other profit interests in the produced product. Natural gas sales include sales related to natural gas liquids.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of direct expenses of the Bakken Shale Properties. The direct operating expenses include production taxes and lease operating. Lease operating expenses include lifting costs, well repair expenses, facility maintenance expenses, well workover costs, and other field related expenses. Lease operating expenses also include overhead charged by the operator of the property, and expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and gas production activities.

Use of Estimates in the Preparation of Operating Revenues less Direct Operating Expenses

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of operating revenues and direct operating expenses during the reporting period. Actual amounts could differ from those estimates.

Oil and Gas Properties

Arkoma and Williston follow the successful efforts method of accounting for the Bakken Shale Properties. Costs incurred to develop oil and gas properties are capitalized and amortized on an equivalent units-of-production basis over the life of the remaining related oil and gas reserves.

THE BAKKEN SHALE PROPERTIES

NOTES TO THE FINANCIAL STATEMENTS

Reserve for Future Abandonment Costs

Arkoma and Williston record a liability for future plugging and abandonment costs of its oil and gas properties in the period when the asset obligation is incurred. An amount equal to the estimated future fair value of the obligation is capitalized at its present value, and thereafter the liability is accreted up to the final retirement cost.

Contingencies

Pursuant to the terms of the Contribution Agreement among the Company, Arkoma and Williston, obligations relating to matters arising in connection with ownership of the Bakken Shale Properties prior to April 1, 2018 are retained by Arkoma and Williston. Arkoma and Williston also retain liability for certain matters arising as a result of the ownership or operation of the Bakken Shale Properties and occurring between April 1, 2018 and the closing date of the acquisition of the Bakken Shale Properties, specifically (i) liability for any property damage, personal injury or death; (ii) fines, penalties and other payments of money levied by governmental authorities arising from violations of law; and (iii) damages resulting from the transportation or disposal, or arrangement for transportation or disposal, of hazardous materials by Arkoma and Williston to or at off-site locations.

Arkoma and Williston also retain liability for all litigation existing as of the closing date, to the extent it relates to the period of time prior to April 1, 2018, except to the extent such matters are disclosed to the Company pursuant to the Contribution Agreement.

Costs Incurred

Development costs incurred attributable to the Bakken Shale Properties totaled $144.7 million, $178.1 million, and $179.4 million for each of the three years ended December 31, 2015, 2016 and 2017, respectively.

Subsequent Events

Subsequent events were evaluated through May 23, 2018.

THE BAKKEN SHALE PROPERTIES

SUPPLEMENTARY FINANCIAL INFORMATION

SUPPLEMENTARY OIL AND GAS DISCLOSURES

(Unaudited)

The following tables summarize the net ownership interest in the proved oil and gas reserves and the standardized measure of discounted future net cash flows related to the proved oil, natural gas and natural gas liquids for the Bakken Shale Properties.

Proved reserves were estimated by the Company’s independent petroleum engineers using historical data and other information from the records of Arkoma and Williston.

Numerous uncertainties are inherent in establishing quantities of proved reserves. The following reserve data represents estimates only, and should not be deemed exact. In addition, the standardized measure of discounted future net cash flows should not be construed as the current market value of the Bakken Shale Properties or the cost that would be incurred to obtain equivalent reserves. Actual quantities of oil and natural gas may differ materially from the amounts estimated.

All information set forth herein relating to the proved reserves, including the estimated future net cash flows and present values, from those dates, is taken or derived from the records of Arkoma and Williston of the Bakken Shale Properties. These estimates were based upon a review of historical production data and other geological, economic, ownership, and engineering data provided related to the reserves. No reports on these reserves have been filed with any federal agency. In accordance with the SEC’s guidelines, estimates of proved reserves and the future net revenues from which present values are derived were based on an unweighted twelve month average of the first-day-of-the-month price for the period, and held constant throughout the life of the Bakken Shale Properties. Operating costs, development costs, and certain production-related taxes, which are based on current information and held constant, were deducted in arriving at estimated future net revenues.

The proved reserves of the Bakken Shale Properties, all held within the United States, together with the changes therein are as follows:

	2015		2016		2017
	Oil (MBbls)	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas (MMcf)
Proved Reserves:
Beginning of year	1,811	2,774	9,107	18,002	16,728	41,759
Revisions of previous estimates	(103)	(92)	(57)	(188)	547	974
Extensions and discoveries	7,980	15,651	9,867	27,039	9,296	12,768
Production	(581)	(331)	(2,189)	(3,094)	(3,901)	(6,584)

End of year	9,107	18,002	16,728	41,759	22,670	48,917

Proved Developed Reserves:
Beginning of year	1,811	2,774	9,107	18,002	15,651	39,205

End of year	9,107	18,002	15,651	39,205	20,523	44,926

Proved Undeveloped Reserves:
Beginning of year	—	—	—	—	1,077	2,554

End of year	—	—	1,077	2,554	2,147	3,991

Future cash inflows are computed by applying a twelve month average of the first day of the month commodity price adjusted for location and quality differentials to year-end quantities of proved reserves. Future development costs include future asset retirement costs. Future production costs do not include any general and administrative expenses. A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair value of the Bakken Shale Properties.

THE BAKKEN SHALE PROPERTIES

SUPPLEMENTARY FINANCIAL INFORMATION

SUPPLEMENTARY OIL AND GAS DISCLOSURES

(Unaudited)

The discounted future cash flow estimates do not include the effects of derivative financial instruments. The average oil and natural gas prices, net of differentials, were $47.17, $39.27 and $47.00 per barrel of oil and $2.75, $2.88 and $3.58 per thousand cubic feet of natural gas for the years ended December 31, 2015, 2016 and 2017, respectively.

The following table sets forth the standardized measure of discounted future net cash flows relating to proved reserves at December 31, 2016 and 2017:

	Year Ended December 31,
	2016	2017
	(in thousands)

Future Cash Flows	$776,956	$1,240,435
Future Costs:
Production	(272,694)	(421,079)
Development and Abandonment	(98,827)	(112,063)
Future Income Taxes	—	—

Future Net Cash Flows	405,435	707,293
10% Discount Factor	(177,553)	(330,073)

Standardized Measure of Discounted Future Net Cash Flows	$227,882	$377,220

The following table sets for the changes in the standardized measure of discounted future net cash flows relating to proved reserves for the years ended December 31, 2015, 2016 and 2017:

	2015	2016	2017
	(in thousands)

Standardized Measure, Beginning of Year	$28,890	$140,626	$227,882
Net change in sales price, net of production costs	(18,374)	(94,302)	79,697
Accretion of discount	2,889	14,063	22,788
Changes in future development costs	(11,679)	(975)	16,811
Changes in timing and other	—	(14,969)	(211)
Extensions and discoveries	159,052	252,523	185,333
Sales, net of production costs	(20,152)	(69,084)	(155,080)

Standardized measure, End of Year	$140,626	$227,882	$377,220

THE BAKKEN SHALE PROPERTIES

UNAUDITED INTERIM STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

(In thousands)

As of March 31, 2018
(Unaudited)
Assets Acquired:
Oil and Gas Properties, Successful Efforts Method	$522,035
Accumulated Depletion, Depreciation and Amortization	(125,441)

Net assets acquired	$396,594

Liabilities Assumed:
Reserve for Future Abandonment Costs	$193

Total liabilities assumed	$193

See accompanying Notes to the Unaudited Financial Statements.

THE BAKKEN SHALE PROPERTIES

UNAUDITED INTERIM STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(In thousands)

	Three Months Ended March 31,
	2017	2018
	(Unaudited)
Revenues:
Oil sales	$41,476	$54,282
Natural gas sales	4,206	5,678

Total oil and gas sales	45,682	59,960

Direct operating expenses:
Production taxes	4,296	5,425
Lease operating	3,947	5,572

Total direct operating expenses	8,243	10,997

Revenues in excess of direct operating expenses	$37,439	$48,963

See accompanying Notes to the Unaudited Financial Statements.

THE BAKKEN SHALE PROPERTIES

NOTES TO THE UNAUDITED INTERIM FINANCIAL STATEMENTS

(1)	Basis of Presentation

On May 9, 2018, Arkoma Drilling, L.P. (“Arkoma”) and Williston Drilling, L.P. (“Williston”) entered into a Contribution Agreement (the “Contribution Agreement”) with Comstock Resources, Inc. (“the Company” or “Comstock”) whereby Williston and Arkoma will contribute certain oil and natural gas properties in North Dakota and Montana (the “Bakken Shale Properties”) in exchange for up to 88.6 million newly issued shares of Comstock common stock. Arkoma and Williston are wholly owned by Jerry Jones and his children. The transaction is subject to customary adjustments and has an effective date of April 1, 2018.

The Bakken Shale Properties were not accounted for as a separate subsidiary or division during the periods presented. Accordingly, complete financial statements under U.S. generally accepted accounting principles (“GAAP”) are not available or practicable to obtain for the Bakken Shale Properties. The Statement of Assets Acquired and Liabilities Assumed is not intended to be a complete presentation of all assets and liabilities related to the Bakken Shale Properties. The Statement of Revenues and Direct Operating Expenses is not intended to be a complete presentation of the results of operations of the Bakken Shale Properties and will not be representative of future operations as they do not include general and administrative expenses, effects of derivative transactions, interest income or expense, depreciation, depletion and amortization, provision for income taxes and other income and expense items not directly associated with revenues from crude oil and natural gas. The accompanying Statement of Assets Acquired and Liabilities Assumed and the Statements of Revenues and Direct Operating Expenses are presented in lieu of the full financial statements required under Item 14 of Schedule 14A and Rule 3-05 of Regulation S-X.

In the opinion of management, the accompanying unaudited interim statements include all adjustments considered necessary for a fair presentation. Interim period results are not necessarily indicative of the results of operations for a full year.

(2)	Summary of Significant Accounting Policies

Revenue Recognition

Arkoma and Williston recognize oil and gas revenue upon delivery and transfer of title using the sales method for gas imbalances, net of any royalty interests or other profit interests in the produced product. Natural gas sales include sales related to natural gas liquids.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of direct expenses of the Bakken Shale Properties. The direct operating expenses include production taxes and lease operating. Lease operating expenses include lifting costs, well repair expenses, facility maintenance expenses, well workover costs, and other field related expenses. Lease operating expenses also include overhead charged by the operator of the property, and expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and gas production activities.

Oil and Gas Properties

Arkoma and Williston follow the successful efforts method of accounting for the Bakken Shale Properties. Costs incurred to develop oil and gas properties are capitalized and amortized on an equivalent units-of-production basis over the life of the remaining related oil and gas reserves.

Reserve for Future Abandonment Costs

Arkoma and Williston record a liability for future plugging and abandonment costs of its oil and gas properties in the period when the asset obligation is incurred. An amount equal to the estimated future fair value of the obligation is capitalized at its present value, and thereafter the liability is accreted up to the final retirement cost.

Subsequent Events

Subsequent events were evaluated through May 23, 2018.

ANNEX B

COMSTOCK RESOURCES, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

Following are the unaudited pro forma combined financial statements and accompanying notes as of and for the three months ended March 31, 2018 and for the year ended December 31, 2017, which have been prepared by our management and are derived from, and should be read in conjunction with, (a) our audited consolidated financial statements as of and for the year ended December 31, 2017 included in our Annual Report on Form 10-K; (b) our unaudited consolidated financial statements as of and for the three months ended March 31, 2018 included in our Quarterly Report on Form 10-Q for the period then ended; (c) the audited statements of revenues and direct operating expenses of the Bakken Shale Properties being acquired from Arkoma and Williston for the year ended December 31, 2017 included in Annex A to this proxy statement; and (d) the unaudited statements of assets acquired and liabilities assumed and revenues and direct operating expenses of the Bakken Shale Properties being acquired from Arkoma and Williston as of and for the three months ended March 31, 2018 included in Annex A to this proxy statement.

On May 9, 2018, Comstock entered into a Contribution Agreement with Arkoma and Williston under which Arkoma and Williston (collectively the “Jones Partnerships”) will contribute certain assets (the “Bakken Shale Properties”) to us in exchange for common stock representing a controlling stake in the Company. The Jones Partnerships are wholly owned by Dallas businessman Jerry Jones and his children. The Jones Partnerships will receive an aggregate of up to 88,571,429 newly issued shares of Comstock common stock (the “Jones Issuance”), based on an agreed upon share price of $7.00 per share. Upon completion of the transactions contemplated under the Contribution Agreement (the “Jones Transactions”), the Jones Partnerships will own approximately 84.5% of the Company’s pro forma outstanding common stock. The unaudited pro forma combined financial information presented gives effect to the transactions contemplated in the Contribution Agreement, including the Jones Issuance and the contribution of the Bakken Shale Properties (the “Jones Transactions”). The pro forma statements of operations are not necessarily indicative of Comstock’s operations going forward because the presentation of the operations of the Bakken Shale Properties is limited to only the revenues and direct operating expenses related thereto. Indirect expenses related to administration of the Jones Partnerships have not been determined.

The pro forma adjustments are based upon available information and assumptions that management of Comstock believes are reasonable. These assumptions are subject to change. The pro forma financial statements do not purport to represent the financial position or results of operations of Comstock which would have occurred had the Jones Transactions been consummated on the dates indicated or Comstock’s financial position or results of operations for any future date or period.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

PRO FORMA COMBINED BALANCE SHEET

(Unaudited)

AS OF MARCH 31, 2018

(in thousands)

	Comstock	Bakken Shale Properties	Total Pro Forma Adjustments		As Adjusted

ASSETS

Cash and Cash Equivalents	$50,988	$—	$—		$50,988
Accounts Receivable:
Oil and gas sales	26,142	—	—		26,142
Joint interest operations	10,975	—	—		10,975
Derivative Financial Instruments	2,516	—	—		2,516
Assets Held For Sale	115,260	—	—		115,260
Other Current Assets	2,847	—	—		2,847

Total current assets	208,728	—	—		208,728

Property and Equipment:
Oil and gas properties	2,732,962	522,035	(1,630,264	) (a)	1,624,733
Other	18,920	—	(13,624	) (a)	5,296
Accumulated depreciation depletion and amortization	(2,069,751)	(125,441)	2,069,751	(a)	(125,441)

Net property and equipment	682,131	396,594	425,863		1,504,588
Income Taxes Receivable	19,086	—	—		19,086
Goodwill	—	—	309,746	(a)	309,746
Other Assets	549	—	—		549

	$910,494	$396,594	$735,609		$2,042,697

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$125,596	$—	$—		$125,596
Accrued Expenses	27,090	—	7,000	(d)	34,090
Bank Credit Facility	15,000	—	—		15,000

Total current liabilities	167,686	—	7,000		174,686
Long-term Debt	1,131,394	—	114,163	(a)	1,245,557
Deferred Income Taxes	10,847	—	40,723	(a)
			73,199	(b)	124,769
Reserve for Future Abandonment Costs	10,489	193	—		10,682

Total liabilities	1,320,416	193	235,085		1,555,694
Partner and Stockholders’ Equity (Deficit):
Partner’s Equity – Arkoma and Williston	—	396,401	(396,401	) (c)	—
Common stock	8,079	—	44,286	(c)	52,365
Common stock warrants	1,329	—	—		1,329
Additional paid-in capital	549,795	—	(388,402	) (a)
			352,115	(c)	513,508
Accumulated Deficit	(969,125)	—	969,125	(a)
			(73,199	) (b)
			(7,000)	(d)	(80,199)

Total member / stockholders’ equity (deficit)	(409,922)	396,401	500,524		487,003

	$910,494	$396,594	$735,609		$2,042,697

See accompanying notes to unaudited pro forma

combined financial statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Unaudited)

FOR THE YEAR ENDED DECEMBER 31, 2017

(in thousands)

	Comstock	Bakken Shale Properties	Total Pro Forma Adjustments		As Adjusted
Revenues:
Oil sales	$46,590	$178,226	$—		$224,816
Natural gas sales	208,741	16,736	—		225,477

Total oil and gas sales	255,331	194,962	—		450,293
Operating expenses:
Production taxes	5,373	18,382	—		23,755
Gathering and transportation	17,538	—	—		17,538
Lease operating	37,859	21,500	—		59,359
Depreciation, depletion and amortization	123,557	—	69,123	(e)	192,680
General and administrative	26,137	—	—		26,137
Impairment of oil and gas properties	43,990	—	—		43,990
Loss on sale of oil and gas properties	1,060	—	—		1,060

Total operating expenses	255,514	39,882	69,123		364,519

Operating income (loss)	(183)	155,080	(69,123)		85,774
Other income (expenses):
Gain from derivative financial instruments	16,753	—	—		16,753
Other income	530	—	—		530
Interest expense	(146,449)	—	—		(146,449)

Total other income (expenses)	(129,166)	—	—		(129,166)

Income (loss) before income taxes	(129,349)	155,080	(69,123)		(43,392)
Benefit from (provision for) income taxes	17,944	—	(10,859	) (f)	7,085

Net income (loss)	$(111,405)	$155,080	$(79,982)		$(36,307)

Net loss per share – basic and diluted	$(7.61)				$(0.35)

Weighted average shares outstanding – basic and diluted	14,644		88,571	(g)	103,215

See accompanying notes to unaudited pro forma

combined financial statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2018

(in thousands)

	Comstock	Bakken Shale Properties	Total Pro Forma Adjustments		As Adjusted
Revenues:
Oil sales	$13,050	$54,282	$—		$67,332
Natural gas sales	59,543	5,678	—		65,221

Total oil and gas sales	72,593	59,960	—		132,553
Operating expenses:
Production taxes	1,840	5,425	—		7,265
Gathering and transportation	4,334	—	—		4,334
Lease operating	9,773	5,572	—		15,345
Depreciation, depletion and amortization	27,152	—	15,074	(h)	42,226
General and administrative	6,016	—	—		6,016
Loss on sale of oil and gas properties	28,600	—	—		28,600

Total operating expenses	77,715	10,997	15,074		103,786

Operating income (loss)	(5,122)	48,963	(15,074)		28,767
Other income (expenses):
Gain from derivative financial instruments	2,602	—	—		2,602
Other income	66	—	—		66
Interest expense	(38,850)	—	—		(38,850)

Total other income (expenses)	(36,182)	—	—		(36,182)

Income (loss) before income taxes	(41,304)	48,963	(15,074)		(7,415)
Benefit from (provision for) income taxes	(582)	—	1,766	(i)	1,184

Net income (loss)	$(41,886)	$48,963	$(13,308)		$(6,231)

Net loss per share – basic and diluted	$(2.78)				$(0.06)

Weighted average shares outstanding – basic and diluted	15,084		88,571	(j)	103,655

See accompanying notes to unaudited pro forma

combined financial statements.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) Introduction and Basis of Presentation

On May 9, 2018, Comstock entered into the Contribution Agreement with the Jones Partnerships under which the Jones Partnerships will contribute certain assets to us in exchange for common stock representing a controlling stake in the Company. The assets being contributed include working interests in oil and gas assets in North Dakota and Montana producing from the Bakken shale in the Williston Basin. The effective date of these transactions is April 1, 2018.

The Company assessed the Bakken Shale Properties to determine whether they meet the definition of a business under US generally accepted accounting principles, determining that they do not meet the definition of a business. As a result, the Jones Contribution will not be accounted for as a business combination. The Jones Partnerships are controlled by Jerry Jones and his children (collectively, the “Jones Group”). Upon the issuance of the shares of Comstock common stock, the Jones Group will obtain control over Comstock through their ownership of the Jones Partnerships. Through the Jones Partnerships, the Jones Group will own a majority of the voting common stock as well as the ability to control the composition of the majority of the board of directors of Comstock. As a result of the change of control that occurs upon the issuance of the common stock, the Jones Group will control Comstock and, thereby, will continue to control the Bakken Shale Properties.

Accordingly, the Bakken Shale Properties basis will be recognized by Comstock at the historical basis of the Jones Group. The change in control of Comstock will result in a new basis for Comstock as the company has elected to apply pushdown accounting pursuant to ASC 805, Business Combinations. The new basis will be pushed down to Comstock for financial reporting purposes, resulting in Comstock’s assets, liabilities and equity accounts being recognized at fair value upon closing of the Jones Transactions.

Transaction-related costs (i.e., advisory, legal, accounting, valuation, other professional or consulting fees) and certain transaction related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred and the services received. Costs incurred associated with the issuance of our common stock as the consideration for the acquisition are expected to be immaterial and will be accounted for as a reduction of additional paid in capital.

The closing of the Jones Transactions will cause restricted shares granted to employees and directors to vest and performance share units granted to executive officers to vest at the maximum number of shares granted. These additional shares are not included in the computations of pro forma income (loss) per share.

(2) Unaudited Pro Forma Balance Sheet

In preparing these pro forma financial statements, the fair value of Comstock is being estimated based upon its market capitalization as of July 9, 2018, and the valuation of Comstock’s assets and liabilities are based on management’s preliminary valuation estimates. These valuations will be finalized at closing, and as a result the final fair values may differ, possibly materially, from those being presented in the accompanying unaudited pro forma financial statements. The final value of Comstock will be determined based upon the market price of Comstock common stock on the closing

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

date of the transaction. As a result, the final fair value of Comstock will differ, possibly materially, from the current estimates. A change in the price of Comstock common stock of $1 per share would affect Comstock’s fair value by approximately $15.5 million.

The fair value of Comstock’s assets and liabilities as of March 31, 2018 and resulting goodwill expected to be recorded is estimated as follows:

(In thousands)

Fair Value of Comstock’s common stock	$170,801

Fair Value of Liabilities Assumed —
Current Liabilities	167,686
Long-Term Debt	1,245,557
Deferred Income Taxes	51,570
Reserve for Future Abandonment Costs	10,489

Net Liabilities Assumed	1,475,302

Fair Value of Assets Acquired —
Current Assets	208,728
Oil and Gas Properties	1,102,698
Other Property & Equipment	5,296
Income Taxes Receivable	19,086
Other Assets	549

Total Assets	1,336,357

Goodwill	$309,746

Goodwill recognized is primarily attributable to the excess of the fair value of Comstock’s common stock over the identifiable assets acquired net of liabilities assumed, measured in accordance with generally accepted accounting principles in the United States.

The Bakken Shale Properties are organized as limited partnerships and are treated as flow-through entities for federal and state income tax purposes. As a result, the net taxable income of the Bakken Shale Properties and any related tax credits are passed through to the members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal tax provision has been recorded in the financial statements of the Bakken Shale Properties.

These unaudited pro forma combined financial statements have been prepared in anticipation of a proposed transaction where the Bakken Shale Properties would be contributed to Comstock in exchange for common stock of Comstock. Comstock is a corporation, which is treated as a taxable C corporation and thus is subject to federal and state income taxes. Accordingly, a pro forma income tax provision has been disclosed as if the Bakken Shale Properties was organized as a taxable corporation for the most recent period presented. The Bakken Shale Properties have computed pro forma tax expense using a 24.4% blended corporate level federal and state tax rate. If the Bakken Shale Properties had effected the change in tax status on March 31, 2018, a deferred tax liability of approximately $73.2 million would have been recognized related to the tax basis of its long-lived assets being less than its book basis in those assets.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(3) Pro Forma Adjustments

Adjustments to the unaudited pro forma combined financial statements are as follows:

The accompanying unaudited pro forma balance sheet as of March 31, 2018 reflects the following adjustments:

(a)	To record the adjustment to fair value of the Comstock assets and liabilities based upon the Comstock market capitalization value of $11.05 per share as of July 9, 2018.

(b)	To record the deferred tax liability resulting from the book-tax differences attributable to the Bakken Shale Properties upon their contribution to Comstock.

(c)	To record the issuance of 88,571,429 shares of common stock in exchange for the Bakken Shale Properties pursuant to the terms of the Contribution Agreement.

(d)

To record estimated transaction costs attributable to the Jones Transactions. Such costs are reflected in the pro forma balance sheet only as an increase in accrued expenses and will be expensed as incurred.

The accompanying unaudited pro forma statement of operations for the year ended December 31, 2017 reflects the following adjustments:

(e)	To record depletion, depreciation and amortization expense for the Bakken Shale Properties.

(f)	To record income taxes for the combined operations of Comstock and the Bakken Shale Properties.

(g)	To adjust basic and diluted shares outstanding to give effect to the share issuance pursuant to the Jones Transactions.

The accompanying unaudited pro forma combined statement of operations for the three months ended March 31, 2018 reflects the following adjustments:

(h)	To record depletion, depreciation and amortization expense for the Bakken Shale Properties.

(i)	To record income taxes for the combined operations of Comstock and the Bakken Shale Properties.

(j)	To adjust basic and diluted shares outstanding to give effect to the share issuance pursuant to the Jones Transactions.

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(4) Pro Forma Oil and Natural Gas Information

The following unaudited pro forma oil and natural gas reserve information reflects how the oil and natural gas reserves and the standardized measure information of the combined entities may have appeared had the Jones Transactions closed as of January 1, 2017:

	Year Ended December 31, 2017
	Crude Oil - MBbls			Natural Gas - MMcf
	Comstock	Bakken Shale Properties	Pro Forma Combined	Comstock	Bakken Shale Properties	Pro Forma Combined
Proved Reserves:
Beginning of year	7,277	16,728	24,005	872,468	41,759	914,227
Revisions of previous estimates	1,232	547	1,779	33,721	974	34,695
Extensions and discoveries	1	9,296	9,297	291,881	12,768	304,649
Sale of mineral in place	(7)	—	(7)	(7,593)	—	(7,593)
Production	(951)	(3,901)	(4,852)	(73,521)	(6,584)	(80,105)

End of year	7,552	22,670	30,222	1,116,956	48,917	1,165,873

Proved Developed Reserves:
Beginning of year	7,277	15,651	22,928	321,527	39,205	360,732

End of year	7,552	20,523	28,075	436,114	44,926	481,040

Proved Undeveloped Reserves:
Beginning of year	—	1,077	1,077	550,941	2,554	553,495

End of year	—	2,147	2,147	680,842	3,991	684,833

COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

	Year Ended December 31, 2017
	Comstock	Bakken Shale Properties	Pro Forma Adjustments		Pro Forma Combined

	(in thousands)

Future Cash Flows	$3,588,764	$1,240,435	$—		$4,829,199
Future Costs:
Production	(986,398)	(421,079)	—		(1,407,477)
Development and Abandonment	(672,559)	(112,063)	—		(784,622)
Future Income Taxes	5,239	—	(347,758	)(1)	(342,519)

Future Net Cash Flows	1,935,046	707,293	(347,758)		2,294,581
10% Discount Factor	(1,053,502)	(330,073)	195,375	(1)	(1,188,200)

Standardized Measure of Discounted Future Net Cash Flows	$881,544	$377,220	$(152,383	)(1)	$1,106,381

	Year Ended December 31, 2017
	Comstock	Bakken Shale Properties	Pro Forma Adjustments		Pro Forma Combined

	(in thousands)

Standardized Measure, Beginning of Year	$429,275	$227,882	$—		$657,157
Net change in sales price, net of production costs	326,662	79,697	—		406,359
Development costs incurred during the year which were previously estimated	119,864	—	—		119,864
Revisions of quantity estimates	57,042	—	—		57,042
Accretion of discount	43,130	22,788	—		65,918
Changes in future development and abandonment costs	(62,509)	16,811	—		(45,698)
Changes in timing and other	(15,565)	(211)	—		(15,776)
Extensions and discoveries	167,135	185,333	—		352,468
Sales of minerals in place	(6,027)	—	—		(6,027)
Sales, net of production costs	(194,562)	(155,080)	—		(349,642)
Changes in income taxes	17,099	—	(152,383	)(1)	(135,284)

Standardized measure, End of Year	$881,544	$377,220	$(152,383	)(1)	$1,106,381

(1)

Adjustment for the assumed impact of the Jones Transactions including the adjustment of Comstock’s oil and gas properties to fair value and also the effect of the Section 382 limitation on the future use of Comstock’s federal tax net operating losses.

ANNEX C

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

COMSTOCK RESOURCES, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

The Articles of Incorporation have been amended and restated in their entirety as follows:

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

COMSTOCK RESOURCES, INC.

FIRST: The name of the Corporation is COMSTOCK RESOURCES, INC.

[Amended and Restated Articles of Incorporation are set forth in their entirety on the attached four pages]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional)     Date:             Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After

Revised: 1-5-15

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

COMSTOCK RESOURCES, INC.

FIRST: The name of the corporation is COMSTOCK RESOURCES, INC.

SECOND: The nature of the business, or objects, or purposes proposed to be transacted, promoted or carried on by this corporation are as follows: to engage in any legal activity.

THIRD: That the amount of the total of the authorized capital stock of the corporation is One Hundred Sixty Million (160,000,000) shares, of which One Hundred Fifty-Five Million (155,000,000) shares are Common Stock, Fifty Cents ($.50) par value per share, and Five Million shares (5,000,000) are Preferred Stock, Ten Dollars ($10.00) par value per share. The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote. The Preferred Stock may be issued in one or more series; shares of each series shall be identical in all respects and shall have such voting, dividend, conversion and other rights, and such preferences and privileges, as may be determined by resolution of the Board of Directors of the corporation.

FOURTH: The corporation is to have perpetual existence.

FIFTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SIXTH: The number of directors of the corporation shall be as fixed and may be altered from time to time as may be provided in the Bylaws. In case of any increase in the number of directors, the additional directors may be elected by the directors or by the stockholders at an annual or special meeting, as shall be provided in the Bylaws.

SEVENTH: The directors from time to time may determine whether and to what extent, and at what time and places and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or books or document of the corporation, unless expressly so authorized by statute or by a resolution of the stockholders or the directors.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the capital stock of the corporation which is represented in person or by proxy at such meeting (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders, as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

The directors shall also have power, without the assent or vote of the stockholders, to make and alter Bylaws of the corporation; to fix the times for the declaration and payment of dividends; to fix and vary the amount to be reserved as working capital; to authorize and cause to be executed, mortgages and liens upon all the property of the corporation, or any part thereof, and from time to time to sell, assign, transfer, pledge or otherwise dispose of any or all of its property; to determine the use and disposition of any surplus or net profits over and above the capital stock paid in, and in their discretion, the directors may use and apply any such surplus or accumulated profits in purchasing or acquiring the bonds or other obligations or shares of capital stock of the corporation, to such extent and in such manner and upon such terms as the directors shall deem expedient; but shares of such capital stock so purchased or acquired may be resold unless such shares shall have been retired for the purpose of decreasing the corporation’s capital stock as provided by law.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of the State of Nevada, of this certificate, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been made.

EIGHTH: That to the fullest extent permitted under the laws of the State of Nevada, no director or officer of the corporation shall be liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the provisions of this Article Eighth shall not eliminate or limit the liability of any director for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes.

NINTH: To the fullest extent permitted by Section 78.070(8) of the Nevada Revised Statutes and except as may be otherwise expressly agreed in writing by the corporation and either of the Contributors, the corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to any Contributor or any of such Contributor’s managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the corporation and its subsidiaries), even if the opportunity is one that the corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person or entity shall be liable to the corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the corporation or its subsidiaries. Neither the alteration, amendment, addition to or repeal of this Article Ninth, nor the adoption of any provision of these Articles of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article Ninth, shall eliminate or reduce the effect of this Article Ninth in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Ninth, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

As used herein, the following definitions shall apply:

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

(b)	“Contributors” means Arkoma Drilling, L.P., a Texas limited partnership, and Williston Drilling, L.P., a Texas limited partnership, and each of their respective Affiliates (other than the corporation and its subsidiaries).

TENTH: So long as the Contributors collectively own shares constituting a majority of the voting power of the corporation’s issued and outstanding capital stock, the corporation shall take no action to eliminate, restrict or impair the corporation’s stockholders from taking action by written consent in lieu of meeting pursuant to Nevada law.

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

I,                                                          , a Notary Public, do hereby certify that on this      day of             , 2018 personally appeared before me Roland O. Burns, who declared to me that he is Secretary of the corporation executing the foregoing instrument, and being first duly sworn, acknowledged that he signed the foregoing instrument in the capacity therein set forth and declared that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this      day of             , 2018.

My Commission Expires:	Name:
Notary Public in and for
the State of Texas

ANNEX D

Deutsche Bank
May 9, 2018
Board of Directors
Comstock Resources, Inc.
5300 Town and Country Boulevard, Suite 500
Frisco, Texas 75034
Lady and Gentlemen:
Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Comstock Resources, Inc. (the “Company”) in connection with the Contribution Agreement, dated as of May 9, 2018 (the “Contribution Agreement”), among Arkoma Drilling, L.P. (“Arkoma”), Williston Drilling, L.P. (“Williston,” and together with Arkoma, the “Contributors”), and the Company pursuant to which, among other things, the Contributors will contribute to the Company of all of their right, title and interest in certain oil and gas interests and associated assets described in the Contribution Agreement (the “Assets”) and the Company will assume the Assumed Obligations, as defined in the Contribution Agreement, (collectively, the “Transaction”) for 88,571 ,429 shares of common stock, par value $0.50 per share (the “Company Common Stock”), of the Company (the “Consideration”), subject to certain adjustments as provided for in the Contribution Agreement (as to which adjustments we express no opinion).
You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company pursuant to the Contribution Agreement.
In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Assets and Assumed Obligations, the Company and the Company after giving effect to the Transaction provided by management of the Company and approved for our use by senior management of the Company. We have also held discussions with certain senior officers of the Contributors regarding the businesses and prospects associated with the Assets and Assumed Obligations and with certain senior officers of the Company regarding the businesses and prospects associated with the Assets and Assumed Obligations and the businesses and prospects of the Company (both before and after giving effect to the Transaction). In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial, operating and stock market information for the Company and certain
Chairman of the Supervisory Board : Paul Achleitner.
Management Board: John Cryan (Chairman). M arcus Schenck, Christian Sewing, Kimberly Hammonds, Stuart Lewis. Sylvie Matherat. James von M oltke, Nicolas M oreau. Garth Ritchie, Karl von Rohr, Werner Steinm,ller.
Deutsche Bank Aktiengesellschaft domiciled in Frankfurt am Main;
Local Court of Frankfurt am Main. HRB No 30 000; VAT ID No DE 114103379; www.db.com

Board of Directors
Comstock Resources, Inc.
May 9, 2018

financial and operating information relating to the Assets and Assumed Obligations with, to the extent publicly available, similar information for certain companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent transactions which we deemed relevant, (iv) reviewed the Contribution Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.
We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Assets, the Assumed Obligations or the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or, other than certain reserve reports provided to us by management of the Contributors and the Company, reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Contributors (including the Assets and Assumed Obligations) or the Company or any of its subsidiaries, nor have we evaluated the solvency or fair value of the Contributors, the Company or any of the Company’s subsidiaries (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.
For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Contribution Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.
Chairman of the Supervisory Board : Paul Achleitner.
Management Board: John Cryan (Chairman). M arcus Schenck, Christian Sewing, Kimberly Hammonds, Stuart Lewis. Sylvie Matherat. James von M oltke, Nicolas M oreau. Garth Ritchie, Karl von Rohr, Werner Steinm,ller.
Deutsche Bank Aktiengesellschaft domiciled in Frankfurt am Main;
Local Court of Frankfurt am Main. HRB No 30 000; VAT ID No DE 114103379; www.db.com

Deutsche Bank
Board of Directors
Comstock Resources, Inc.
May 9, 2018

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company pursuant to the Contribution Agreement as of the date hereof. This opinion does not address any other terms of the Transaction, the Contribution Agreement or any other agreement entered into, or to be entered into, in connection with the Transaction. Nor do we express any opinion with respect to the allocation of the Consideration between Arkoma and Williston or among the Assets. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received or paid in connection therewith, to the holders of any class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies, including the refinancing plan announced by the Company on April 2, 2018 (the “Refinancing”). Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Transaction or any other matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction, whether relative to the Consideration or otherwise. This opinion does not in any manner address the prices at which the Company Common Stock or any other securities will trade at any time.
Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which will become payable upon announcement of the Transaction and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group had been advising the Company, and were expected to provide financing to the Company, in connection with the Refinancing. The DB Group may also provide investment and commercial banking services to the Company, the Contributors or their respective affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and its affiliates or affiliates of the Contributors for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.
Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Consideration
Chairman of the Supervisory Board : Paul Achleitner.
Management Board: John Cryan (Chairman). M arcus Schenck, Christian Sewing, Kimberly Hammonds, Stuart Lewis. Sylvie Matherat. James von M oltke, Nicolas M oreau. Garth Ritchie, Karl von Rohr, Werner Steinm,ller.
Deutsche Bank Aktiengesellschaft domiciled in Frankfurt am Main;
Local Court of Frankfurt am Main. HRB No 30 000; VAT ID No DE 114103379; www.db.com

Deutsche Bank
Board of Directors
Comstock Resources, Inc.
May 9, 2018
Page4
to be paid by the Company pursuant to the Contribution Agreement is fair, from a financial point of view, to the Company.
Very truly yours,
DEUTSCHE BANK SECURITIES INC.
Chairman of the Supervisory Board : Paul Achleitner.
Management Board: John Cryan (Chairman). M arcus Schenck, Christian Sewing, Kimberly Hammonds, Stuart Lewis. Sylvie Matherat. James von M oltke, Nicolas M oreau. Garth Ritchie, Karl von Rohr, Werner Steinm,ller.
Deutsche Bank Aktiengesellschaft domiciled in Frankfurt am Main;
Local Court of Frankfurt am Main. HRB No 30 000; VAT ID No DE 114103379; www.db.com

COMSTOCK RESOURCES, INC.

ANNUAL MEETING OF STOCKHOLDERS

August 10, 2018

10:00 a.m.

at the Company Headquarters

Directions to

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 300

Frisco, Texas 75034

COMSTOCK RESOURCES, INC. 5300 TOWN AND COUNTRY BLVD. SUITE 500 FRISCO, TX 75034	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on August 9, 2018. Have your proxy card in hand when you access the website and follow the instructions on the secure website to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the secure website and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE
Call toll free 1-800-690-6903 within the United States, U.S. territories and Canada on a touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on August 9, 2018. Have your proxy card in hand when you call and then follow the instructions provided by the recorded message.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BELOW IN BLUE OR BLACK INK AS FOLLOWS IN THE DESIGNATED

AREAS. PLEASE DO NOT WRITE OUTSIDE THE DESIGNATED AREAS.

E39064-P11137	KEEP THIS PORTION FOR YOUR RECORDS

— — — —  — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THIS PORTION ONLY

COMSTOCK RESOURCES, INC.

The Board of Directors recommends a vote FOR the following Proposals:			For	Against	Abstain
1.	Proposal to approve the issuance of up to 88,571,429 shares of our common stock to Arkoma Drilling, L.P. and Williston Drilling, L.P. in accordance with the Contribution Agreement.		☐	☐	☐

2.	Proposal to adopt the Second Amended and Restated Articles of Incorporation.		☐	☐	☐

3.	ELECTION OF DIRECTORS		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	Nominees: (Terms expire in 2019)		☐	☐	☐

	01)	M. Jay Allison 06) Cecil E. Martin
	02)	Roland O. Burns 07) Frederic D. Sewell
	03)	Elizabeth B. Davis 08) David W. Sledge						For	Against	Abstain
	04)	Morris E. Foster 09) Jim L. Turner
	05)	David K. Lockett				4.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2018.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please indicate if you would like to be contacted regarding consolidating your Registered and brokerage accounts.			☐	☐		THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 4 AND “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 3.
			Yes	No

NOTE: Please sign exactly as your name(s) appear(s) on this Proxy. This section must be completed for your vote to count if you are voting by mail. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

ANNUAL MEETING OF STOCKHOLDERS OF

COMSTOCK RESOURCES, INC.

AUGUST 10, 2018

Your vote is important.

Thank you for voting.

(Complete and mail the Proxy Card only if you do not vote by phone or Internet.)

Proxy Card must be signed and dated on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at

www.comstockresources.com and www.proxyvote.com.

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

E39065-P11137

PROXY COMSTOCK RESOURCES, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS – AUGUST 10, 2018

The undersigned hereby appoints M. Jay Allison and Roland O. Burns, and each of them with full power of substitution, as proxies of the undersigned to act and to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Comstock Resources, Inc., to be held August 10, 2018 at 10:00 a.m. and any adjournment or adjournments thereof, and in their own discretion upon any other matter which may properly come before this meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

Continued and to be marked, signed and dated on reverse side